AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
ON JANUARY      , 2002

PRELIMINARY CONSENT SOLICITATION STATEMENT

FILED ON SCHEDULE 14A

PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Consent Solicitation Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENSTAR INCOME PROGRAM IV-1, L.P.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Units of Limited Partnership Interest.

(2)	Aggregate number of securities to which transaction applies:

39,982

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based on the aggregate cash to be received by the Registrant from the proposed sale of assets, which the Registrant believes will be $9,660,200 multiplied by .000092.

(4)	Proposed maximum aggregate value of transaction:

$9,660,200

(5)	Total fee paid:

$888.74

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

ENSTAR INCOME PROGRAM IV-1, L.P.

C/ O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

January   , 2002

Dear Limited Partner:

      As you know, the cable television systems of Enstar Income Program IV-1, L.P., (also called “Enstar IV-1” or the “Partnership”) are its 50% general partner interest in Enstar IV/ PBD Systems Venture and its 33 1/3% general partner interest in Enstar Cable of Macoupin County (also called, respectively, “Enstar PBD” and “Enstar Macoupin,” and, collectively, the “Joint Ventures”). Enstar Macoupin, which is a joint venture among Enstar IV-1 and two other affiliated Enstar partnerships, owns cable systems located exclusively in Illinois (also called the “Macoupin Systems”), and Enstar PBD, which is a joint venture among Enstar IV-1 and another affiliated Enstar partnership, owns cable systems in Mt. Carmel, Illinois (also called the “Mt. Carmel System”), Poplar Bluff, Missouri (also called the “Poplar Bluff System”) and Dexter, Missouri (also called the “Dexter System”). All of these cable systems are managed by Enstar IV-1’s general partner, Enstar Communications Corporation (also called the “General Partner,” “we” or “us”).

      As a holder of limited partnership units (also referred to as “Units”) of Enstar IV-1, you are being asked to vote upon two proposals pursuant to which Enstar IV-1’s one-third share of the Macoupin Systems and its one-half share of the Mt. Carmel System will be sold to two of our affiliates (also called the “Charter Sales Proposal”), and its one-half share of the Poplar Bluff System will be sold to the City of Poplar Bluff, Missouri (also called the “Poplar Bluff Proposal”). As of September 30, 2001, the Macoupin and Mt. Carmel Systems served approximately 4,100 and 2,300 customers, respectively, and the Poplar Bluff System served approximately 5,900 customers. The Dexter System, which serves approximately 3,900 customers in and around the municipality of Dexter, Missouri, is not included in the proposed sales. We will continue to operate the Dexter System indefinitely for the foreseeable future, and may seek a purchaser for it, from time to time, when we believe that market conditions are favorable. We do not, however, believe such conditions exist presently or are likely to exist in the foreseeable future. Accordingly, we can give no assurance as to when, or if, the Dexter System will ever be sold.

      Enstar IV-1’s proceeds from the proposed sales, net of expenses and a working capital reserve of approximately $1,500,000 for our continued operation of the Dexter System, will be ratably distributed to the holders of Enstar IV-1’s outstanding Units. We estimate that these distributions will total approximately $7,025,000, or approximately $176 per Unit, prior to applicable taxes.

      As more fully described in the enclosed Consent Solicitation Statement, the Charter Sales Proposal has two parts:

•	(a) the sale to Charter Communications Entertainment I, LLC (also called “CCE-1”) of Enstar IV-1’s one-third share of the Macoupin Systems for a sale price of approximately $3,119,900 in cash ($2,258 per customer acquired), and

      (b) the sale to Interlink Communications Partners, LLC (also called “ICP”) of Enstar IV-1’s one-half share of the Mt. Carmel System for a sale price of approximately $2,540,300 in cash ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval of the limited partners of five other, affiliated Enstar partnerships to sell their respective Illinois cable systems;

and

•	the amendment of Enstar IV-1’s partnership agreement to permit the sale of Enstar IV-1’s cable television systems to affiliates of the General Partner, which will legally allow the proposed sale to be consummated.

      As more fully described in the Consent Solicitation Statement, the Poplar Bluff Proposal consists of:

•	the sale to the City of Poplar Bluff, Missouri, of Enstar IV-1’s one-half share of the Poplar Bluff System for a sale price of approximately $4,000,000 in cash ($1,302 per customer acquired), subject to closing sale price adjustments, regulatory approvals, customary closing conditions, and the approval of the limited partners of Enstar Income Program IV-2, L.P., the other general partner (with Enstar IV-1) in Enstar PBD.

The General Partner recommends approval of the Charter Sale Proposal, because:

Favorable Financial Terms

•	The sale price payable by CCE-1 and ICP (which are affiliates of the General Partner) is 25% higher than the next highest of the five other bids received for the Illinois systems.

•	There is no holdback of any portion of the purchase price against potential indemnity claims.

Transaction More Likely to Close

•	There is no financing contingency (in a market where financing has become increasingly difficult to obtain).

•	There is no requirement that governmental franchises be extended or renewed.

Unfavorable Competitive Environment

•	In order to become competitive with the video offerings of direct broadcast satellite services, substantial capital expenditures are required to rebuild 100% of the Partnership’s Illinois systems’ plant.

•	As owners of small rural cable systems, neither Enstar IV-1, Enstar Macoupin nor Enstar PBD has sufficient excess cash flow or access to reasonably priced institutional financing to finance such substantial rebuilds.

We also recommend approval of the Poplar Bluff Proposal because:

Unfavorable Competitive Environment

•	The proposed construction, ownership and operation by the City of Poplar Bluff of a cable television system directly competitive with the Poplar Bluff System will have a materially adverse impact on Enstar PBD’s (and, therefore, Enstar IV-1’s) results of operations and financial condition.

      The Charter Sales Proposal and the Poplar Bluff Proposal are being voted on as separate proposals. Neither is dependent or contingent on the other. Further, the Charter Sales Proposal is a single, unitary proposal, and you will not be able to vote separately on its two parts. The affirmative vote of the holders of at least a majority of the Units is required to, in each case, approve the Charter Sale Proposal and the Poplar Bluff Proposal. Your vote is very important. Enstar Communications recommends that you complete and return the enclosed consent card with votes to “APPROVE” the Charter Sales Proposal and the Poplar Bluff Proposal. Please return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to “DISAPPROVE” each of the Proposals.

      You are urged to read carefully the attached Consent Solicitation Statement in its entirety for a complete description of the Charter Sales, the Partnership Agreement Amendment and the Poplar Bluff Sale. If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar IV-1’s Soliciting Agent, D.F. King & Co., Inc., at (       )      -       .

      You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

Very truly yours,

Enstar Communications Corporation
General Partner

Preliminary Copy

ENSTAR INCOME PROGRAM IV-1, L.P.

C/ O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

NOTICE OF CONSENT SOLICITATION

January      , 2002

To the Limited Partners of Enstar Income Program IV-1, L.P.:

      NOTICE IS HEREBY GIVEN to the holders of the limited partnership Units of Enstar Income Program IV-1, L.P., a Georgia limited partnership (also referred to as “Enstar IV-1” or the “Partnership”), that Enstar Communications Corporation, a Georgia corporation and the general partner of Enstar IV-1 (also referred to as “Enstar Communications”, the “General Partner”, “we” or “us”), is soliciting written consents on behalf of Enstar IV-1 to approve the sale of Enstar IV-1’s cable television systems located in Illinois, and its cable television system located in Poplar Bluff, Missouri.

      Specifically, you are being asked to vote on the Charter Sales Proposal, which has the following two parts:

•	the sale (also referred to as the “Charter Sales”) to:

(a)	Charter Communications Entertainment I, LLC, which is an affiliate of the General Partner, of Enstar IV-1’s one-third share of the cable television systems of Enstar Cable of Macoupin County, (which is a joint venture among Enstar IV-1 and two other affiliated Enstar partnerships that owns cable television systems exclusively in Illinois) for an aggregate sale price of $9,359,677 ($2,258 per customer acquired), of which approximately $3,119,900 in cash will be payable to Enstar IV-1, and

(b)	Interlink Communications Partners, LLC, which also is an affiliate of the General Partner, of Enstar IV-1’s one-half share of the Mt. Carmel, Illinois, cable system owned by Enstar IV/ PBD Systems Venture (also called “Enstar PBD”) (which is a joint venture among Enstar IV-1 and another affiliated Enstar partnership) for an aggregate sale price of $5,080,645 ($2,258 per customer acquired), of which approximately $2,540,300 in cash will be payable to Enstar IV-1, subject, in each case, to closing sale price adjustments, regulatory approvals, customary customary closing conditions and the approval by the limited partners of five other, affiliated Enstar partnerships (which, together with Enstar IV-1, are referred to as the “Selling Partnerships”) to the sale of their respective Illinois cable systems; and

•	the amendment (also called the “Partnership Agreement Amendment”) of Enstar IV-1’s partnership agreement in order to legally permit the sale of Enstar IV-1’s cable television system assets to affiliates of the General Partner.

      You are also being asked to vote on the Poplar Bluff Proposal, which consists of:

•	The sale to the City of Poplar Bluff, Missouri, of Enstar IV-1’s one-half share of Enstar PBD’s Poplar Bluff, Missouri, cable system for an aggregate sale price of $8,000,000 ($1,302 per customer acquired), of which approximately $4,000,000 in cash will be payable to Enstar IV-1, subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval of the limited partners of Enstar Income Program IV-2, L.P., the other general partner (with Enstar IV-1) in Enstar PBD.

      The Charter Sales Proposal and the Poplar Bluff Proposal are more fully described in the attached Consent Solicitation Statement.

      Enstar IV-1 is seeking to obtain approval of the Charter Sales Proposal and the Poplar Bluff Proposal from the Unitholders through the solicitation of written consents. No meeting of the Unitholders will be held. The affirmative vote of the holders of a majority of the Units with respect to the Charter Sales Proposal will bind all of the Unitholders as to that proposal, and the affirmative written vote of the holders of a majority of the Units with respect to the Poplar Bluff Proposal, will bind all of the Unitholders as to that proposal.

      The close of business on [                    ], 2001 is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Charter Sales Proposal and the Poplar Bluff Proposal. Consents of the Unitholders to the proposals will be solicited during the period, also referred to as the “Solicitation Period,” which begins on [date of Solicitation] and will end at 5:00 p.m., New York City time, on [30 days from date of Solicitation], 2002, or, if the Solicitation Period is extended by the General Partner, at 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period.

      The Charter Sales Proposal and the Poplar Bluff Proposal are being voted on as separate proposals. Neither is dependent or contingent on the other. Further, the Charter Sales and the Partnership Agreement Amendment are a single proposal. For this reason, you will not be able to cast separate votes as to either the Charter Sales or the Partnership Agreement Amendment. Please indicate your approval, disapproval or abstention with respect to the Charter Sales Proposal and with respect to the Poplar Bluff Proposal by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., the Soliciting Agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on [30 days from date of solicitation], 2002, or, if the General Partner extends the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of any such extended Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent, D.F. King & Co., Inc. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period or extended Solicitation Period, as the case may be.

      You may also contact the General Partner at its principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

      Your approval is important. Please read the Consent Solicitation Statement and the exhibits thereto carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. at (       )        -           . Your prompt response is appreciated.

ENSTAR COMMUNICATIONS CORPORATION
General Partner

      This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

INTRODUCTION
SUMMARY OF PROPOSED TRANSACTIONS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
WHO CAN HELP ANSWER YOUR QUESTIONS
OWNERSHIP STRUCTURE CHART
SPECIAL FACTORS
General
Background and Reasons for the Proposed Sales
Fairness of the Sales Prices
Viability of the Remaining Dexter, Missouri System
Recommendation of the General Partner
Conflicts of Interest
Related Party Transactions
The Purchase Agreements
The Charter Purchase Agreement
Source of Funds
Closing of the Charter Sales
The Poplar Bluff Purchase Agreement
Closing of the Poplar Bluff Sale
Description of Assets
Use of Proceeds and Cash Distributions
Disadvantages of the Proposed Sales
Consequences of Failure to Approve the Proposals
Amendment of the Partnership Agreement
Federal Income Tax Consequences of the Proposed Sales
No Appraisal Rights
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS
DISTRIBUTIONS TO UNITHOLDERS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
IDENTITY AND BACKGROUND OF CERTAIN PERSONS
Enstar Communications Corporation
Charter Communications, Inc.
The Charter Purchasers
VOTING PROCEDURES
AVAILABLE INFORMATION
EXHIBIT D
LIST OF EXHIBITS AND SCHEDULES

ENSTAR INCOME PROGRAM IV-1, L.P.

i

EXHIBITS

Exhibit A:	Asset Purchase Agreement, dated as of August 29, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/ PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer	A-1
Exhibit B:	Letter Agreement, dated as of September 10, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County, Enstar IV/ PBD Systems Venture, Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, amending the Asset Purchase Agreement dated as of August 29, 2001, by and among the aforesaid parties	B-1
Exhibit C:	Letter Agreement, dated as of November 30, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County, Enstar IV/ PBD Systems Venture, Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, amending the Asset Purchase Agreement dated as of August 29, 2001, by and among the aforesaid parties, and the Letter Agreement dated as of September 10, 2001, by and among the aforesaid parties	C-1
Exhibit D:	Asset Purchase Agreement, dated as of September 4, 2001, by and between Enstar IV/ PBD Systems Venture, as Seller, and City of Poplar Bluff, Missouri, as Buyer	D-1

ii

Preliminary Copy

ENSTAR INCOME PROGRAM IV-1, L.P.

C/ O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

January      , 2002

CONSENT SOLICITATION STATEMENT

INTRODUCTION

      Enstar Communications Corporation, a Georgia corporation (also referred to as “Enstar Communications”, the “General Partner”, “we” or “us”), is the general partner of Enstar Income Program IV-1, L.P., a Georgia limited partnership (also referred to as “Enstar IV-1” or the “Partnership”). Enstar IV-1’s cable television system assets consist of its 33 1/3% general partner interest in Enstar Cable of Macoupin County (also called “Enstar Macoupin”) (a joint venture among Enstar IV-1 and two other affiliated Enstar partnerships), which owns cable television systems exclusively in Illinois (also called the “Macoupin Systems”), and its 50% general partner interest in Enstar IV/ PBD Systems Venture (also called “Enstar PBD”) (a joint venture among Enstar IV-1 and Enstar Income Program IV-2, L.P., an affiliated Enstar partnership that is also called “Enstar IV-2”), which owns cable systems in Mt. Carmel, Illinois (also called “Mt. Carmel System”), Poplar Bluff, Missouri (also called the “Poplar Bluff System”) and Dexter, Missouri (also called the “Dexter System”). Enstar Macoupin and Enstar BPD are also sometimes collectively called the “Joint Ventures,” and the Macoupin Systems and the Mt. Carmel System are also sometimes collectively called the “Illinois Systems.”

      The Illinois Systems use three headends to serve approximately 6,400 customers in the communities of Carlinville, Girard, Auburn and Mt. Carmel, Illinois, as of September 30, 2001. Currently, the Illinois Systems’ cable plant is capable of delivering 300-330 megahertz of bandwidth, which allows for approximately 36-40 analog video channels. None of Enstar IV-1’s Illinois cable plant currently is two-way capable, which is necessary for the provision of high-speed internet, interactive and other advanced services. Upgrading those systems to the 550 to 870 megahertz capacities that are necessary to provide fully operational two-way status and an increased number of channels, is expected to involve significant capital expenditures, which we presently estimate at approximately $3.4 million (in order to upgrade the systems to 550 megahertz) to $4.0 million (in order to upgrade the systems to 870 megahertz).

      The Poplar Bluff System uses one headend in Poplar Bluff, Missouri, to serve approximately 5,900 customers in that community as of September 30, 2001. The Poplar Bluff System is capable of delivering 870 megahertz of bandwidth. The Poplar Bluff System is two-way capable.

      The Dexter System uses one headend in Dexter, Missouri, to serve approximately 3,900 customers in the communities of Dexter and Bloomfield, Missouri, as of September 30, 2001. The Dexter System is capable of delivering 300 megahertz of bandwidth, which allows for approximately 36 analog video channels. The Dexter System is not two-way capable. We anticipate that approximately $2.4 million would be needed to upgrade the Dexter System to 550 megahertz of bandwidth (and two-way capacity), and that approximately $2.8 million would be needed to upgrade that system to 870 megahertz of bandwidth (and two-way capacity).

      We are furnishing this Consent Solicitation Statement to the holders of the limited partnership units of Enstar IV-1 (also referred to as “Units”, and the holders thereof being also referred to as “Unitholders”) for the purpose of soliciting the Unitholders’ consent to (i) the following Charter Sales Proposal, which consists of two parts:

•	(a) the sale (also referred to as the “Charter Sale”) to Charter Communications Entertainment I, LLC (also referred to as “CCE-1”), an affiliate of the General Partner, of Enstar IV-1’s one-third share of the Macoupin Systems for an aggregate sale price of $9,359,677 ($2,258 per customer acquired), of which approximately $3,119,900 in cash will be payable to Enstar IV-1, and

(b) the sale to Interlink Communications Partners, LLC (also referred to as “ICP”), also an affiliate of the General Partner, of Enstar IV-1’s one-half share of the Mt. Carmel System for an aggregate sale price of $5,080,645 ($2,258 per customer acquired), of which approximately $2,540,300 in cash will be payable to Enstar IV-1, subject, in each case, to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval by the limited partners of five other, affiliated Enstar partnerships of the sale of their respective Illinois cable systems; and

•	the amendment (also called the “Partnership Agreement Amendment”) of Enstar IV-1’s partnership agreement (also called the “Partnership Agreement”) (which at this time does not allow the General Partner or its affiliates to purchase Partnership assets) so as to permit the sale of any or all of Enstar IV-1’s cable television systems to affiliates of the General Partner;

and

      (ii) the following Poplar Bluff Proposal, which consists of:

•	the sale (also referred to as the “Poplar Bluff Sale”) to the city of Poplar Bluff, Missouri, of Enstar IV-1’s one-half share of the Poplar Bluff System for an aggregate sale price of $8,000,000 ($1,302 per customer acquired), of which approximately $4,000,000 in cash will be payable to Enstar IV-1, subject to closing sale price adjustments, regulatory approvals, customary closing conditions, and the approval of the limited partners of Enstar IV-2.

      The Dexter System is not included in either the Charter Sales or the Poplar Bluff Sale and will continue to be owned by the Partnership and operated by us indefinitely for the foreseeable future. We may seek potential purchasers for that system from time to time when we believe market conditions are appropriate. However, we do not believe such market conditions exist presently or will exist in the foreseeable future, and we can give no assurance of when, or if, the Dexter System will ever be sold.

      The Charter Sales are part of a larger, single transaction in which Enstar PBD, Enstar Macoupin and four other affiliated Enstar limited partnerships (which together are collectively referred to as the “Selling Partnerships”) would sell all of their assets used in the operation of their respective Illinois cable television systems to CCE-1, ICP and/or another of its affiliates, Rifkin Acquisition Partners, LLC (also referred to, together with CCE-1 and ICP, as the “Charter Purchasers”), for a total cash sale price of $63,000,000. The total sale price has been allocated among the Selling Partnerships based on the number of subscribers served by each of the Selling Partnerships’ respective Illinois cable systems as of June 30, 2001. Each Selling Partnership will receive the same value per subscriber. The Charter Purchasers are each indirect subsidiaries of the General Partner’s ultimate parent company, Charter Communications, Inc., and, therefore, are affiliates of Enstar IV-1 and each of the Selling Partnerships.

      Consummation of the Charter Sales is subject to, among other things:

•	all of the Selling Partnerships obtaining the approval of their general and limited partners to sell their respective Illinois cable assets;

•	the consent of the grantors of the franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois cable systems to the transfer of those franchises to the applicable Charter Purchaser; and

•	the Selling Partnerships obtaining certain other regulatory approvals. The failure of any of the Selling Partnerships to obtain the necessary approvals of its limited (or, as the case may be, general) partners will effectively block all of the proposed sales to the Charter Purchasers.

      The close of business on [                         ], 2001, is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Charter Sales Proposal and to the Poplar Bluff Proposal. On September 30, 2001, there were 39,982 outstanding Units of Enstar IV-1 entitled to vote on these proposals, which were held by 1,278 Unitholders. Unitholders will be notified as soon as practicable as to the results of this solicitation.

      The Soliciting Agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to all of the Selling Partnerships for an aggregate base fee of $20,000 (of which approximately $3,300 is allocable to Enstar IV-1), plus additional fees and reimbursement of expenses, estimated at approximately $60,000 in the aggregate (of which approximately $12,300 is expected to be incurred with respect to Enstar IV-1). In addition, directors, officers and certain employees of Charter Communications, Inc. and its subsidiary, Charter Communications Holding Company, which directly owns 96.8% of the capital stock of Enstar Communications (and indirectly owns all of the outstanding equity of each of the Purchasers), may solicit consents in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive compensation for such services.

      The Poplar Bluff Proposal and the Charter Sales Proposal are being voted on as separate proposals. Neither is dependent or contingent on the other. Further, the Charter Sales Proposal is a single proposal on which you are being asked to vote. If you vote to “APPROVE” the Charter Sales Proposal, you are voting to approve each of the Charter Sales Proposal’s two parts. The vote of the holders of a majority of the Units outstanding on the Record Date to approve the Charter Sales Proposal will bind all of the Unitholders as to that proposal, and the vote of the holders of a majority of the Units outstanding on the Record Date to approve the Poplar Bluff Proposal will bind all of the Unitholders as to that proposal.

      Neither the Partnership Agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-1 is governed, provides rights of appraisal or other similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving either or both the Charter Sales Proposal and the Poplar Bluff Proposal. For more information, please see Special Factors — No Appraisal Rights, on page                .

      For the reasons set forth in the sections of this Consent Solicitation Statement under the headings Special Factors — Reasons for the Proposed Sales (on page      ), — Fairness of the Sales Prices (on page      ) and — Recommendation of the General Partner (on pages           ), the General Partner believes that the Charter Sales Proposal and the Poplar Bluff Proposal are in the best interests of Enstar IV-1 and the Unitholders, and we recommend that you vote to “APPROVE” the Charter Sales Proposal and the Poplar Bluff Proposal. For more information, please see Special Factors — Recommendation of the General Partner, on page      .

      Please read this Consent Solicitation Statement and the exhibits hereto carefully. You can find additional information about Enstar IV-1 in its Annual Report on Form 10-K for the year ended December 31, 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001, and its other reports filed with the Securities and Exchange Commission. You can obtain these reports from the General Partner at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.

      This Consent Solicitation Statement and the accompanying consent card are first being mailed to the limited partners on or about January   , 2002.

THE DATE OF THIS CONSENT SOLICITATION IS JANUARY             , 2002.

SUMMARY OF PROPOSED TRANSACTIONS

      The following summary highlights very important information contained elsewhere in this Consent Solicitation Statement, but does not contain all of the information in this Consent Statement that is important to your voting decisions. You should carefully read this entire document, including the exhibits, before you decide how to vote.

•	Background. Since 1999 we have been seeking purchasers for all of the cable television systems of the Selling Partnerships, as well as eight other, affiliated limited partnership cable operators of which we also are the general partner. This effort has been undertaken primarily because, based on our experience in the cable television industry, we concluded that generally applicable market conditions and competitive factors were making (and would increasingly make) it extremely difficult for smaller operators of rural cable systems (such as Enstar IV-1 and the other affiliated Enstar partnerships) to effectively compete and be financially successful.

•	Reasons for Selling the Illinois Systems and the Poplar Bluff System: We believe that it is in the best interests of the Unitholders for all of Enstar IV-1’s Illinois cable systems and its Poplar Bluff System to be sold at this time.

Competitive Factors: In order for Enstar IV-1 to offer services comparable to those offered by its primary competitors — direct broadcast satellite (“DBS”) operators and digital subscriber line (“DSL”) providers — and thereby retain and attract subscribers, further technological upgrades, at substantial cost, are necessary. DBS operators offer many more channels than does Enstar IV-1’s systems, and telephone companies offer competitive, DSL high-speed internet access (a two-way service). Over the past four years the Partnership has steadily lost subscribers, primarily to DBS, resulting in a 8.0% reduction in the Partnership’s customer base from December 31, 1997 to September 30, 2001 and a decline in Partnership revenues, operating income and net income over that period.

Further, the City of Poplar Bluff, Missouri, has begun to construct a municipal cable television system that it will own and operate, and that will serve the City of Poplar Bluff and surrounding communities. This municipal system will serve the same area and customer base as the Poplar Bluff System. We believe that the Poplar Bluff System would be unable to effectively compete with such a municipal system.

High Cost of Upgrades: We believe that the electronics and additional equipment to enable Enstar IV-1’s Illinois Systems to operate on a two-way basis with improved technical capacity would cost approximately $3.4 million to $4.0 million. Based on our projections, the Partnership’s cash reserves and cash flows from operations would not be sufficient to finance such expenditures, even taking into account incremental revenues from enhanced services that the systems could offer as a result and any corresponding increase in rates and/or subscribers. Given the Illinois Systems’ rural locations, we believe that subscriber growth potential is limited, even if additional services were offered. In light of this, and the fact that, as a small cable system operator, Enstar IV-1 does not benefit from economies of scale and the ability to combine and integrate systems that large cable operators have, we project that if the Partnership made these upgrades we believe are necessary, it would not recoup the costs or regain its ability to operate profitably within the remaining term of its franchises. Therefore, we do not believe that making such substantial upgrades would be economically prudent. Instead, given the sale price offered by CCE-1 and ICP, and the distributions expected to result from the Charter Sales and the Poplar Bluff Sale, we believe that selling the Partnership’s shares of the Illinois Systems at this time is in the Unitholders’ best interests.

•	Reasons for Selling the Illinois Systems to CCE-1 and ICP:

Favorable Financial Terms Compared to Other Bids: The total sale price offered by the Charter Purchasers for the Selling Partnerships’ Illinois cable systems (and, hence, the price offered by CCE-1 and ICP for Enstar IV-1’s Illinois Systems) is approximately 25% higher than the second highest offer received for these systems. These offers ranged from a low of $32 million to the Charter Purchasers’ high bid of $63 million. The second-highest bid was $50.4 million. In addition, there is no requirement for a sale price holdback for potential indemnity claims. In our view, the other terms of the Charter Purchasers’ offer are equally or more favorable to the Unitholders, overall, than those of any other offer for these systems.

Limited Representations and Warranties of Partnership: The Charter Purchasers have not required that the Partnership make extensive representations and warranties about itself and its Illinois Systems. We believe this to be highly favorable to the Partnership.

Greater Likelihood of Closing the Charter Sales: The Charter Sales do not include a purchaser financing contingency. This is a significant benefit to Enstar IV-1, because recent market conditions have resulted in acquisition financing becoming increasingly difficult to obtain. In addition, the Charter Sales do not require that governmental franchises be extended or renewed. As a result, the Purchasers do not have a right of termination if a franchise authority were to impose significant rebuild conditions or other requirements frequently imposed as a condition to extension or renewal. Last, the closing is not conditioned on the results of the Charter Purchasers’ due diligence.

Proceeds of the Charter Sales and the Poplar Bluff Sale Would Facilitate the Continued Operation of the Dexter System: By completing the proposed sales and the anticipated set aside of approximately $1,500,000 of the sale proceeds for the Dexter System’s working capital requirements, we expect that the Partnership will be able to continue operating the Dexter System.

•	The Charter Sales: The Charter Sales are part of a larger, combined sale in which Enstar PBD, Enstar Macoupin and the other four Selling Partnerships will each sell its respective Illinois cable systems to one or more of the Charter Purchasers. For more information, please see Special Factors — The Charter Purchase Agreement, on page .

•	Amendment of the Partnership Agreement: Enstar IV-1’s partnership agreement presently prohibits the General Partner and any of its affiliates from purchasing any material business assets, including cable systems and franchises, from Enstar IV-1. For this reason, the Partnership Agreement must be amended in order for the Charter Sales to occur. For more information, please see Special Factors — Amendment of the Partnership Agreement, on page .

•	The Sale Prices: CCE-1 will pay a sale price of approximately $3,119,900, in cash, for Enstar IV-1’s one-third share of the Macoupin Systems, and ICP will pay a sale price of approximately $2,540,300 for Enstar IV-1’s one-half share of the Mt. Carmel System, for a total of approximately $5,660,200. This is Enstar IV-1’s allocable portion of the total sale price of $63,000,000, in cash, being paid by the Charter Purchasers for the Selling Partnerships’ Illinois cable systems. The total price has been allocated among the Selling Partnerships based on the respective number of subscribers served by the Illinois cable systems of each Selling Partnership as of June 30, 2001, when Enstar IV-1 reported serving approximately 6,400 Illinois customers out of the total of approximately 27,900 Illinois customers served by all of the Selling Partnerships. Of the six bids received for Enstar IV-1’s share of the Illinois Systems, CCE-1’s and ICP’s exceeded the next highest bid by approximately 25%.

The City of Poplar Bluff will pay a sale price of approximately $4,000,000, in cash, for Enstar IV-1’s one-half share of the Poplar Bluff System.

•	Sale Price Adjustments: In each of the Charter Sales and the Poplar Bluff Sale, the sale price payable to the seller is subject to closing adjustments which include customary allocations of liabilities and, in the case of the Charter Sales, is also subject to customary working capital closing adjustments. In addition, in the case of the Charter Sales, each Selling Partnership was assigned a prescribed target number of subscribers at closing, and any shortfall in the target number of subscribers served by a Selling Partnership’s Illinois cable system at closing will result in that Selling Partnership’s allocable portion of the total sale price being reduced by $2,258 per shortfall subscriber. For Enstar IV-1, the target number of Illinois subscribers is 6,400. For more information, please see Special Factors — The Charter Purchase Agreement, on page ; and — The Poplar Bluff Purchase Agreement, on page .

•	Distributions of Sale Proceeds: After setting aside a $1,500,000 reserve to fund the Dexter System’s working capital needs, and paying or providing for the payment of the expenses of the Charter Sales and the Poplar Bluff Sale, the General Partner will make one or more distributions of Enstar IV-1’s allocable share of the remaining net sale proceeds, in accordance with the Enstar IV-1 partnership agreement. We currently estimate that distributions to the Enstar IV-1 Unitholders of such net proceeds will total approximately $176 per Unit, after estimated closing adjustments and expenses, and subject to applicable withholding taxes. As the holder of a 1% interest in Enstar IV-1, the General Partner will receive a distribution of approximately $70,955.

We presently expect the Charter Sales and the Poplar Bluff Sale to close in the first quarter of 2002 and anticipate making initial distributions approximately 60 days after their consummation. We also expect that after required closing adjustments are completed (which we expect to occur approximately 6 months after the consummation of the sales), final distributions would be made of any remaining sale proceeds. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on page      .

•	Closing Conditions: The closing of the Charter Sales are subject to several conditions, which include:

•	approval by the Enstar IV-1 Unitholders;

•	approval by the limited partners and general partners of each other Selling Partnership to the sale of its respective Illinois cable systems;

•	the consent of the grantors of the franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois cable systems to the transfer of those franchises to (or the applicable Charter Purchaser);

•	the Selling Partnerships obtaining certain other federal regulatory approvals; and

        • other closing conditions that are customary in the industry.

Because the closing of the Charter Sales are contingent on obtaining the consents of the holders of a majority of Enstar IV-1’s outstanding Units and the consents of a majority in interest of each of the other Selling Partnerships (or its general partners, as the case may be), the failure of any Selling Partnership to obtain the requisite consents will effectively block all the sales. For more information, please see Special Factors — Closing of the Charter Sale, on page      .

The closing of the Poplar Bluff Sale is subject to similar conditions, except for franchisor approvals and consents. Further, the closing of the Poplar Bluff Sale is contingent on the obtaining of the approvals of a majority in interest of the limited partners of each of Enstar PBD’s two general partners, i.e., Enstar IV-1 and Enstar IV-2. Accordingly, the failure of the limited partners of either Enstar IV-1 or Enstar IV-2 to approve the Poplar Bluff Sale will prevent that sale, entirely.

•	Fairness of the Sales Prices: The total sale price offered by the Charter Purchasers for the Selling Partnerships’ Illinois cable systems (and, hence, the price offered for Enstar IV-1’s share of the Illinois Systems) is approximately 25% higher than the second highest offer received for these systems, and in our view the other terms of such offer are equally or more favorable to the Unitholders, overall, than those of any other offer for these systems. In the case of the Poplar Bluff System, the only offer received was from the City of Poplar Bluff for a total sale price for the Poplar Bluff System of $8,000,000 (or $1,302 per subscriber acquired). In light of this and the highly adverse competition that, in our view, the Poplar Bluff System will face from the municipal cable system being built by the City of Poplar Bluff, we believe the price offered for the Poplar Bluff System is the best price presently available.

The Charter Purchasers’ and the City of Poplar Bluff’s offers were obtained through a broadly-based solicitation process, in which an experienced cable television industry broker marketed the Selling Partnerships’ cable systems on a combined basis to virtually every prospective purchaser. Both the General Partner and the broker are of the view that the combined marketing of Enstar IV-1’s share of the Illinois Systems and the other Selling Partnerships’ Illinois cable systems (for an aggregate of approximately 27,900 customers) generated a higher sale price than could have been obtained for the small cluster of Illinois customers served by Enstar IV-1, alone.

The process was also confidential: neither the broker, the Charter Purchasers, the City of Poplar Bluff, nor any other bidder knew the prices or other terms of the other bidders’ offers, and the General Partner did not know the contents of any non-Charter Purchaser bid, until all the bids were received and the deadline for the submission of bids had passed. We believe that this process acted as a comprehensive “market check” that enabled us to objectively determine the range of present market values for the systems and obtain what we believe to be the highest price currently available in the market.

Based on the foregoing, we have concluded that approval of the Charter Sales Proposal and the approval of the Poplar Bluff Proposal are financially fair and in the best interests of Enstar IV-1 and the Unitholders. For more information, please see Special Factors — Background and Reasons for the Proposed Sales, on page      , — Fairness of the Sale Prices, on page                , and — Recommendation of the General Partner, on page      .

•	Required Vote: In order to be adopted, the Charter Sales Proposal and the Poplar Bluff Proposal, as the case may be, must be approved by the holders of at least a majority of the Units outstanding on the Record Date. By approving the Charter Sales Proposal you will be approving the Charter Sale and the Partnership Agreement Amendment. Further, the Charter Sales Proposal and the Poplar Bluff Proposal are independent proposals that will be voted on separately. For more information, please see Voting Procedures, on page .

•	Voting Procedures: Please see Voting Procedures on page for instructions on how and when to return your consent card, voting deadlines, and changing your vote.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	Why are the sales of Enstar IV-1’s shares of the Illinois Systems and of the Poplar Bluff System being proposed?

A:	We believe that now is the appropriate time, and it is in the best interests of the Unitholders, to sell the Partnership’s shares of the Illinois and Poplar Bluff Systems because:

•	the Illinois Systems continue to face significant competition from DBS operators, which has resulted in a steady loss of subscribers and declining revenues and operating income over the past four years;

•	upgrading the Illinois Systems in order to offer services comparable to those offered by competing DBS operators would cost Enstar IV-1 approximately $3.4 million (to upgrade those systems to 550 megahertz of bandwidth) to $4.0 million (to upgrade those systems to 870 megahertz);

•	we believe that the Partnership’s potential revenues and operating income, given Enstar IV-1’s small subscriber base and geographic location, cannot viably support expenditures of that magnitude;

•	we believe that if the Illinois Systems are not upgraded so as to be competitive with DBS operators, they will continue to lose subscribers and revenues and operating income will continue to decline, as will their market value; and

•	we believe that the Poplar Bluff System will not be able to successfully compete with the directly competitive municipal cable system that the City of Poplar Bluff is constructing and will own and operate. For more information, please see Special Factors — Background and Reasons for the Proposed Sales, on page .

Q:	Why is Enstar Communications proposing to sell Enstar IV-1’s share of the Illinois Systems to affiliates?

A: •	Of the six bids received for the Selling Partnership’s Illinois cable systems, the total $63,000,000 sale price offered by the Charter Purchasers (and the portion thereof allocable to Enstar IV-1) is approximately 25% greater than the next highest bid, which was $50.4 million. The lowest bid was $32 million.

•	The Charter Purchasers’ offer is not contingent on their obtaining financing.

•	The minimum number of basic subscribers required by the Charter Purchasers to be served by the Illinois Systems at closing in order to avoid any downward adjustment of the sale price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the other bidders.

•	The Charter Purchasers are not requiring that any of Enstar IV-1’s or the other Selling Partnerships’ franchises be extended or renewed as a condition to closing.

•	The Charter Purchasers are not requiring that Enstar PBD or Enstar Macoupin make extensive representations and warranties about themselves and the Illinois Systems.

Q:	Why must the Partnership Agreement be amended?

A:	The Partnership Agreement provides that neither the General Partner nor any of its affiliates may purchase material business assets from Enstar IV-1. Since CCE-1 and ICP, the proposed purchasers of Enstar IV-1’s share of the Illinois Systems, is an indirect subsidiary of the General Partner’s ultimate parent company, and, therefore, is an affiliate of the General Partner, the Partnership Agreement must be amended to permit CCE-1 and ICP to purchase Enstar IV-1’s Illinois cable system assets. This prohibition of sales to the General Partner or its affiliates was intended to avoid certain conflicts of interest. We believe, however, that because the offers (including the Charter Purchasers’) for the Selling Partnerships’ Illinois cable systems resulted from a broadly-based solicitation process that was conducted by an independent third party and that was designed to prevent the Charter Purchasers from directly or (through the General Partner) indirectly knowing the price and terms offered by any other bidder, the

Charter Purchasers’ offer is free of the most significant potential conflicts of interest, such as collusive pricing. In light of this, and because the price offered by the Charter Purchasers exceeds the next highest bid for the same cable systems by approximately 25%, we have concluded that failure to amend the Partnership Agreement would deprive the Unitholders of the opportunity to obtain what we believe to be the highest price now available for Enstar IV-1’s share of the Illinois Systems, without receiving a compensating benefit.

Q:	How did Enstar Communications determine that the sale prices are fair?

A:	The process through which bids were solicited for Enstar IV-1’s share of the Illinois Systems and its share of the Poplar Bluff System constituted a comprehensive “market check,” and, therefore, the bids received should represent the range of presently available market valuations for those systems. We believe that, as the highest of the bids for the Selling Partnerships’ Illinois cable systems, the price offered by the Charter Purchasers represents the best price presently available for them, and that in light of the fact that only one bid — from the City of Poplar Bluff — was received for the Poplar Bluff System, and since in our view the Poplar Bluff System will not be able to successfully compete with the municipal system that the City of Poplar Bluff is building, the price offered by the City of Poplar Bluff is the best price presently available for that system. A “market check” is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price then obtainable from a willing purchaser.

In 1999 Enstar Communications engaged an experienced business broker with expertise in the cable and telecommunications industry, to market Enstar IV-1’s cable television systems and the systems of 13 other affiliated Enstar general and limited partnerships to third parties. Over a period of nine months, the broker contacted 48 prospective Charter Purchasers and sent evaluation materials to 19 of them. Bids were received from five of such parties and, following arm’s-length negotiations, Enstar IV-1, together with eight other affiliated general and limited partnerships, entered into a purchase agreement with an affiliate of Gans Multimedia Partnership, pursuant to which Enstar IV-1 would have received approximately $4,699,000 for its share of the Illinois Systems it is presently proposing to sell to the Charter Purchasers and approximately $2,761,000 for its share of the Poplar Bluff System. Several months later, in April 2001, the Gans purchase agreement was terminated by mutual agreement of the parties, due in part to Gans’ inability to secure adequate financing. Beginning in late April 2001, the broker commenced a re-marketing effort, in which it contacted approximately 50 prospective purchasers for Enstar IV-1’s and the other Selling Partnerships’ cable systems and sent written evaluation materials to approximately 25 of them. Six bids were received for the Selling Partnerships’ Illinois cable systems, and after evaluating them, we determined that among the bidders the Charter Purchasers (who had submitted a consolidated bid) offered the most favorable price and other terms for the Illinois Systems. The total sale price of $63,000,000, in cash, offered by the Charter Purchasers (and the approximately $5,660,200 portion thereof payable to Enstar IV-1) is approximately 25% higher than the second highest price offered. Only one bid, from the City of Poplar Bluff, for a total cash amount of $8,000,000 (of which $4,000,000 is payable to Enstar IV-1) was received in respect of the Poplar Bluff System.

Q:	Why are we selling Enstar IV-1’s share of the Illinois Systems as part of a larger, combined sale?

A:	Based on our experience in the cable industry, we believe that by selling Enstar IV-1’s share of the Illinois Systems as part of a larger transaction with the Selling Partnerships, and as part of a larger geographic “cluster” of systems located in Illinois, we were able to obtain a better price for the Illinois Systems, yielding greater net proceeds available for distribution and for capital investments, than if the systems had been sold separately. For more information, please see Special Factors — Background and Reasons for the Proposed Sales, on page , — Fairness of the Sale Prices, on page , — Recommendation of the General Partner, on page , and — Related Party Transactions, on page .

Q:	Why is it better to sell the Illinois Systems and Poplar Bluff System now (and continue to operate the Dexter, Missouri, system) than it is to wait until the Dexter System can also be sold?

A:	We have determined that it is more beneficial to the Unitholders to sell the Illinois Systems and the Poplar Bluff System at this time, because:

•	The Partnership’s Illinois and Missouri systems are not geographically contiguous and are operated independently of each other. Therefore, the Partnership obtains minimal, if any, economies of scale by operating each of those cable systems. For this reason, the market value of the Dexter System to future purchasers is not expected to be affected by the Partnership’s sale of its shares of the Illinois and Poplar Bluff Systems.

•	In light of the above and the fact that on a stand-alone basis the Dexter System continues to have positive earnings before interest, income taxes, depreciation and amortization (also referred to as EBITDA), we believe that with an approximately $1,500,000 working capital reserve, established with a portion of the proceeds of the Charter and Poplar Bluff Sales, the Dexter System can continue to be operated without a loss to the Unitholders.

•	Despite a bid solicitation process in which approximately 50 potential purchasers were contacted and evaluation materials were sent to approximately 25 parties, no bids were received for the Dexter System. Consequently, we do not believe that the Dexter System presently is salable, and do not intend to make further attempts to identify a purchaser for the Dexter System at this time or in the foreseeable future.

•	In light of the wide scope of the bid solicitation process, and the number of bids actually received for the Illinois Systems, the 25% sale price premium offered for the Illinois Systems by the Charter Purchasers, the fact that the City of Poplar Bluff submitted the only bid for the Poplar Bluff System, and our belief that the Poplar Bluff System will not be able to compete successfully with the municipal system being built by the City of Poplar Bluff, we believe that the sale prices offered by CCE-1 and ICP for the Illinois Systems and by the City of Poplar Bluff for the Poplar Bluff System represent the best prices for those systems that are likely to be obtained at this time.

Q:	What will I receive as a result of the Charter and Poplar Bluff Sales?

A:	You will receive one or more distributions of Enstar IV-1’s allocable share of the net sale proceeds, which are presently estimated to total approximately $176 per Unit, after estimated closing adjustments and expenses and working capital reserves, and subject to applicable withholding taxes. The Units were initially issued at a price of $250 per Unit and, since such initial issuance, Enstar IV-1 has made aggregate cash distributions to the Unitholders of $178 per Unit. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on page .

Q:	What benefits will Enstar Communications, the General Partner, receive if the Charter and Poplar Bluff Sales are completed?

A:	If the Charter Sales and the Poplar Bluff Sale are completed Enstar Communications will receive distributions of Enstar IV-1’s allocable share of the net proceeds thereof, which presently are estimated to total approximately $70,955 (a 1% interest in the total amount distributed). Enstar Communications will also indirectly benefit from the sale of the Partnership’s share of the Illinois Systems to CCE-1 and ICP, since the systems’ ultimate owner will be Charter Communications, Inc., which is also Enstar Communications’ ultimate parent company. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on page , and — Conflicts of Interest, on page .

Q:	Since it is affiliated with the Charter Purchasers, what conflicts of interest does Enstar Communications have in recommending approval of the Charter Sales Proposal?

A:	Although the bid solicitation process was designed to prevent the Charter Purchasers from directly or indirectly knowing the price and other terms offered by any other bidder for the Selling Partnerships’ Illinois cable systems, and although we do not believe it to be the case, it is possible that, given their affiliate relationship with the General Partner, the Charter Purchasers used information not generally known to the public in formulating their bid. It is, therefore, possible (but, in our view, unlikely), that the Charter Purchasers’ offered price for the Illinois Systems is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the Illinois Systems, because the systems’ ultimate owner will be Charter Communications, Inc., the General Partner’s ultimate parent company. Last, voluntarily deferred management fees (which had been accrued and unpaid for the previous four fiscal quarters, and which were $356,200 as of September 30, 2001) will be paid to the General Partner upon completion of the Charter and Poplar Bluff Sales. For more information, please see Special Factors — Conflicts of Interest, on page .

Q:	What are the disadvantages of completing the Charter and Poplar Bluff Sales?

A:	The primary disadvantage is that Enstar IV-1 will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income and possibly increase the sale price of its cable television systems in the future. This risk exists regardless of whether Enstar IV-1’s shares of the Illinois and Poplar Bluff Systems are sold to the presently contemplated purchasers, or to other parties. For more information, please see Special Factors — Disadvantages of the Proposed Sales, on page .

Q:	What are the consequences to the Unitholders if the Charter Sales and the Poplar Bluff Sale are not consummated?

A:	If the Charter Sales and the Poplar Bluff Sale are not completed, Enstar IV-1 will continue to operate all its cable television systems for an indefinite period of time. No assurance can be given that Enstar IV-1 will ever be in a position to make distributions to the Unitholders. Further, if the Charter and Poplar Bluff Sales are not approved, we believe the Illinois Systems will continue to face significant competition from DBS operators, and will lose subscribers at an accelerated rate as DBS becomes less expensive to the consumer, and that the Poplar Bluff System will be materially and adversely affected by competition from the City of Poplar Bluff’s municipal system. In our view, unless the Partnership were to make substantial investments, at a cost of approximately $3.4 million to $4.0 million, to upgrade its Illinois cable plant in order to deploy broadband technology, the Illinois Systems will not be able to offer the quality and quantity of services that will be needed for Enstar IV-1 to compete in its market. Last, there is no assurance that a future sale of the Illinois Systems or the Poplar Bluff System would be on terms equal to or more favorable than those offered by CCE-1 and ICP (especially if Enstar IV-1’s share of the Illinois Systems were sold individually and not as part of a larger, “package” transaction), or those offered by the City of Poplar Bluff. For more information, please see Special Factors — Consequences of Failure to Approve the Proposals, on page .

Q:	What will my total distributions be if the Charter Sales Proposal and the Poplar Bluff Proposal are approved? If they are not approved?

A:	From its inception until the date hereof, Enstar IV-1 has paid a total of approximately $7,108,000 (or $178 per Unit) in distributions to its Unitholders. If the Charter Sales and the Poplar Bluff Sale are consummated, you will receive one or more distributions estimated to total approximately $176 per Unit, after estimated closing adjustments and expenses and working capital reserves, and subject to applicable withholding taxes.

If the Charter Sales and the Poplar Bluff Sale are not consummated, the Partnership will re-examine its ability to pay distributions on a quarter-by-quarter basis. There is no assurance that future distributions will be made, or if made, when. For more information, please see Special Factors — Consequences of Failure to Approve the Proposals, on page   .

Q:	When do you expect the Charter Sales and the Poplar Bluff Sale to be completed?

A:	We are working towards completing the Charter Sales and the Poplar Bluff Sale as quickly as possible. In addition to the approval of Enstar IV-1’s Unitholders and the approvals required by the Selling Partnerships with respect to the Illinois Systems, we must also obtain the approval of the limited partners of Enstar IV-2 to the sale of Enstar IV-2’s share of the Poplar Bluff System as well as certain regulatory and other third-party approvals for the Sales. Although we cannot predict exactly when such approvals will be received, we hope to complete the Sales during the first quarter of 2002. For more information, please see Special Factors — Closing of the Proposed Sales, on page .

Q:	Will I owe any federal income taxes as a result of the Charter Sales and the Poplar Bluff Sales?

A:	In general, you will recognize a gain or loss for federal income tax purposes as a result of the Charter and Poplar Bluff Sales. Tax matters are very complicated and the tax consequences to you of the Charter and Poplar Bluff Sales may depend on the facts of your situation. You should consult your tax advisor to understand fully both the federal and state tax consequences to you of the sale. For more information, please see Special Factors — Federal Income Tax Consequences of the Proposed Sales, on page .

Q:	What do I do to vote my Enstar IV-1 Units?

A:	In order to vote your Units either to approve, disapprove or abstain from the Charter Sales Proposal and the Poplar Bluff Proposal, you must mark the appropriate boxes on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the Soliciting Agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal. If you vote to ABSTAIN as to either the Charter Sales Proposal or the Poplar Bluff Proposal, the effect will be the same as if you voted to DISAPPROVE that proposal. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE both the Charter Sales Proposal and the Poplar Bluff Proposal. Your consent card must be received by the Soliciting Agent before 5:00 p.m., New York City time, on [30 days from date of solicitation], 2002, or, if the Solicitation Period is extended by the General Partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period.

Q:	May I change my vote after I mail my Unitholder consent card?

A:	Yes. You may change your vote at any time before 5:00 p.m., New York City time, on [30 days from date of solicitation], 2002, or, if the Solicitation Period is extended by the General Partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period. You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period or extended Solicitation Period, as the case may be.

Q:	Do Unitholders have appraisal rights?

A:	Under applicable state law Unitholders are not entitled to dissenters’ appraisal rights.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have more questions about the Charter Sales, the Partnership Agreement Amendment or the Poplar Bluff Sale you should contact:

Enstar Communications Corporation

12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Ms. Carol Wolf
Telephone: (314) 543-2389

      If you would like additional copies of this Consent Solicitation Statement, or if you have questions about how to complete and return your consent card, you should contact:

D.F. King & Co., Inc.

77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (     )      -
All Others Call Toll-Free: (     )      -

OWNERSHIP STRUCTURE CHART

      The following chart illustrates the ownership structure of Enstar IV1, Enstar Communications Corporation, CCE-1, ICP and the other Charter Purchaser, Rifkin Acquisition Partners, LLC. For more information, please see Identity and Background of Certain Persons, on page        .

SPECIAL FACTORS

General

      Enstar IV-1 was formed in October 1985 to acquire, construct, improve, develop and operate cable television systems in small and medium-sized communities. In July, 1986, Enstar IV-1 completed an offering of limited partnership Units at a price of $250 per Unit, resulting in gross proceeds to the Partnership of $10 million. In 1988, Enstar IV-1 entered into a general partnership agreement with two affiliated Enstar partnerships to form Enstar Macoupin, and in 1986, Enstar IV-1 entered into a general partnership with one other affiliated Enstar partnership to form Enstar PBD, each in order to allow their respective partners to participate in the acquisition and ownership of a more diverse pool of cable systems. On November 12, 1999, the General Partner became an indirect controlled subsidiary of Charter Communications, Inc. (also called “Charter Communications”), the nation’s fourth largest cable operator, serving approximately 7.0 million subscribers. The General Partner is responsible for the day-to-day management of the Partnership and its operations.

      Enstar IV-1 offers cable service in rural areas of Illinois and Missouri through the Macoupin System (which serves the communities of Carlinville, Auburn and Girard, Illinois), the Mt. Carmel System (which serves the community of Mt. Carmel, Illinois), the Poplar Bluff System (which serves the community of Poplar Bluff, Missouri) and the Dexter System (which serves the communities of Dexter and Bloomfield, Missouri). As of September 30, 2001, Enstar IV-1 served approximately 16,200 basic subscribers, with approximately 6,400 located in Illinois and approximately 9,800 located in Missouri.

Background and Reasons for the Proposed Sales

      We believe that the capital expenditures for upgrades to its shares of the Illinois Systems’ cable plant that would be necessary to enable Enstar IV-1 to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent Enstar IV-1 from operating profitably, for at least the current terms of its franchises that cover the largest numbers of subscribers (namely, its Mt. Carmel, Carlinville and Girard, Illinois, franchises). Further, in our view the Poplar Bluff System will be unable to compete successfully with the new, municipally owned and operated cable system being built by the City of Poplar Bluff, Missouri. For these reasons, we believe that it is in the Unitholders’ best interests to sell the Partnership’s Illinois and Poplar Bluff Systems at this time. These factors are further discussed below.

     Competition and Necessary Upgrades

      The Illinois Systems face significant competition from direct broadcast satellite (“DBS”) operators. In the geographic areas served by the Illinois Systems, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than do the Partnership’s Illinois Systems. Enstar IV’s Illinois Systems have steadily lost subscribers over the last several years (declining from approximately 17,600 customers at December 31, 1997 to approximately 16,200 customers at September 30, 2001), which we believe is largely attributable to competition from DBS. The DBS operators with which Enstar IV-1 competes offer over 200 channels of digital programming. In contrast, 100% of the Illinois Systems currently offer only 36-40 channels of analog video programming.

      As we have experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid technological advances in so-called “broadband” technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enables traditional cable television providers, as well as DBS operators, telephone and other utilities and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, internet access and telephone service.

      DBS operators, which can often provide over 200 digital programming channels and are now acquiring limited two-way capability, are in our view the most formidable competitors to traditional cable operators, and in particular, to Enstar IV-1. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of such subscribers obtained service from DBS operators. This market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS has always offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, have typically needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. And, in an effort to compete with cable, DBS operators generally have decreased their once high equipment and installation charges, and monthly DBS subscription rates are often lower than cable rates. For these reasons, and particularly the fact that local DBS operators offer more services than do the Illinois Systems, we expect that the Illinois Systems will continue to face significant competition from DBS, and may continue to lose customers. Moreover, we do not expect Enstar IV-1’s competitive position to improve, particularly since the cost of upgrading its Illinois Systems to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $3.4 million (for an upgrade to 550 megahertz (“MHz”) capacity) to $4.0 million (for an upgrade to 870 MHz capacity).

      In light of the foregoing, the sale price offered by CCE-1 and ICP, and the proceeds we expect to realize from the Charter Sales, we believe that approving the Charter Sales would be more favorable to the Unitholders than would be investing in substantial upgrades to the Illinois Systems or continuing to operate those systems in their present condition, while facing significant competition.

      In addition to the foregoing competition, on February 8, 2000, the City of Poplar Bluff, Missouri approved the sale of bonds to finance the construction of a municipally-owned and operated cable television system. (Subsequent to that approval, the City of Poplar Bluff terminated negotiations it had been conducting with Enstar PBD for the renewal of the expired franchise agreement for the Poplar Bluff System.) The municipal system will compete directly with the Poplar Bluff System, which as of September 30, 2001, served approximately 81% of Enstar PBD’s basic subscribers and 61% of Enstar IV-1’s basic subscribers. We believe that the municipally-owned City of Poplar Bluff system will have a material adverse impact on the Poplar Bluff System’s subscriber numbers, financial condition and results of operations.

     Liquidity

      There is no established trading market for the Units, and because of this the liquidity of a Unitholder’s investment in Enstar IV-1 has been severely limited. Approving the Charter Sales and the Poplar Bluff Sale will permit us to make distributions to the Unitholders that we believe could not otherwise be made. If the Charter Sales Proposal and the Poplar Bluff Proposal are approved, we expect that the distributions to Enstar IV-1’s Unitholders will be approximately $176 per Unit, after estimated closing adjustments and expenses and the establishment of working capital reserves, and subject to applicable withholding taxes.

      Approval of the Charter Sales Proposal will avoid: (i) the likelihood that the Illinois Systems will continue to lose subscribers to their DBS competitors; (ii) the likelihood that if Enstar IV-1 were to make the significant expenditures necessary for its Illinois Systems to compete effectively with DBS, its future revenues would not be sufficient to allow the Partnership to continue to operate profitably; and (iii) the risk that the Partnership may not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing competition and any future competition that could arise. Approval of the Poplar Bluff Proposal will avoid the expected adverse impact on Enstar PBD’s (and, hence, Enstar IV-1’s) financial condition and results of operation from the construction, ownership and operation by the City of Poplar Bluff of a competing cable television system. In addition, a portion of the proceeds from the Charter Sales and the Poplar Bluff Sale will be used to provide a $1,500,000 working capital reserve for the continued operation of the Dexter System.

Fairness of the Sales Prices

     Sale Process — Procedural Fairness

      We believe that the process through which offers were solicited for the Illinois Systems and the Poplar Bluff System acted as a comprehensive “market check” with respect to the sale price and other terms offered. A “market check” is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price then obtainable from a willing purchaser.

      In 1999, we entered into an agreement with a prominent business broker with expertise in the cable and telecommunications industry to market the Partnership’s cable television systems, as well as the cable systems of thirteen other affiliated Enstar partnerships, to third parties. Over a period of nine months, the broker solicited offers to purchase Enstar IV-1’s cable television systems along with those of the other affiliated partnerships. During this period the broker contacted 48 prospective purchasers and sent written evaluation materials to 19 of them.

      Due diligence was conducted by four parties, resulting in an offer from an affiliate of Mediacom Communications Corporation to purchase certain of the cable systems of nine affiliated Enstar partnerships, including Enstar IV-1’s systems. Under this original offer, Mediacom would have paid to Enstar IV-1 a sale price of approximately $13,757,000 subject to various closing and other adjustments, for Enstar IV-1’s shares of the Illinois and Poplar Bluff Systems. This was a price of $1,700 per subscriber, based on the number of subscribers served by the Partnership’s systems at that time.

      However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced the sale price. In response, the broker again requested written offers from all parties it was aware remained interested in acquiring the systems. Only Mediacom and an affiliate of Gans Multimedia Partnership submitted written offers in response to that request. Mediacom’s offered purchase price, though higher than its oral offer, was substantially lower than its original offer, and the purchase price payable to Enstar IV-1 would have been reduced to $10,837,300, of which $4,633,100 would have been allocated to Enstar IV-1’s share of the Illinois Systems. The Gans affiliate, however, submitted a written bid at a purchase price higher than Mediacom’s revised written offer that contained terms that the General Partner believed were, overall, more favorable to the Unitholders and more conducive to completing the transaction than were the terms of Mediacom’s offer. No other party bid on the systems at that time, and the parties other than Mediacom that had originally submitted bids had by then withdrawn their bids.

      In late July 2000, after the parties had begun negotiating a purchase agreement, the General Partner learned that the broker’s New York City office had in the past represented Gans Multimedia Partnership, the proposed buyer’s parent company, in certain equity or mergers and acquisitions financing matters. When we learned of this potential conflict of interest, we so advised all bidders for the systems, who were allowed to withdraw or re-bid. Only Gans re-bid at that time.

      Subsequently, in August 2000, Gans, Enstar IV-1 and the other sellers entered into a purchase agreement, which was amended in certain respects in September 2000. Under this purchase agreement (as amended), the portion of the sale price allocated to Enstar IV-1 for its share of the Illinois Systems was $4,654,000, or approximately $2,000 per Illinois subscriber.

      In February, 2001, the General Partner and Gans began negotiating a further amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. However, in April 2001, following a series of discussions and meetings, the General Partner and Gans determined that they would not be able to agree on those amendments. As a result of this, and of Gans’ inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement.

      The broker then continued to market the Selling Partnerships’ cable systems, contacting approximately 50 prospective purchasers and sending evaluation materials to approximately 25 of them. The broker solicited offers through a “sealed-bid” process, through which bids were delivered to a law firm that was retained by the broker and that is independent of CCE-1 and ICP, the other Charter Purchaser, the General Partner and any other affiliate of CCE-1 or ICP. As a result of this process, neither the broker nor any of the bidders knew the contents or amounts of any other bid until all bids had been submitted and (after the deadline for the submission of bids had passed) were unsealed.

      A total of six bids for the Illinois Systems were received, containing total sale prices ranging from the lowest, of $32,000,000, to the highest, the Charter Purchaser’s offer, of $63,000,000. The second highest offer for the Illinois Systems was $50,400,000.

      Only one bid, from the City of Poplar Bluff, was received in respect of the Poplar Bluff, Missouri, system. This was not unanticipated, given the city’s decision to construct, own and operate its own, competing cable television system. Nonetheless, the City of Poplar Bluff bid $8,000,000 for the Poplar Bluff System as a whole, resulting in an amount payable to Enstar IV-1 for its allocable portion of that system of $4,000,000. On September 4, 2001, we entered into a purchase agreement with the City of Poplar Bluff for that system.

      The General Partner received no bids for the Dexter System.

      We believe that the sealed-bid “auction” process described above constituted a comprehensive, active “market check” with respect to the sale price and other terms of the sale of Enstar IV-1’s and the other Selling Partnerships’ Illinois cable systems and for the Poplar Bluff System. The broker contacted the parties that it believed constituted virtually all prospective purchasers of the Selling Partnerships’ cable systems (including the Poplar Bluff System and the Dexter System) and required all interested parties to submit sealed bids, without knowing the identities of the other bidders or the terms of the other bids. Since there is no consistent trading market for the Units, we believe that the per-Unit prices paid in recent transactions in Enstar IV-1’s Units are not an accurate or appropriate basis for evaluating a cash offer for the Partnership’s shares of the Illinois Systems and the Poplar Bluff System, particularly offers that do not include all of the Partnership’s cable systems. In fact, we believe that the “auction” process conducted by the broker was the most effective and accurate means for obtaining the highest price currently available for the Illinois and Poplar Bluff Systems in the market from a willing buyer.

     Sale Process — Financial Fairness

      The Charter Purchasers’ offer for the Selling Partnerships’ Illinois cable systems contained the highest sale price of the six offers received in the most recent bid solicitation. The total sale price of $63,000,000, in cash, offered by the Charter Purchasers exceeds the second highest offer, of $50,400,000, by approximately 25%, and exceeds the median offered sale price by approximately 37%. As a multiple of the Selling Partnerships’ aggregate first quarter 2001 cash flow (attributable to the Illinois Systems), the sale price is 9.9 times that cash flow, whereas the second highest sale price offered was only 7.9 times the Selling Partnerships’ first quarter 2001 cash flow for the Illinois Systems.

      The valuation of a cable television system for purposes of a sale is a highly subjective process. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the subscriber base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, such franchises will be renewed or extended. Based on our business experience in the cable television industry, we believe that when Enstar IV-1’s Illinois Systems are measured against these factors, the sale price offered by CCE-1 and ICP, on either a per-subscriber or cash-flow multiple basis, is a commercially reasonable price for a small system with the demographics and technological capabilities of Enstar IV-1’s Illinois Systems.

      We also believe that by selling Enstar IV-1’s share of the Illinois Systems to CCE-1 and ICP as part of a larger geographic “cluster” of Illinois cable systems, we were able to obtain a significantly higher price, and therefore greater net proceeds available for distribution, than if the systems had been sold separately. As evidenced by the fact that no offers were received for Enstar IV-1’s systems apart from the rest of the Illinois “cluster,” it does not appear that any party is or has been interested in acquiring any individual system owned by Enstar IV-1, which further supports our belief that the Illinois Systems are more valuable to prospective purchasers, including CCE-1 and ICP, as part of a larger “cluster” than independently. We believe that this is particularly true where a cable system serves small town or rural areas with a relatively small number of subscribers per headend (as is the case with Enstar IV-1’s and the Selling Partnerships’ cable systems). For example, by acquiring a larger number of subscribers at the same transaction costs, the buyer of a “cluster” of cable systems may be able to obtain greater value than by acquiring the same number of subscribers in several separate transactions. Or, in the case of a buyer that operates existing, adjacent systems, economies of scale might be obtained by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs. We also believe that selling multiple cable systems at one time generally results in lower aggregate sale costs than selling them individually, in separate transactions.

      In addition to containing the highest sale price, the terms proposed by the Charter Purchasers to acquire Enstar IV-1’s share of the Illinois Systems were, in the General Partner’s opinion, the most favorable overall to the Unitholders and the most likely of the six bids to result in the transaction closing. Specifically:

•	the purchase agreement does not contain a “financing contingency,” making the Charter Purchasers’ obligations contingent upon their obtaining adequate financing to complete the purchase;

•	the Charter Purchasers’ obligation to close is not contingent upon their being satisfied with the results of a continuing due diligence review of the systems;

•	the Charter Purchasers are not requiring that any of the franchises be renewed or extended;

•	the purchase agreement does not require that certain systems be upgraded or rebuilt prior to closing;

•	the minimum number of basic subscribers required to be served at closing in order to avoid any downward adjustment of the purchase price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the bidders;

•	the Selling Partnerships can terminate the purchase agreement if any of them or the General Partner receives an offer that the General Partner believes in good faith is more favorable to the Unitholders than the Charter Purchasers’ offer and that the General Partner determines in good faith, in the exercise of its fiduciary duties, that it is obligated to recommend to the Unitholders;

•	following the closing none of the Selling Partnerships will have any obligation to indemnify the Charter Purchasers for losses arising out of the Selling Partnerships’ breaches of their representations and warranties contained in the purchase agreement, other than the Selling Partnerships’ representation that they have the necessary authority to enter into and perform the purchase agreement; and

•	no portion of the sale price will be held in escrow following the closing to provide a fund for indemnification purposes, and the entire sale price will be paid at closing.

      As noted above, despite the comprehensive auction and market check conducted by the broker, which covered not only the Illinois Systems but also the Poplar Bluff System, only one bid — from the City of Poplar Bluff — was received for the Poplar bluff System. Given the competing municipal system that the City of Poplar Bluff is constructing and will own and operate, we believe that the City of Poplar bluff is virtually the only possible bidder for the Poplar Bluff System.

      Because of what we believe to be the highly favorable price and other terms offered by the Charter Purchasers for the Illinois Systems, our belief that the Poplar Bluff System will not be able successfully to compete with the municipal system being built by the City of Poplar Bluff, the fact that the City of Poplar Bluff is virtually the only possible buyer for the Poplar Bluff System, and because no offers were received for the Dexter System, we believe that the Partnership should sell its share of the Illinois Systems to CCE-1 and ICP, and should sell its share of the Poplar Bluff System to the City of Poplar Bluff at this time, rather than wait until all of the Partnership’s assets can be sold at one time or in a single transaction. There is no guarantee that a purchase agreement will be executed for the Dexter System, or that, if the Charter or Poplar Bluff Sales are not completed, a future offer will be received for those systems, or all the Partnership’s systems, that is as favorable to the Unitholders as is the Charter Purchasers’ and the City of Poplar Bluff’s current offers. Also, a portion of the cash reserve to be established with a portion of the sales proceeds will finance the working capital needs of the Dexter System.

Viability of the Remaining Dexter, Missouri System

      Based on our experience in the cable television industry, and more specifically our experience operating Enstar IV-1’s cable systems, we do not believe that selling the Partnership’s shares of the Illinois and Poplar Bluff Systems will have an adverse effect on the viability or market value of the Dexter System. First, the Illinois, Poplar Bluff and Dexter Systems are not geographically contiguous and are operated separately, without the sharing of headends, equipment, employees or other assets or services. Therefore, by selling its shares of the Illinois and Poplar Bluff Systems, the Partnership would not eliminate any economies of scale based on those systems and the Dexter System being “clustered.” For the same reason, the sale of Enstar IV-1’s shares of the Illinois and Poplar Bluff Systems would not itself improve or impair the Partnership’s remaining competitive position, subscriber base or revenues.

      Second, the Dexter System has historically generated positive operating cash flow, with revenues exceeding that system’s operating expenses. Most recently, the Dexter System’s earnings before interest, income taxes, depreciation and amortization (or EBITDA, which is a standard measure of cash flow in the cable television business) were $782,800 and $1,427,000, respectively, for the nine-month and twelve-month periods ended September 30, 2001 and December 31, 2000. We believe that the $1,500,000 working capital reserve to be established from a portion of the proceeds of the Charter and Poplar Bluff Sales will be sufficient to allow us to continue operating that system after the Charter and Poplar Bluff Sales have been consummated.

Recommendation of the General Partner

      We believe that the advantages exceed any disadvantages of consummating the Charter and Poplar Bluff Sales at this time. Accordingly, we recommend that the Unitholders approve the Charter Sales, the Partnership Agreement Amendment and the Poplar Bluff Sale by voting to approve the Charter Sales Proposal and the Poplar Bluff Proposal.

      In making this recommendation, in addition to the factors discussed above, we also considered the following material factors:

•	Completing the Charter Sales and the Poplar Bluff Sale now would eliminate (with respect to the Illinois Systems and the Poplar Bluff System) the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming and internet services, particularly DBS operators and telephone companies; the uncertainty of the future effects legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with “broadband” providers of multiple television, internet and telephony services; increasing costs of obtaining quality programming; the competitive pressure to maintain rates at a level competitive with DBS operators; and (with respect to the Poplar Bluff System) what we expect to be the highly adverse impact on the Poplar Bluff System’s financial condition and results of operations from the operation of the competing municipal cable system being built by the City of Poplar Bluff.

•	By selling its Illinois and Poplar Bluff Systems now, Enstar IV-1 might not benefit from any increased revenues that might result from an upgrade of those systems, or from possible further improvements in economic and market conditions that might increase the sale prices of its cable systems. However, we do not believe that significant increases in revenues are likely to result from upgrades, or that in their present condition, the systems’ sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Charter Sales and the Poplar Bluff Sale.

•	Certain potential conflicts of interest exist involving the General Partner and certain of its affiliates (as described under Special Factors — Conflicts of Interest, below). We do not believe, however, that such conflicts of interest adversely affected the procedural or substantive fairness of the Charter Sales to the Unitholders, for the following reasons: (a) the Charter Purchasers’ offer to purchase the Selling Partnerships’ Illinois cable systems was obtained through a “sealed-bid” process, in which the Charter Purchasers had no direct or (through the General Partner) indirect knowledge of other prospective purchasers’ offers, thereby eliminating particularly egregious potential conflicts of interest, such as collusive bidding as to price; (b) the total purchase price offered by the Charter Purchasers exceeded the second highest offer by approximately 25% and, particularly in light of the broad scope of the bid solicitation process, is a purchase price that the General Partner believes represents the best price presently available for Enstar IV-1’s shares of the Illinois Systems; (c) the consent of Unitholders (none of which is an affiliate of Enstar IV-1) holding at least a majority of the outstanding Units is required to approve the Charter Sales; (d) the Charter Purchase Agreement contains closing conditions that are no less favorable than those that are standard in the industry, and, among other factors, does not contain a financing contingency and does not require Enstar IV-1 to obtain extensions or renewals of any of its franchises; (e) the consummation of the Charter Sales are not contingent on the Charter Purchasers completing a satisfactory due diligence investigation; and (f) Enstar IV-1 and the other Selling Partnerships may terminate the Charter Purchase Agreement if an alternative offer to purchase the systems is received that the General Partner believes in good faith is more favorable to the Unitholders and which the General Partner believes, in the exercise of its fiduciary duties, it must recommend to the Unitholders of Enstar IV-1 and the Selling Partnerships.

      We did not obtain any appraisals, reports or opinions regarding the fairness to the Unitholders of the sale price offered by the Charter Purchasers or the other terms of the Charter Sales, or the sale price offered by the City of Poplar Bluff or the other terms of the Poplar Bluff Sale. We believe that the process through which offers were solicited for Enstar IV-1’s cable systems, together with the fact that the sale prices offered by the City of Poplar Bluff and by the Charter Purchasers are substantially higher than any of the most recent other offers, the fact that the sale price offered by CCE-1 and ICP for Enstar IV-1’s share of the Illinois Systems is higher than the price that would have been paid by Gans for those systems, and the fact that the terms of the Charter Purchase Agreement are more favorable than those offered by any of the other bidders for the Partnership’s shares of the Illinois Systems, provide a sufficient basis for the General Partner’s belief that the Charter Sales and the Poplar Bluff Sale are fair to the Unitholders.

      The information and factors discussed above were considered collectively by the General Partner in connection with its review of the Charter and Poplar Bluff Sales. Although we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, we accorded added weight to the following factors: the fact that the aggregate sale price payable to the Selling Partnerships for their Illinois Systems is $63,000,000 in cash, which exceeds the second highest offer received by approximately 25%; the fact that the Charter Purchasers’ offer for the Illinois Systems and the City of Poplar Bluff’s offer for the Poplar Bluff System resulted from a sealed-bid “auction” process, which we believe acted as a comprehensive “market check” that obtained the highest available prices; and the fact that the Charter Purchase Agreement and the Poplar Bluff Purchase Agreement contain closing conditions standard in the industry and favorable to the Selling Partnerships (including the fact that the Charter Purchasers’ obligations under the Charter Purchase Agreement are not contingent upon them obtaining adequate financing, upon Enstar IV-1 obtaining extensions or renewals of any of its franchises or upon the Charter Purchasers conducting a satisfactory due diligence investigation of the Illinois Systems).

Conflicts of Interest

      Although the bid solicitation process was designed to prevent CCE-1, ICP, the other Charter Purchaser and the City of Poplar Bluff from directly or indirectly knowing the price and other terms offered by any other bidder for the Selling Partnerships’ cable systems, and although we do not believe it to be the case, it is possible that, given their affiliate relationship with the General Partner, the Charter Purchasers used information not generally known to the public in formulating their bid. It is, therefore, possible that the

Charter Purchasers’ offered purchase price for the Illinois Systems is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the Illinois Systems, because the systems’ ultimate owner will be Charter Communications , Inc., which also is our ultimate parent and the ultimate parent of each of the Charter Purchasers. Last, upon completing the Charter Sales deferred management fees (which were $356,200 as of September 30, 2001) will be paid to the General Partner. The General Partner did not retain an unaffiliated representative to act solely on behalf of the Unitholders for purposes of negotiating the terms of the purchase agreements or preparing a report on the fairness of the transactions. However, Enstar Communications believes that the terms of the purchase agreements are customary for the sale of similar assets and are fair to the Unitholders.

Related Party Transactions

      The Joint Ventures each have a management agreement (referred to as a “Management Agreement”) with Enstar Cable Corporation (also referred to as “Enstar Cable”), a wholly owned subsidiary of the General Partner. Pursuant to the Management Agreements, Enstar Cable manages the Joint Ventures’ cable television systems and provides operational support for their activities. For these services, Enstar Cable receives a management fee equal to 5% of Enstar PBD’s and 4% of Enstar Macoupin’s gross revenues (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. Management fees for the fiscal year ended December 31, 2000 were $267,400 in the case of Enstar PBD and $99,000 in the case of Enstar Macoupin. In addition, each Joint Venture reimburses Enstar Cable for certain operating expenses incurred by Enstar Cable in the day-to-day operation of its cable systems. Enstar Cable charged Enstar PBD and Enstar Macoupin reimbursed expenses of $623,400 and $199,800, respectively, for the fiscal year ended December 31, 2000. The Management Agreements also require the Joint Ventures to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach of the Management Agreement. Each Management Agreement is terminable by the Joint Venture upon 60 days’ written notice to Enstar Cable.

      Prior to November 12, 1999, the date on which a controlled subsidiary of Charter Communications, Inc., Charter Communications Holding Company, LLC (also referred to as “Charter Holdco”), acquired ownership of the General Partner through Charter Holdco’s acquisition of Falcon Communications, L.P. (the then-owner of all of the General Partner’s outstanding capital stock), Enstar Cable had engaged Falcon to provide certain management services for the Joint Ventures, for which Falcon was paid a portion of the management fees Enstar Cable received, and reimbursed Falcon for expenses incurred on Enstar Cable’s behalf. Subsequent to November 12, 1999, Charter Holdco, as successor-by-merger to Falcon, has provided such services and received such payments. In addition, each Joint Venture receives certain system operating management services from affiliates of Enstar Cable in lieu of directly employing personnel to perform such services. The Joint Ventures each reimburse those affiliates for its allocable share of their operating costs. The General Partner also performs certain supervisory and administrative services for the Joint Ventures, for which it is compensated.

      Each Joint Venture purchases basic and premium programming for its systems from Charter Holdco. In return, Charter Holdco charges the Joint Ventures for such programming at its cost, which is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Programming fee expenses to Enstar PBD and Enstar Macoupin were $1,066,200 and $401,400, respectively, for the fiscal year ended December 31, 2000.

The Purchase Agreements

      As of August 29, 2001, Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar IV/ PBD Systems Venture, Enstar Income/ Growth Program Six-A, L.P. and Enstar Cable of Macoupin County, as sellers, entered into a purchase agreement (also called the “Charter Purchase Agreement”) with Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, each a Delaware limited liability company, as purchasers, providing for the purchase and sale of the sellers’ Illinois cable television system assets. The Charter Purchase Agreement was subsequently amended by letter agreements dated September 10 and

November 30, 2001. Copies of the Charter Purchase Agreement and the amendments (which are also referred to together as the “Charter Purchase Agreement”) are attached hereto as Exhibits A, B and C, respectively, and are incorporated by reference into this Consent Solicitation Statement.

      As of September 4, 2001, Enstar PBD, as seller, entered into a purchase agreement (also called the “Poplar Bluff Purchase Agreement”) with the City of Poplar Bluff, Missouri, providing for the purchase and sale to the City of Poplar Bluff of Enstar PBD’s Poplar Bluff cable television system. A copy of the Poplar Bluff Purchase Agreement is attached hereto as Exhibit D, and is incorporated by reference into this Consent Solicitation Statement.

      Following are summaries of the Charter Purchase Agreement and the Poplar Bluff Purchase Agreement. These summaries are qualified in their entireties by reference to the purchase agreements and you are urged to read each of them in its entirety for a more complete description of their terms and conditions.

The Charter Purchase Agreement

     Sale Price and Allocation

      The Charter Purchasers (i.e., CCE-1, ICP and their affiliate, Rifkin Acquisition Partners, LLC) will acquire substantially all of the assets of Enstar IV-1 and of the Selling Partnerships that are used in the operation of the Selling Partnerships’ respective Illinois cable systems, for an aggregate sale price of $63,000,000 (subject to closing adjustments), to be paid in cash. With respect to Enstar IV-1, the Purchase Agreement provides for CCE-1 and ICP to acquire Enstar IV-1’s shares of the Macoupin Systems and the Mt. Carmel System, which constitute all of Enstar IV-1’s Illinois cable system assets. Of the aggregate cash sale price being paid by the Charter Purchasers, approximately $5,660,200 (subject to closing adjustments) will be allocated to Enstar IV-1. The allocation of the sale price among the Selling Partnerships is based on the number of subscribers in each Selling Partnership’s respective Illinois cable systems as of June 30, 2001.

      The sale price payable to each Selling Partnership will be subject to adjustments at closing to reflect or take account of, among other things, each Selling Partnership’s current accounts receivable; a pro rata allocation of such seller’s revenues and expenses as of the closing date; any aggregate shortfall of subscribers below a prescribed target; and certain liabilities assumed by the respective Charter Purchaser with respect to employee benefits.

     Representations and Warranties

      The Charter Purchase Agreement contains limited representations and warranties of Enstar PBD and Enstar Macoupin, relating solely to themselves and their respective Illinois cable systems that are customary in the industry. In summary, Enstar PBD’s and Enstar Macoupin’s principal representations and warranties are that:

•	provided that the consent of the Unitholders is obtained and the necessary consents are obtained to transfer any of its contracts, franchises and other rights and instruments to CCE-1 and ICP, the consummation of the Charter Sales will not violate the Joint Ventures’ constituent documents or any statutory or regulatory requirement or contractual obligation applicable to them or their respective Illinois cable systems or assets;

•	there is no litigation or similar proceeding or any order, complaint, judgment or decree pending (or to the its knowledge, threatened) that would interfere with the Joint Ventures’ ability to complete the Charter Sales; and

•	except for Daniels & Associates, L.P., it has not retained any broker or finder in connection with the Charter Sales.

     Conditions Precedent

      The Charter Purchasers’ obligations to acquire the Selling Partnerships’ Illinois cable systems are subject to the following conditions precedent:

•	no judgment, decree, order or other legal prohibition or proceeding of any court or governmental authority that would prevent or prohibit the Charter Sales, or otherwise make the Charter Sales unlawful, shall be in effect, pending or threatened;

•	the necessary consents to transfer franchises shall have been obtained such that franchises covering 90% of the Selling Partnerships’ aggregate subscribers served by their Illinois systems can be legally transferred at closing;

•	certain other material authorizations, consents, permits and approvals required for the consummation of the Charter Sales (as designated in the Charter Purchase Agreement) shall have been obtained and shall remain in full force and effect;

•	the necessary approvals of the limited partners of each of the Selling Partnerships shall have been obtained;

•	the Selling Partnerships’ representations shall be true and correct in all material respects as of the closing date; and

•	the Selling Partnerships’ shall have materially complied with their obligations under the Charter Purchase Agreement, which include the obligation to operate the Illinois cable systems in the ordinary course consistent with past practices.

      The Selling Partnerships’ obligations to sell their respective Illinois cable systems are subject to conditions precedent comparable to those of the Charter Purchasers.

     Indemnification

      Each Selling Partnership has agreed that following the closing it will indemnify the applicable Charter Purchaser of its respective systems for liabilities that arise out of:

•	breaches of such Selling Partnership’s respective covenants and other obligations under the Charter Purchase Agreement;

•	such Selling Partnership’s operation of its Illinois cable systems prior to closing;

•	such Selling Partnership’s failure to have the proper authority to enter into and perform its obligations under the Charter Purchase Agreement; and

•	assets and liabilities that the Charter Purchasers do not agree to acquire or assume.

      The Charter Purchase Agreement contains comparable provisions under which the Charter Purchasers agree to indemnify the Selling Partnerships for liabilities arising out of breaches of their respective obligations under the Charter Purchase Agreement and their operation of the cable systems following the closing.

     Termination and Breakup Fee

      The Selling Partnerships may terminate the Charter Purchase Agreement if (among other reasons), prior to the closing date, the General Partner receives an offer from a third party to acquire the Illinois Systems that the General Partner in good faith believes is more favorable to the Unitholders than is the Charter Purchase Agreement and that the General Partner, in the exercise of its fiduciary duties, believes it is obligated to recommend to the Unitholders. The Charter Purchasers may terminate the Charter Purchase Agreement if the Unitholders of any of the Selling Partnerships either disapprove or fail to approve the Charter Purchase Agreement but approve an agreement based on a competing offer submitted by a third party

      The General Partner does not expect to receive competing offers because of the extensive efforts made by the broker to solicit offers and the dollar amount by which the Charter Purchasers’ offer exceeds any other offer received for the Illinois Systems. However, if Enstar IV-1 or any of the Selling Partnerships receives a competing offer for its Illinois Systems, it is required to afford CCE-1 or ICP (as the case may be) an opportunity to improve its offer and to disclose the competing offer, as well as any counter-offer subsequently submitted by the relevant purchaser, to the limited partners for their consideration.

      If the Charter Purchase Agreement is ultimately terminated solely because the General Partner receives a competing offer that the General Partner believes, in good faith, it must recommend to the Unitholders, the Selling Partnerships’ liability to the Purchasers would be a “breakup fee” in the aggregate amount of $1,500,000, which we believe to be reasonable in light of the aggregate sale price of $63 million. Enstar IV-1 would be liable for a pro rata portion of the breakup fee, based on its allocated portion of the purchase price, or $343,800. In addition to the foregoing termination provision, the Selling Partnerships and the Charter Purchasers each may terminate the Charter Purchase Agreement on certain customary grounds.

Source of Funds

      CCE-1 and ICP intend to fulfill their obligations under the Charter Purchase Agreement through the use of cash on hand and/or proceeds from existing credit facilities of an affiliate of Charter Holdco, which provide for borrowings of up to $5.2 billion. There are no contingencies to any of the Charter Purchasers’ obtaining sufficient funds under the credit facility, and, as a result, the Charter Purchasers have no alternative plans with respect to funding the acquisition.

Closing of the Charter Sales

      It is anticipated that the Charter Sales will be consummated as soon as practicable following receipt of (a) the requisite consents to the sales of the Selling Partnerships’ limited partners (or, in the case of general partnerships, the consents of the limited partners of each general partner thereof) and (b) the requisite approvals of regulatory authorities. Because the closing of the Charter Sales is contingent on obtaining the consents of not only a majority in interest of Enstar IV-1’s outstanding Units, but also on the consents of a majority in interest of each of the other applicable Selling Partnerships, the failure of any applicable Selling Partnership to obtain the requisite consent to consummation of the Charter Purchase Agreement will prevent the sales from occurring.

      The closing of the Charter Sales will occur so long as franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois Systems can be legally transferred, provided all other conditions to closing are satisfied or waived.

The Poplar Bluff Purchase Agreement

     Purchase Price and Allocation

      Under the Poplar Bluff Purchase Agreement, the City of Poplar Bluff will acquire all of Enstar PBD’s Poplar Bluff cable television system assets for a total sale price of $8,000,000. Enstar IV-1 and its affiliated limited partnership, Enstar Income Program IV-2, L.P., are each 50% general partners in Enstar PBD. Accordingly, one-half (or $4,000,000) of such sale price will be allocated and payable to Enstar IV-1, subject to closing adjustments.

     Representations and Warranties

      The Poplar Bluff Purchase Agreement contains representations and warranties of Enstar PBD as to itself and its cable systems that are customary in the industry. In summary, under the Poplar Bluff Purchase Agreement, Enstar PBD represents and warrants to the City of Poplar Bluff that:

•	subject to obtaining the requisite consents of its general partners, it has the full legal capacity and right to execute, deliver and perform the Poplar Bluff Purchase Agreement; and the Poplar Bluff Purchase Agreement has been duly executed and delivered by it and is binding on it;

•	the consummation of Poplar Bluff Sale does not require any material action or filing with any governmental authority except for compliance with the applicable requirements of the local franchising authorities and the Federal Communications Commission (“FCC”), and does not require any other consents or actions of third parties other than obtaining the requisite consents of its general partners and other third parties disclosed in the Poplar Bluff Purchase Agreement;

•	the consummation of the Poplar Bluff Sale does not violate its constituent documents or any statutory or regulatory requirement or contractual obligation applicable to it or its assets or systems;

•	its most recent audited financial statements are in accordance with GAAP and its books and records fairly present its financial condition and results of operations as of the dates thereof and for the periods stated therein;

•	no material adverse changes have occurred in its operations since December 31, 2000;

•	except as disclosed in the Poplar Bluff Purchase Agreement, each franchise, FCC license and operating agreement applicable to it is valid and in full force and effect;

•	there is no material litigation or pending or threatened claim relating to it, except as disclosed in the Poplar Bluff Purchase Agreement; and

•	except for Daniels and Associates, Inc., it has not retained any broker or finder in connection with the Poplar Bluff Sale.

      The Poplar Bluff Purchase Agreement also contains certain representations and warranties identifying and describing the specific assets comprising the cable systems being sold thereunder.

     Conditions Precedent

      Under the Poplar Bluff Purchase Agreement, the City of Poplar Bluff’s obligation to acquire the Poplar Bluff System is subject to the following conditions precedent:

•	no judgment, decree, order or other legal prohibition preventing or making the Poplar Bluff Sale unlawful shall be in effect;

•	all material authorizations, consents, permits and approvals required for the consummation of the sale of the cable systems shall have been obtained and remain in full force and effect;

•	the necessary approvals of Enstar PBD’s general partners (and of the limited partners of each of those general partners) shall have been obtained;

•	Enstar PBD’s representations shall be true and correct as of the closing date such that the aggregate effect of any inaccuracies will not have a material adverse effect on Enstar PBD or its assets or systems; and

•	Enstar PBD shall have materially complied with its obligations under the purchase agreement, which include the obligation to operate the cable systems in the ordinary course consistent with past practices.

      Enstar PBD’s obligations to sell the Poplar Bluff System are subject to conditions precedent comparable to those of the City of Poplar Bluff.

     Indemnification

      Under the Poplar Bluff Purchase Agreements, Enstar PBD has agreed that following the closing it will indemnify the City of Poplar Bluff for liabilities that arise out of:

•	breaches of Enstar PBD’s covenants and other obligations under the purchase agreement;

•	operation of its cable systems prior to closing;

•	subject to a six-month survival period, breaches of Enstar PBD’s respective representations and warranties; and

•	assets and liabilities that the City of Poplar Bluff does not agree to acquire or assume.

      Enstar PBD’s indemnification liability under the Poplar Bluff Purchase Agreement for breaches of its representations and warranties is $750,000. The amount of indemnification liability will be allocated among Enstar PBD’s two general partners based on their respective percentage ownership of Enstar PBD, resulting in $375,000 of indemnification liability allocable to Enstar IV-1 in respect of breaches of Enstar PBD’s representations and warranties. At closing, the City of Poplar Bluff also will withhold $3,000,000 from the purchase price, and will deposit that amount in escrow for a period of six months, to provide funds for payment of Enstar PBD’s entire indemnification obligations. At the end of such period, any funds remaining in escrow that are not subject to a pending claim will be disbursed to Enstar PBD’s general partners on a pro rata basis.

      The Poplar Bluff Purchase Agreement contains comparable provisions under which the City of Poplar Bluff agrees to indemnify Enstar PBD for liabilities arising out of breaches of its obligations, representations and warranties under the purchase agreement and its operation of the cable systems following the closing.

     Termination and Breakup Fee

      The Poplar Bluff Purchase Agreement may be terminated by the City of Poplar Bluff if (i) at any time prior to the closing, the limited partners holding 50% or more of the outstanding Units of either Enstar IV-1 or the other general partner of Enstar PBD have affirmatively disapproved the Poplar Bluff Sale, or (ii) as of the termination of the Solicitation Period, the requisite consents of the limited partners of both Enstar IV-1 and Enstar PBD’s other general partner have not been obtained. Additionally, the Poplar Bluff Purchase Agreement may be terminated by Enstar PBD or the City of Poplar Bluff on certain customary grounds. If the Poplar Bluff Purchase Agreement is ultimately terminated because the limited partners of either of Enstar PBD’s two general partners affirmatively disapprove the Poplar Bluff Sale or the requisite limited partner consents are not obtained for the Poplar Bluff Sale, Enstar PBD’s liability to the City of Poplar Bluff would be a “breakup fee” in the aggregate amount of $250,000, resulting in a “break-up fee” allocable to Enstar IV-1 of $125,000.

Closing of the Poplar Bluff Sale

      It is anticipated that the Poplar Bluff Sale will be consummated as soon as practicable following receipt of (a) the requisite consents of the limited partners of Enstar PBD’s two general partners, and the consents of those general partners and (b) the requisite consents of regulatory authorities.

Description of Assets

      The table below sets forth operating statistics for Enstar IV-1’s Illinois and Missouri cable television systems, as of September 30, 2001:

				Premium		Average Monthly
	Homes	Basic	Basic	Service	Premium	Revenue Per
System	Passed(1)	Subscribers	Penetration(2)	Units(3)	Penetration(4)	Subscriber(5)

Enstar IV/PBD Systems Venture:
Poplar Bluff, MO	10,083	5,887	58.4%	1,403	23.8%	$37.32
Dexter, MO	5,526	3,891	70.4%	711	18.3%	$28.51
Mt. Carmel, IL	3,327	2,282	68.6%	576	25.2%	$37.30
Total	18,936	12,060	63.7%	2,690	22.3%	$34.99
Enstar Cable of Macoupin County:
Macoupin, IL	4,996	4,096	82.0%	953	23.3%	$36.59

(1)	Homes passed refers to management’s estimates of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(2)	Basic subscribers as a percentage of homes passed by cable.

(3)	Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

(4)	Premium service units as a percentage of homes subscribing to cable service. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average subscriber subscribes for more than one premium service.

(5)	Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2001

Use of Proceeds and Cash Distributions

      The following table sets forth the anticipated application of the combined net proceeds from the Charter and Poplar Bluff Sales. The amount available for distribution to the Unitholders shown below assumes that all of the cable television systems covered by the Charter Purchase Agreement and the Poplar Bluff Purchase Agreement are sold for the price, and subject to the other terms and conditions, contained in the applicable purchase agreement, including reasonable closing adjustments.

      As promptly as practicable following completion of the Charter and Poplar Bluff Sales and the calculation of all required purchase price adjustments, and the establishment of an approximately $1,500,000 working capital reserve in respect of the remaining Dexter, Missouri system, the General Partner will distribute the Partnership’s allocable share of the net proceeds of the Charter and Poplar Bluff Sales to itself and the Unitholders in accordance with Enstar IV-1’s partnership agreement. The General Partner presently estimates that the total distributions to the Unitholders from the proceeds of the Charter and Poplar Bluff Sales would total approximately $176 per Unit, after estimated closing adjustments and expenses and the establishment of a working capital reserve, and subject to applicable withholding taxes. This estimate is based on the assumed expenses shown below, and also assumes a closing during the first quarter of 2002. HOWEVER, THERE CAN BE NO ASSURANCE AS TO THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

      The distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the partners.

	Enstar PBD
			Enstar
	Poplar Bluff	Mt. Carmel	Macoupin	Total

Gross transaction price	$8,000,000	$5,080,645	$9,359,677
(Less): Transaction costs and expenses	(320,000)	(203,226)	(374,387)
(Less)/Plus: Working capital and other adjustments	(583,400)	(273,500)	2,113,700

Adjusted sales price	7,096,600	4,603,919	11,098,990
Attributable to Enstar IV-1	50.0%	50.0%	33.33%

Proceeds to Enstar IV-1	$3,548,300	$2,301,960	$3,699,696	$9,549,956

(Less): Enstar IV-1 working capital adjustment				(931,400)
(Less): Illinois replacement tax				(23,000)
(Less): Working capital reserve for Dexter system				(1,500,000)

Net distribution amount				7,095,556
(Less): Distribution to General Partner				(70,955)

Distributions to Unitholders				$7,024,601

Estimated distributions to Unitholders per Unit				$176

Disadvantages of the Proposed Sales

      The principal disadvantages that would result to the Unitholders from the approval of the Charter and Poplar Bluff Sales are that by selling its share of the Illinois and Poplar Bluff Systems now, Enstar IV-1 would not benefit from any increased cash flows that might result from an upgrade of the systems, or from possible further improvements in economic and market conditions that might increase the sale price of its cable systems. However, we do not believe that in their present condition, those systems’ sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Charter Sale and the and Poplar Bluff Sale.

Consequences of Failure to Approve the Proposals

      If the Charter and Poplar Bluff Sales are not completed, Enstar IV-1 will continue to operate all of its cable television systems for an indefinite period of time. No assurance can be given that the Partnership would ever generate revenues sufficient to enable it to make any distributions to the Unitholders. Moreover, if the Charter Sales are not approved, we believe the Illinois Systems will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to, direct broadcast satellite (DBS) operators, and if the Poplar Bluff Sale is not approved, the Poplar Bluff System will be unable to successfully compete with the City of Poplar Bluff’s competing municipal system. In our view, unless the Partnership upgrades its Illinois cable systems to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete for video subscribers. Even if Enstar IV-1 were to complete such upgrades, we believe that their cost would prevent the Partnership from operating profitably for the duration of its Illinois franchises. Last, if the Charter and Poplar Bluff Sales are not approved, we will continue to seek buyers for the unsold cable systems from time to time when, in our judgment, market conditions are favorable. Any such sale might be on terms less favorable than the terms of the proposed Charter Sales and/or Poplar Bluff Sale, especially if the cable systems are sold individually instead of in a larger transaction, or if market values for cable television systems for further decline, or if financing for such acquisition becomes more difficult to obtain.

      Failure by the Unitholders to approve the Charter and Poplar Bluff Sales will not affect their rights under the Partnership Agreement.

Amendment of the Partnership Agreement

      Under Section 9.9 of the Partnership Agreement, neither the General Partner nor any affiliate (as defined in the Partnership Agreement) of the General Partner is generally permitted to purchase any material business assets, such as cable systems or franchises, from Enstar IV-1. Since CCE-1 and ICP are affiliates of the General Partner, the Partnership Agreement must be amended in order to permit CCE-1 and ICP to purchase Enstar IV-1’s Illinois Systems.

      The present prohibition of sales to the General Partner or its affiliates was intended to avoid self-interested, non-arms-length and below-market transactions. We believe, however, that because the offers (including the Charter Purchasers’) for the Illinois Systems resulted from a broadly-based solicitation process conducted by an independent third party, and which was designed to prevent the Charter Purchasers from directly or (through the General Partner) indirectly knowing the price and terms offered by any other bidder, the Charter Purchasers’ offer is free of these concerns.

      The amendment to the Partnership Agreement requires the approval of Unitholders holding at least a majority of the outstanding Units. Section 9.9 of the Partnership Agreement is proposed to be amended to read as follows:

Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm’s length. An affiliate of the Corporate General Partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises.

Federal Income Tax Consequences of the Proposed Sales

     General

      The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Charter and Poplar Bluff Sales. Further, it does not summarize state income tax consequences of the Sales, which can vary from state to state. This summary is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign income tax consequences to a particular limited partner. Due to the complexity of the tax issues involved, the Unitholders are urged to consult with their personal tax advisors regarding their individual circumstances and the tax reporting consequences of the transaction.

      This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the “Code”); existing final, temporary and proposed Treasury regulations thereunder (which are also referred to as the “Regulations”); published rulings and practices of the Internal Revenue Service (which is also referred to as the “IRS”); and court decisions, each as currently in effect. There can be no assurance that the IRS will agree with the conclusions herein or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation is also subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

      This summary does not discuss all the federal income tax aspects of the Charter and Poplar Bluff Sales that may be relevant and material to a particular Unitholder in light of the Unitholder’s personal circumstances, or to certain types of Unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Charter and Poplar Bluff Sales.

     Partnership Status

      Under current law, a “partnership” is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing such partner’s income tax liability such partner’s allocable share of the partnership’s items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar IV-1’s classification as a “partnership” (rather than as an “association taxable as a corporation”) for federal income tax purposes. This summary assumes that the Partnership has been and will continue to be properly classified as a “partnership” for federal income tax purposes. No opinion of counsel or of the Partnership’s independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

     Federal Income Tax Consequences

      Realization of Gain on Sale of Assets. Consummation of the Charter and Poplar Bluff Sales will cause the Partnership to recognize gain for federal income tax purposes. In general, such gain will equal the excess of the “amount realized” over the Partnership’s adjusted basis in the assets. The General Partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by his prior losses not deductible because of the “passive activity loss” limitations under section 469 of the Code. For more information, please see the subsection entitled Passive Activity Losses below.

      Passive Activity Losses. Under Section 469 of the Code, non-corporate taxpayers, personal service corporations or certain other closely held corporations generally can deduct “passive activity losses” in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of Unitholders from the Partnership should be considered passive activity losses. Thus, Unitholders may have “suspended” passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the Charter and Poplar Bluff Sales. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

      Unrelated Business Income. For most tax-exempt Unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under Section 514(a) of the Code, gain from the sale of “debt-financed property” is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property’s debt to its cost basis. Additional unrelated business income may result to a tax-exempt Unitholder that borrowed funds to purchase its Units. Tax-exempt Unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the Partnership’s cable television systems.

      Foreign Investors. A Unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person’s share of the gain recognized on the Charter and Poplar Bluff Sales. The withholding rates are 39.6% for Unitholders other than corporate Unitholders and 35% for corporate Unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person’s U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the foreign Unitholder.

     State Tax Consequences

      Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, the Unitholders are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Charter and Poplar Bluff Sales and related distributions.

No Appraisal Rights

      The vote of Unitholders owning at least a majority of the Units outstanding on the Record Date in favor of the Charter Sales Proposal or the Poplar Bluff Proposal will bind all Unitholders with respect to that proposal. The Partnership Agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-1 is governed, do not give rights of appraisal or similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving either or both the Charter Sales Proposal or the Poplar Bluff Proposal. Accordingly, dissenting Unitholders do not have the right to have their Units appraised and have such appraised value paid to them because they disapprove of the action of a majority in interest of the Unitholders.

NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

      No established market for the Units of Enstar IV-1 was ever expected to develop, and none has developed. Consequently, transactions in the Units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm’s-length basis, as between willing buyers and willing sellers.

      The following table sets forth the high and low sales prices for Enstar IV-1’s Units during the period October 1, 1999 through September 30, 2001:

			Number	Total Units
Period	High	Low	of Trades	Traded

October-December 1999	$195.00	156.50	30	969
January-March 2000	195.00	155.00	38	1,028
April-June 2000	195.00	152.00	18	375
July-September 2000	195.00	152.00	31	530
October-December 2000	195.00	147.50	23	673
January-March 2001	170.00	143.25	5	59
April-June 2001	170.00	170.00	14	350
July-September 2001	187.50	170.00	8	860

DISTRIBUTIONS TO UNITHOLDERS

      From the inception of Enstar IV-1 through September 30, 2001, Enstar IV-1 made aggregate cash distributions to its Unitholders in the amount of $7,108,000 or an aggregate of $178 per Unit. Such distributions were made from operating cash flow.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      On September 30, 2001, there were 39,982 Units issued and outstanding and entitled to vote on matters upon which the Unitholders may vote or consent, which were held by 1,278 Unitholders. The General Partner holds a 1.0% participation interest in the Partnership’s profits and losses. None of the affiliates of the General Partner, and none of the executive officers or directors of the General Partner or any of its affiliates, owns any of the Units.

      As of September 30, 2001, the following group of affiliated Unitholders beneficially owned 5% or more of the total outstanding Units:

	Beneficial
	Ownership
Name and Address
of Beneficial Owner	Amount	Percent

Affiliated Madison Investor Unitholders	2,899	7.25%
6143 South Willow Drive, Suite 200 Greenwood Village, CO 80111
• Madison Partnership Liquidity Investors 58 LLC
• Madison Liquidity 102 LLC
• Madison Liquidity Investors 103 LLC
• Madison Liquidity Investors 100 LLC
• Madison Liquidity Investors 110 LLC
• Madison Liquidity Investors 111 LLC
• Madison Liquidity Investors 112 LLC

      The General Partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

IDENTITY AND BACKGROUND OF CERTAIN PERSONS

Enstar Communications Corporation

      Enstar Communications is the general partner of Enstar IV-1. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2000, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Systems serving approximately 33,000 subscribers are currently in various stages of being sold. The address of Enstar Communications’ principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

      Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of Charter Communications, Inc. and of each of the Charter Purchasers, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under the heading Identity and Background of Certain Persons — Charter Communications, Inc., on page      .

Name	Age	Position

Steven A. Schumm	49	Director, Executive Vice President and Assistant to the President
Carl E. Vogel	44	President and Chief Executive Officer
David C. Andersen	53	Senior Vice President — Communications
David G. Barford	43	Executive Vice President and Chief Operating Officer
J. Christian Fenger	46	Senior Vice President of Operations — Western Division
Eric A. Freesmeier	48	Senior Vice President — Administration
Thomas R. Jokerst	52	Senior Vice President — Advanced Technology Development
Kent D. Kalkwarf	42	Executive Vice President and Chief Financial Officer
Ralph G. Kelly	44	Senior Vice President — Treasurer
David L. McCall	46	Senior Vice President of Operations — Eastern Division
Majid R. Mir	51	Senior Vice President — Telephony and Advanced Services

Name	Age	Position

John C. Pietri	52	Senior Vice President — Engineering
Michael E. Riddle	42	Senior Vice President and Chief Information Officer
Curtis S. Shaw	53	Senior Vice President, General Counsel and Secretary
William J. Shreffler	48	Senior Vice President of Operations — Central Division
Steven E. Silva	41	Executive Vice President — Corporate Development and Chief Technology Officer

      STEVEN A. SCHUMM, Director, Executive Vice President and Assistant to the President. Prior to joining Charter Investment, Inc. (also called Charter Investment) (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm’s National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

      CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of field operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T’s cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of OnCommand Corporation. Mr. Vogel earned a B.S. degree in finance and accounting from St. Norbert College.

      DAVID C. ANDERSEN, Senior Vice President — Communications. Prior to joining Charter Communications, Inc., and Enstar Communications in May 2000, Mr. Andersen served as Vice President of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their public relations department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry’s highest honor — the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children’s programming, and is a former Chairman of the National Captioning Institute’s Cable Advisory Board.

      DAVID G. BARFORD, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations-Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

      J. CHRISTIAN FENGER, Senior Vice President of Operations — Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for the North Central Region since 1998. From 1992 until joining Charter in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor’s degree and his master’s degree in communications management from Syracuse University’s Newhouse School of Public Communications.

      ERIC A. FREESMEIER, Senior Vice President — Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers

Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor’s degree from the University of Iowa and a master’s degree from Northwestern University’s Kellogg Graduate School of Management.

      THOMAS R. JOKERST, Senior Vice President — Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

      KENT D. KALKWARF, Executive Vice President and Chief Financial Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Anderson LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

      RALPH G. KELLY, Senior Vice President — Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994 to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor’s degree in accounting from the University of Missouri — Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

      DAVID L. McCALL, Senior Vice President of Operations — Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association’s Tower Club.

      MAJID R. MIR, Senior Vice President — Telephony and Advanced Services. Prior to joining Charter in April 2001, Mr. Mir worded with GENUITY Networks, Inc. as Vice President, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as Assistant Vice President of Core Network Engineering. Mr. Mir served as Director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor’s of science in systems science from the University of West Florida and holds a master’s degree in business administration from the University of South Florida.

      JOHN C. PIETRI, Senior Vice President — Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier, he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

      MICHAEL E. RIDDLE, Senior Vice President and Chief Information Officer. Prior to joining Charter in December 1999, Mr. Riddle was Director, Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

      CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

      WILLIAM J. SHREFFLER, Senior Vice President of Operations — Central Division. Mr. Shreffler was promoted to his current position in January 2002, having previously served as President of Operations for the Michigan region. Prior to joining Charter in 1999, Mr. Shreffler acted as a Managing Director of Cablevision. Between 1995 and 1999, he held various positions with Century Communications, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffler acted as the Regional Controller for American Cable Systems and, following the acquisition of American by Continental Cablevision, as its General Manager in its

Chicago region. Mr. Shreffler holds degrees from Robert Morris College and Duquesne University and is obtaining a master’s degree in business from Lewis University in Chicago.

      STEPHEN E. SILVA, Executive Vice President — Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President — Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

      The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

      Effective September 28, 2001, Jerald L. Kent resigned his positions as the President and Chief Executive Officer of each of Enstar Communications Corporation and Charter Communications, Inc.

Charter Communications, Inc.

      Charter Communications, Inc. (also referred to as “Charter”) is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the fourth largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 7.0 million customers in 40 states. Since 1999, Charter, through its subsidiaries, completed 18 cable system acquisitions, which added approximately 4.7 million customers. Charter provides management services to Charter Holdco and its other subsidiaries, and, as the sole manager of Charter Holdco, it controls the affairs of Charter Holdco and its subsidiaries. Paul G. Allen controls approximately 93.5% of the voting power of Charter.

      Listed below are the directors of Charter Communications, Inc. Information about Charter’s executive officers is set forth under the heading Identity and Background of Certain Persons — Enstar Communications Corporation, on page                .

      PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World™ vision that Charter shares. Mr. Allen’s investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in USA Networks, Inc., TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of USA Networks, Inc., TechTV, Inc. and numerous privately held companies.

      CARL E. VOGEL, 44 (See Identity and Background of Certain Persons — Enstar Communications Corporation, on page      ).

      MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

      RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences,

Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

      NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

      WILLIAM D. SAVOY, 37, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., USA Networks, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

      JOHN. H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

The Charter Purchasers

      Each of the Charter Purchasers (i.e., Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisition Partners, LLC) is a Delaware limited liability company and is an indirect subsidiary of Charter Communications, Inc. (and, therefore, an affiliate of Enstar Communications) as shown on the Ownership Structure Chart on page      .

VOTING PROCEDURES

      The Charter Sales Proposal is a single proposal on which you are being asked to vote. If you vote to “APPROVE” the Charter Sales Proposal, you are voting to approve each of its two components.

      Further the Poplar Bluff Proposal and the Charter Sales Proposal are separate proposals that are being voted on separately. Neither is dependent or contingent on the other.

      A vote of the holders of a majority of the Units outstanding on the Record Date to approve either or both the Charter Sales Proposal or the Poplar Bluff Proposal will bind all Unitholders as to that proposal.

      The close of business on                     , 2001, is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Charter Sales Proposal and the Poplar Bluff Proposal. Consents of the Unitholders to the Proposals will be solicited during the period, also referred to as the “Solicitation Period,” which begins on [date of Solicitation] and will end at 5:00 p.m., New York City time, on [30 days from date of Solicitation], 2001 or, if the General Partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended solicitation period. The enclosed consent card permits you to approve, disapprove or abstain with respect to the Charter Sale Proposal and the Poplar Bluff Proposal. Please indicate your approval, disapproval or abstention as to each of the Proposals by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar IV-1 has engaged to act as Soliciting Agent.

      If you sign and send in the enclosed consent card and do not indicate how you want to vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE both the Charter Sales Proposal and the Poplar Bluff Proposal. If you ABSTAIN as to a proposal, it will have the same effect as a vote to DISAPPROVE that proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on [30 days from date of Solicitation], 2001 or, if the General Partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period. You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period.

      On September 30, 2001, there were 39,982 outstanding Units entitled to vote on the Charter Sale Proposal, which were held by 1,278 Unitholders. The vote of Unitholders holding at least a majority of the Units outstanding on the Record Date are required in order to approve the Charter Sales Proposal and to approve the Poplar Bluff Proposal.

AVAILABLE INFORMATION

      This Consent Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar IV-1, its assets and the transactions described herein. With respect to statements contained in this Consent Solicitation Statement as to the content of any contract or other document filed as an exhibit to Enstar IV-1’s Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001, or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar IV-1. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.

      The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

EXHIBIT A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

By and Among

ENSTAR INCOME PROGRAM II-1, L.P.,
ENSTAR INCOME PROGRAM II-2, L.P.,
ENSTAR INCOME PROGRAM IV-3, L.P.,
ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.,
ENSTAR CABLE OF MACOUPIN COUNTY, and

ENSTAR IV/PBD SYSTEMS VENTURE

as Sellers,

and

CHARTER COMMUNICATIONS ENTERTAINMENT I, LLC,

INTERLINK COMMUNICATIONS PARTNERS, LLC

RIFKIN ACQUISITION PARTNERS, LLC
as Buyer

DATED AS OF AUGUST 29, 2001

A-1

ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT, made as of the 29th day of August, 2001, is by and among Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisitions Partners, LLC each a Delaware limited liability company (collectively “Buyers,” and each individually, a “Buyer”), and Enstar Income Program II-1, L.P., a Georgia limited partnership, Enstar Income Program II-2, L.P., a Georgia limited partnership, Enstar Income Program IV-3, L.P., a Georgia limited partnership, Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership, Enstar IV/PBD Systems Venture, a Georgia general partnership and Enstar Cable of Macoupin County, a Georgia general partnership (collectively, “Sellers,” and each individually, a “Seller”).

W I T N E S S E T H:

                  WHEREAS, Sellers own and operate cable television Systems (as hereinafter defined) serving areas in and around Taylorville, Hillsboro, Flora, Macoupin, Shelbyville and Mt. Carmel, Illinois (“Systems”), and propose to convey them to Buyers, as more particularly described in Schedule 1.1 hereto;

                  WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, substantially all of Sellers’ respective assets comprising or used or usable in connection with their operation of their respective Systems, upon the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sellers and Buyers do hereby agree as follows:

1. Definitions.

                  Terms Defined in this Section. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital:

                  “Agreements” means this Agreement and all related written agreements, instruments, affidavits, certificates and other documents, that are executed and delivered by Buyer or Sellers pursuant to this Agreement or in connection with Buyer’s purchase of the Assets or any other transactions contemplated by the Agreements, regardless of whether such instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

                  “Basic Cable Service” means the tier of cable television service that includes the retransmission of local broadcast signals.

                  “Contracts” means, with respect to the Assets or operation of the Systems means: any contract for the purchase, sale or lease of real property or any option to purchase or sell real property; any installment sale agreement or liability; any multiple dwelling unit or bulk service agreement, pole attachment agreement; railway or utility agreement; retransmission consent agreement; must carry notice or agreement; written agreement with subscribers for cable television service or written hotel and motel agreement, except for such agreements as have been entered into in the ordinary course of business; any other contract, agreement, commitment, understanding or instrument that is material to Seller, the Systems or the Assets.

                  “Enstar” means Enstar Communications Corporation, a Georgia corporation.

                  “Expanded Basic Service” means the tier of cable television service offered separately from Basic Cable Service and for a charge in addition to that charged for Basic Cable Service, and that can only be purchased by subscribers that also receive Basic Cable Service, but not including any a la carte programming tier or other programming offered on a per channel or per program basis.

                  “General Partner” means each general partner of each of the General Partnerships.

                  “General Partner Consents” means the written consents of the General Partners that are necessary for the consummation of the transactions contemplated by this Agreement by each of the General Partnerships in accordance with the terms hereof, which shall be in form and substance satisfactory to such General Partnership.

                  “Governmental Authorizations” means, collectively, all franchises and other authorizations, agreements, licenses and permits for and with respect to the construction and operation of any of the Systems obtained from any governmental authority, including any agency, board, bureau, court commission, department or administration of the United States government, any state government or any local governmental body.

                  “Limited Partner” means each of the limited partners of each Limited Partnership and each of the limited partners in each General Partner.

                  “Limited Partner Consents” means the written consents of the Limited Partners of each Seller that is a Limited Partnership, or in the case of a Seller that is a General Partnership, the General Partner thereof, that are necessary for the consummation of the transactions contemplated by this Agreement by such Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to such Seller.

                  “Limited Partnership” means each of the Sellers that is identified in the preamble hereto as a limited partnership.

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                  “Material Adverse Effect” means a material adverse effect on any of the business, financial condition, results of operations, assets or liabilities of any Seller or the Systems, taken as a whole.

                  “Material Consents” means the Required Consents designated as Material Consents in Schedule 8.3.

                  “Minimum Subscriber Number” means, with respect to a System, the Minimum Subscriber Number with respect to such System set forth in Schedule 1.1.

                  “Outside Closing Date” means February 28, 2002.

                  “Permitted Encumbrances” means the following: (i) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar legal requirements; (iii) rights reserved to any governmental authority to regulate the affected property; and (iv) as to interests in real property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized.

                  “Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  “Required Consents” means any consent of any governmental authority or other Person under any Governmental Authorization, contract or other instrument which is necessary as a condition to its transfer or assignment or as a condition to the consummation of the transaction contemplated by the Agreements as indicated by an asterisk or other annotation on the Schedules.

                  “Subscriber” means an active customer of one of the Systems who subscribes for Basic Cable Service in a single household (excluding “second connections”, as such term is commonly understood in the cable television industry, and any account duplication), commercial establishment or in a multi-unit dwelling (including motels and hotels), and has paid the applicable full non-discounted rate for at least one month’s Basic Cable Service (including deposit and installation charges consistent with the applicable Seller’s applicable past practice); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtains service on a “bulk-rate” basis shall be determined on a System-by-System basis by dividing the gross bulk-rate revenue for Basic Cable Service and Expanded Basic Service (but not revenues from tier or premium services, installation or converter rental) attributable to such multi-unit dwelling or commercial establishment in each System by the subscription rate for individual households within such System for the higher level of Basic Cable Service and Expanded Basic Service offered by such System. For purposes of this definition, an “active customer” shall mean any customer: (i) who has not given or been given notice of termination and who, consistent with the applicable Seller’s policies, should not have been given notice of termination; provided, that the number of subscribers referred to in this

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clause (i) shall be net of the number of prospective subscribers whose connection to a System is pending; (ii) who has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices, excluding any customers who became subscribers as a result of any such promotions conducted within the preceding thirty (30) days; and (iii) whose account does not have an outstanding balance (other than an amount of $5.00 or less) more than 60 days past due (with an account being past due one day after the first day of the period to which the applicable billing relates).

                  “Transferable Franchise Area” means any franchise area with respect to which (A) any Required Consent necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law, or (B) no Required Consent is necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement.

                  “Voting Period” means the period during which the Limited Partners of any Seller are entitled to vote to approve or disapprove the transactions contemplated by this Agreement with respect to such Seller.

                  “WARN Act” means the Worker Adjustment Retraining and Notification Act.

2. Sale of Assets; Assumption of Certain Liabilities.

         2.1 Sales of Assets.

                  (a) Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date in accordance with Schedule 1.1, each Seller agrees to sell, assign, transfer, convey and deliver to the designated Buyer, and each Buyer agrees to purchase and acquire from the designated Seller, all right, title and interest of such Seller in the Assets (as defined herein), free and clear of all encumbrances other than Permitted Encumbrances. The “Assets” shall mean all of the assets (tangible and intangible, real and personal), owned, leased or otherwise held by such Seller and used or usable in connection with the operation of the Systems; provided, that the Assets shall not include any of the “Excluded Assets,” as defined in Section 2.1(b) and assets disposed of by Sellers between the date hereof and the Closing Date on an arms’ length basis in the ordinary course of business. Except as expressly set forth in this Agreement, the Assets will be conveyed to Buyer on an “AS IS, WHERE IS” basis without representations or warranties of any kind or manner whatsoever. As more particularly identified on Schedule 2.1(a)(i) and 2.1(a)(iii), the Assets shall include, without limitation, the following:

                           (i) all of Sellers’ rights under the Contracts and Governmental Authorizations relating to operation of the Systems, and all intangibles relating to operation of the Systems, including, but not limited to, all claims and goodwill, if any, with respect to the operation of the Systems as listed on Schedule 2.1(a)(i);

                           (ii) all tangible personalty, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware,

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subscriber devices, “headend” equipment, facilities, vehicles, inventories, supplies and other personal property used or usable in the operation of the Systems;

                           (iii) all realty, towers, fixtures, easements, leasehold and other interests in real property with respect to operation of the Systems as listed on Schedule 2.1(a)(iii);

                           (iv) all accounts receivable of Sellers relating to their operation of the Systems; and

                           (v) all business records location at the premises of the Systems, or located elsewhere but necessary and customary to the management and operation of the Systems.

                  (b) Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the “Excluded Assets”):

                           (i) programming and retransmission consent agreements;

                           (ii) insurance policies of Sellers and rights and claims thereunder;

                           (iii) bonds, letters of credit, surety instruments and other similar items of Sellers;

                           (iv) cash and cash equivalents and notes receivable of Sellers;

                           (v) Sellers’ trademarks, trade names, service marks, service names, logos and similar proprietary rights;

                           (vi) Sellers’ minute books and other books and records related to internal matters, corporate matters and financial relationships with Sellers’ lenders and affiliates;

                           (vii) installment sale and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such agreements that are listed in Schedule 2.1(a)(i) and except any such agreements permitted to be entered into by Sellers hereunder;

                           (viii) all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; and

                           (ix) software licenses obtained by Sellers pursuant to master software licenses.

         2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth on the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the “Assumed Liabilities”):

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                           (i) liabilities and obligations under any Contracts, Governmental Authorizations, and other instruments included within the Assets and accruing and relating to the period from and after the Closing Date;

                           (ii) liabilities and obligations of Sellers to the extent there is a reduction in the Purchase Price with respect thereto; and

                           (iii) liabilities and obligations arising out of Buyer’s ownership or operation of the Systems from and after the Closing Date, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

All other obligations and liabilities of Sellers, including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Contracts assumed by Buyer relating to the time period prior to or on the Closing Date and (c) any claims or pending litigation or proceedings relating to the operation of the Systems prior to or on the Closing Date shall remain the obligations and liabilities of Sellers.

3. Closing.

         3.1 Purchase Price. The aggregate purchase price payable for the Assets shall be Sixty-Three Million Dollars ($63,000,000), subject to Sections 9.1 and 11.1, and as adjusted at the Closing pursuant to Section 3.3(a) (the “Purchase Price”), and as further adjusted post-Closing pursuant to Section 3.3(b). The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.1.

         3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the “Closing”) shall take place at 9:00 a.m. at the offices of Charter Communications Inc. 12405 Powerscourt Drive, St. Louis, MO 63131, or at such other time and location mutually determined by Sellers and Buyer, on the last Business Day of the calendar month that is at least five (5) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7.3, 7.4, 8.3, 8.4 and 8.6 hereof. The Closing shall be effective as of 11:59 p.m. St. Louis time on the date the Closing actually occurs (“Closing Date”). At Closing, Buyer shall deliver to Sellers, the Purchase Price, in immediately available funds by wire, inter-bank or intra-bank transfer to Sellers in accordance with Sellers’ written instructions.

         3.3 Adjustment of Purchase Price.

                  (a) The Purchase Price payable to each Seller shall be subject to adjustment, to reflect, in accordance with generally accepted accounting principles, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of such Seller’s Systems for any period prior to such time on the Closing Date are for the account of the applicable Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of such Seller that Buyer does not assume) attributable to the operation of such Seller’s Systems from and after such time on the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price payable to each Seller pursuant to this Section 3.3(a) shall consist of the following:

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                           (i) an increase in the Purchase Price by an amount equal to the sum of:

                                 (A) all prepaid items relating to the ownership or operation of the Assets or the Systems and for which Buyer will receive a benefit after the Closing, which prepaid items shall be prorated between the applicable Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include, without limitation, all such prepaid items attributable to: real and personal property taxes and assessments levied against the Assets; real and personal property rentals; pole rentals; and power and utility charges;

                                 (B) the sum of 99% of the book value of all subscriber accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates); plus 95% of the book value of all advertising and other accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than ninety (90) days from the invoice date; and

                           (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                                 (A) the amount of all subscriber prepayments, credit balances and deposits held by Seller as of the Closing Date with respect to such Seller’s Systems;

                                 (B) all accrued and unpaid expenses relating to the ownership or operation of such Seller’s Assets and Systems, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between such Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 3.3(a)(i)(A) above);

                                 (C) in the event that the number of Subscribers on the Closing Date for any of such Seller’s Systems is less than the Minimum Subscriber Number for such System, the product of (i) $2,258.00 and (ii) the number of Subscribers by which the number of Subscribers served by a Seller is less than the Minimum Subscriber Number as of the Closing Date;

                                 (D) with respect to any Retained Franchises (and the Retained Assets with respect thereto), shall be the product of (i) the number of Subscribers covered by such Retained Franchise as of the Closing Date, based on the Pre-Closing Certificate, as it may be modified to reflect the resolution of any pre-Closing disputes with respect thereto, and (ii) the Subscriber Adjustment Amount applicable to the Seller of such Retained Franchise and Assets.

                                 (E) with respect to employees of Sellers hired by Buyers, accrued obligations for vacation and sick days, subject to Section 6.4(c); and

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Sellers shall deliver to Buyer a certificate signed by Sellers (the “Pre-Closing Certificate”), which shall specify each Seller’s good faith best estimate of the adjustments to the Purchase Price payable to such Seller required under this Section 3.3(a), calculated as of the Closing Date. Within 90 days after the Closing Date, each Buyer shall deliver to Sellers a certificate signed by such Buyer (the “Post-Closing Certificate”), which shall set forth such Buyer’s final adjustments to the Purchase Price payable to each Seller to be made as of the Closing Date pursuant to this Section 3.3(a), together with such documentation as may be necessary to support such Buyer’s determination thereof; and, thereafter, such Buyer shall provide each Seller with such other documentation relating to the Post-Closing Certificate as such Seller may reasonably request. If a Seller wishes to dispute the final adjustments to the Purchase Price to be made as of the Closing Date pursuant to this Section 3.3(a), as reflected in the Post-Closing Certificate, such Seller shall, within thirty (30) days after its receipt of the Post-Closing Certificate, serve the applicable Buyer with a written description of the disputed items together with such documentation as such Buyer may reasonably request. If any Seller notifies a Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if a Seller fails to deliver its report of any proposed adjustments within the thirty (30)-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate for such Seller shall be conclusive, final and binding on such Buyer and such Seller as of the last day of such thirty (30)–day period. If a Buyer and any Seller cannot resolve any dispute within thirty (30) days after a Buyer’s receipt of such Seller’s written objection, such Buyer and such Seller, shall, within the ten (10) days following expiration of such thirty (30)–day period, appoint KPMG or such other independent public accounting firm of national reputation as is agreed upon by the parties to resolve the dispute, provided such firm is not the auditor for either Buyer or the applicable Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by such Seller. Such firm shall report its determination in writing to the applicable Buyer and Seller, and such determination shall be conclusive and binding on such Buyer and Seller and shall not be subject to further dispute or review.

                  (b) If, as a result of any resolution reached by any Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to Section 3.3(b), a Buyer is finally determined to owe any amount to any Seller, or any Seller is finally determined to owe any amount to a Buyer, the obligor shall pay such amount to the other party hereto within three (3) Business Days of such determination. Notwithstanding the foregoing, a Buyer shall pay to the applicable Seller or such Seller shall pay to the applicable Buyer, as the case may be, the amount due such other party with respect to any item that is not in dispute within three (3) Business Days of the date on which a dispute no longer exists in immediately available funds to an account or accounts specified in writing by the obligee.

         3.4 Instrument of Assignment and Assumption. At the Closing, each Buyer and each Seller will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, as appropriate in the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreements”).

         3.5 Purchase Price Allocation. Each Buyer and each Seller will use good faith efforts to agree on the allocation, for tax reporting purposes, of the Purchase Price payable to

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such Seller among the Assets being conveyed by such Seller and shall file the form required to be filed under Section 1060 of the Internal Revenue Code consistent with such allocation.

4. Representations and Warranties of Sellers.

         Each Seller hereby represents and warrants to Buyers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed by it pursuant to this Agreement.

         4.1 Organization, Qualification and Power.

                  (a) Each Seller is a limited partnership or general partnership (as indicated in the preamble hereto) duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. Each Seller is duly qualified as a foreign partnership authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

                  (b) Enstar is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on the business in which it is engaged in the manner in which such business is now carried on. Enstar is the sole general partner of each Limited Partnership and of each of the General Partners. Enstar is duly qualified as a foreign corporation authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

         4.2 Capacity; Due Authorization; Enforceability. Subject to obtaining the Limited Partner Consents and the General Partner Consents, all requisite limited partnership or general partnership action, as the case may be, required to be taken by Seller for the execution, delivery and performance by Seller of the Agreements to which it is a party have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. Enstar has the full legal capacity and legal right, power and authority to execute the Agreements to which Seller is a party on behalf of Seller or, if Seller is a General Partnership, on behalf of each General Partner thereof. Subject to obtaining the Limited Partner Consents and the General Partner Consents, this Agreement has been duly executed and delivered by Seller, and the Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

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         4.3 Absence of Conflicting Agreements.

                  (a) The execution and delivery of the Agreements to which Seller is a party and the consummation of the transactions contemplated thereby (provided that all of the Required Consents and the Limited Partner Consents and General Partner Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate (i) Seller’s certificate of formation or limited partnership agreement, if Seller is a Limited Partnership, or (ii) Seller’s general partnership agreement, if Seller is a General Partnership; (b) violate any legal requirement applicable to Seller, the Assets or the Systems; (c) conflict with or result in any breach of or default under any contract, note, mortgage or agreement to which Seller is a party or by which Seller is bound.

         4.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Seller’s knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         4.5 Broker; Brokers’ Fees. Except for Daniels & Associates, Inc., which has been retained by and whose fee shall be paid by Sellers, neither Sellers nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement. Sellers agree to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by them.

5. Representations and Warranties of Buyers.

         Each Buyer hereby represents and warrants to Sellers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed to it pursuant to this Agreement.

         5.1 Organization, Qualification and Power. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. On the Closing Date, Buyer will be duly qualified to do business in all jurisdictions where the ownership and operation of the Assets and Systems requires such qualification.

         5.2 Capacity; Due Authorization; Enforceability. All requisite limited liability company action required to be taken by Buyer for the execution, delivery and performance by Buyer of the Agreements to which Buyer is a party have been duly performed. Buyer has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and is, and the Agreements to which Buyer is a party, upon execution and delivery, will be, a legal, valid and binding obligation of Buyer, enforceable in accordance with

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its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         5.3 Absence of Conflicting Agreements. The execution and delivery of the Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby (provided all of the Required Consents are obtained and the applicable waiting period(s) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) shall have expired or been terminated) will not (a) violate Buyer’s certificate of formation or operating agreement; (b) violate any legal requirement applicable to Buyer, the Assets on the Systems; (c) conflict with or result in a breach of or default under any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer’s knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Brokers. Neither Buyer nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

6. Covenants of Sellers and Buyer.

         6.1 Continuity and Maintenance of Operations. Except as the designated Buyer may otherwise agree in writing, until the Closing each Seller shall operate its respective Systems in the ordinary course of business consistent with past practices and shall maintain and repair the Assets in the ordinary course of business and make capital expenditures consistent with its year 2001 and 2002 budgets, and at Closing, Assets shall be in substantially the same condition at Closing, ordinary wear and tear excepted.

         6.2 Notification.

                  (a) Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

                  (b) If Buyer or any Seller acquires actual knowledge before the Closing Date that a material breach of any of Sellers’ or Buyer’s (as the case may be) representations or warranties has occurred, the party acquiring such actual knowledge shall provide prompt written notice to Buyer or the applicable Seller (as the case may be) describing such breach.

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Notwithstanding the foregoing, no notice or information delivered by or to any party shall affect the other party’s right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         6.3 Regulatory Filings. As soon as may be reasonably practicable, Buyer and Sellers shall make such filings as are required by the pre-merger notification rules issued under the HSR Act. Buyer and the applicable Sellers shall share equally all filing fees associated with each HSR filing required in connection with this Agreement. Each Party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period.

         6.4 Employees; Employee Benefits.

                  (a) Subject to the following sentence, effective as of and contingent upon the Closing, Buyer shall make offers of employment to those of Sellers’ employees who render services to the Systems as Buyer shall determine, in its sole and absolute discretion. Prior to Closing each Seller shall, with respect to its employees, take all actions reasonably necessary to comply with the WARN Act, if applicable, and any applicable comparable state laws. Each Seller shall pay when required all compensation and shall provide all benefits to its respective employees as are required, and, except as set forth in Section 6.4(b) Seller shall retain liability for all obligations and liabilities owed to its respective employees that relate to periods prior to the Closing Date.

                  (b) Each Seller shall have full responsibility and liability for offering and providing “continuation coverage” to any “covered employee” who is an employee, and to any “qualified beneficiary” of such employee, and who is covered by a “group health plan” sponsored or contributed to by such Seller to the extent that such continuation coverage is required to be provided by such Seller under Internal Revenue Code (“IRC”) Section 4980B, and the regulations promulgated thereunder, as a result of a “qualifying event” experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq. of ERISA.

                  (c) Each Seller shall provide to Buyer a list of the accrued vacation and sick leave of each of its employees to whom Buyer has indicated it intends to offer employment. Each such employee shall be credited under Buyer’s vacation and sick leave policy with the full amount of vacation leave accrued by such employee but unused as of the Closing Date under the vacation policies of Sellers.

         6.5 Required Consents.

                  (a) Following the execution hereof, until the Closing Date, each Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Sellers, to obtain all Required Consents. Each Seller and Buyer shall prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof (subject to extension for a period

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of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including Federal Communications Commission (“FCC”) Forms 394 or other appropriate forms, to the extent such Seller determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer, in connection with the consummation of the transactions contemplated by this Agreement, of the Governmental Authorizations. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any Contract. Nothing in this section shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Sellers, provided that Sellers shall be liable for all obligations or liabilities under each Governmental Authorization or Contract during the period prior to the Closing Date.

         6.6 Use of Transferor’s Name. For a period of 180 days after the Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the Systems using the name “Enstar” and all derivations and abbreviations of such name and related trade names and marks in use in the Systems on the Closing Date, such use to be in a manner consistent with the way in which Sellers have used the marks. Within 180 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such name or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer.

         6.7 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by any Seller shall be shared equally by Buyer and such Seller. Buyer and Sellers will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.8 Further Assurances; Satisfaction of Covenants. Sellers and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Sellers and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         6.9 Limited Partner Consents. As soon as reasonably practicable following the execution hereof, the Limited Partnerships and the General Partners shall, if required to do so under applicable Legal Requirements, file with the Securities and Exchange Commission (“SEC”) proposed proxy materials relating to the Limited Partnerships’ and the General Partners’ solicitation of the Limited Partner Consents. Each Limited Partnership and General Partner shall use reasonable efforts (i) to have such proxy materials cleared by the (if applicable) so as to

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enable it to disseminate definitive proxy materials to its respective Limited Partners, (ii) to disseminate such materials, upon receipt of SEC clearance (if applicable), to its respective Limited Partners and (iii) thereafter to obtain the Limited Partner Consents. Sellers shall give Buyer prompt notice when the Limited Partner Consents have been obtained and when any material development has occurred that causes substantial doubt as to whether the Limited Partner Consents will be obtained.

         6.10 Acquisition Proposals. If, prior to obtaining all the Limited Partner Consents, any Seller or any Person acting on behalf of any Seller receives a solicitation from a third party regarding an Acquisition Proposal (as defined herein), which Acquisition Proposal such Seller intends to submit to its respective Limited Partners (or the Limited Partners of its General Partner, as the case may be) for their approval, such Seller shall, within five (5) Business Days following receipt of such solicitation, notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days following receipt of such notification, to submit an Acquisition Proposal in response to the third party’s Acquisition Proposal (a “Buyer Acquisition Proposal”), which Buyer Acquisition Proposal shall contain all the terms and conditions of this Agreement other than the Purchase Price. For purposes hereof, an “Acquisition Proposal” means any bona fide proposed (i) asset acquisition or exchange or similar transaction providing for any third party’s acquisition of any of the Assets or Systems or (ii) acquisition of partnership interests of Sellers or General Partner, merger, consolidation, exchange of partnership or other equity interests or similar transaction that would result in the acquisition by any third party of a percentage of such partnership interests in any Seller sufficient to give such third party voting control over the applicable Seller.

         6.11 Bulk Sales Buyer waives compliance with provisions of the Uniform Commercial Code relating to bulk transfers and similar laws in connection with the sale of Assets, subject to the Indemnification provisions of Section 10.

7. Conditions Precedent To Buyer’s Obligations.

         The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

         7.1 Representations and Warranties of Sellers. The representations and warranties of Sellers set forth in Section 4, shall be true and correct in all material respects at and as of the time of the Closing as though made at and as of that time.

         7.2 Covenants. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Transferable Franchise Areas; Material Consents (i) The Franchise Areas covering at least ninety percent 90% of Subscribers shall have become Transferable Franchise Areas; (ii) subject to clause (i), the Material Consents (other than those that pertain solely to

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non-Transferable Franchise Areas or Retained Assets) shall have been obtained (other than those that pertain solely to non-Transferable Franchise Areas) or waived;

         7.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act shall have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         7.5 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any governmental authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Buyer’s ownership or operation of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

         7.6 Delivery of Certificates and Documents. Sellers shall have furnished to Buyer the following:

                  (a) a certificate of the Secretary or Assistant Secretary of each Seller or, if applicable, such Seller’s ultimate corporate general partner, as to (i) all actions taken by and on behalf of Seller and its partners to authorize the execution, delivery and performance of the Agreements and (ii) the incumbency of officers signing the Agreement on behalf of such Seller;

                  (b) in the case of each Seller that is a Limited Partnership, a certificate of good standing of such Seller that is a limited partnership from the Secretary of State of its state of formation and a certificate of foreign qualification from the state of Illinois;

                  (c) a certificate of an executive officer of Enstar, certifying on behalf of Sellers that the conditions set forth in Sections 7.1 and 7.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Sellers;

                  (e) a deed, in form and substance reasonably satisfactory to the applicable Seller and Buyer, conveying title to each parcel of real property owned by such Seller to Buyer;

                  (f) copies of all Material Consents obtained on or prior to Closing; and

                  (g) other documents as are reasonably necessary to transfer title to the Assets to Buyer.

         7.7 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

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< P>         7.8 Discharge of Liens. Seller shall have secured the termination discharge and release of all encumbrances of any nature, other than Permitted Encumbrances, on the Assets.

         7.9 Opinion of Seller’s Counsel. Purchaser shall have received the opinions of counsel for Seller reasonably required by Buyer.

         7.10 No Default Under Documents. As of the closing date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

8. Conditions Precedent to Sellers’ Obligations.

         The obligations of Sellers to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

         8.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 5, shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Transferable Franchise Areas; Material Consents. (i) The Franchise Areas covering at least ninety percent (90%) of Subscribers shall have become Transferable Franchise Areas; and (ii) subject to clause (i), the Material Consents issued by governmental authorities (other than those that pertain solely to non-Transferable Franchise Areas or Retained Assets) shall have been obtained.

         8.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act will have been made with the Federal Trade Commission and the United States Department of Justice, and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         8.5 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Sellers shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         8.6 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

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         8.7 Delivery of Certificates and Documents. Buyer shall have furnished to Sellers the following:

                  (a) a certificate of the Secretary or Assistant Secretary of Buyer as to (i) resolutions of Buyer authorizing the execution, delivery and performance of the Agreements; and (ii) the incumbency of officers signing the Agreements on behalf of Buyer;

                  (b) a certificate of legal existence and good standing of Buyer from the Secretary of State of Buyer’s state of organization and a certificate of foreign qualification of Buyer in the state of Illinois;

                  (c) a certificate of an executive officer of Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Buyer;

         8.8 Payment for Assets. Buyer shall have delivered the Purchase Price as provided in Section 3.2.

         8.9 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Seller’s right to dispose of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

9. Retained Franchises and Assets.

         9.1 Non-Transferable Franchise Areas. In the event that on the Closing Date any franchise area is not a Transferable Franchise Area, then the Franchise covering such Franchise Area (“Retained Franchise”) and any other Assets used solely in connection with any Seller’s operations within such Franchise Area (“Retained Assets”) shall be excluded from the Assets conveyed on the Closing Date, and the provisions of this Section 9 shall apply.

         9.2 Retained Franchise Consents. From and after the Closing Date the Seller(s) owning any Retained Franchises or Retained Assets shall continue to use commercially reasonable efforts to obtain the Required Consent with respect to any Retained Franchise (“Retained Franchise Consent”).

         9.3 Subsequent Closings. Subject to Section 9.4, at such time as the Franchise Area covered by any Retained Franchise shall become a Transferable Franchise Area, Buyer and the applicable Seller shall conduct a closing (each, a “Subsequent Closing”) at which such Seller

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shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, the Retained Franchise covering such Franchise Area and any Retained Assets with respect thereto. Each Subsequent Closing shall take place on a Business Day on which the relevant parties shall agree and that is not less than five (5) nor more than ten (10) business days from the date on which Buyer receives notice that the Retained Franchise Consent is obtained or the relevant Franchise Area has otherwise become a Transferable Franchise Area. At such Subsequent Closing, (i) Buyer shall deliver to the applicable Seller, the Franchise Purchase Price with respect to such Retained Franchise and any such Retained Assets; and (ii) Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

         9.4 Final Closing. If, on the date that is one (1) year from the date of the Closing Date, any Franchise Area shall not have become a Transferable Franchise Area, Buyer and the Seller with respect thereto shall nevertheless conduct a final Closing with respect to the Retained Franchise and Retained Assets relating to any such Franchise Area (“Final Closing”), at which such Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, such Retained Franchise and Retained Assets. Such Final Closing shall occur on such one year anniversary date or, if such date is not a business day, on the next business day. At such Final Closing, Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

10. Indemnification.

         10.1 Indemnification.

                  (a) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon, arise out of or are related to the assertion of any claim or legal action against such Seller by any Person or governmental authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing Date

                  (b) Subject to the provisions of this section, each Seller agrees to indemnify and hold harmless each Buyer, its shareholders, directors, members, officers, and controlling persons, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal, accounting and experts’ fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties) which any such person may incur or suffer, as a result of arising in connection with or relating to any and all claims of third parties (including the claims of any Limited Partners of Seller or Seller’s General Partner) to the extent such claims are based upon, arise out of or relate to (i) any liability of such Seller arising or accruing on or prior to, or existing on, the Closing Date, except any such liability for which an adjustment to the Purchase Price is made pursuant to Section 3.3(a)(ii); or (ii) any obligation or liability of such Seller not assumed by Buyer pursuant to the terms of this

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Agreement; or (iii) the authority of Seller to enter into and consummate the transactions contemplated hereby.

                  (c) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon the authority of Buyer to enter into and consummate the transactions contemplated hereby.

         10.2 Assertion of Claims.

                  (a) If Buyer, on the one hand, or any Seller, on the other hand believes that it has a claim for indemnification, it shall notify the other (the particular Seller, in the case of a claim against a particular Seller) promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

                  (b) Neither this Section 10 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

         10.3 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 10.1, the party seeking indemnification (the “Indemnitee”) shall give notice in writing to the party from whom indemnification is sought (the “Indemnitor”). The omission by such Indemnitee to so notify promptly such Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any claim shall be asserted or suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor’s written confirmation of its indemnity obligations hereunder with respect to such claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee’s consent, which consent shall be not unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee’s control.

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11. Termination.

         11.1 Termination. This Agreement may be terminated prior to the Closing only in accordance with the following:

                  (a) At any time by mutual consent of the Sellers and Buyer;

                  (b) By either Sellers or Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party seeking to terminate; provided, that, either party may, at its sole option, extend such date for an additional three (3) months if as of such date the conditions to Closing set forth in Sections 7.3 and 8.3 shall have not been satisfied; or

                  (c) By either Sellers or Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within thirty (30) days after written notice thereof is delivered to the non-terminating party, provided that the terminating party is not also in material breach or material default hereunder;

                  (d) By either Sellers or Buyer, if the representations and warranties of the other party are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured by the Outside Closing Date, provided that all of the representations and warranties of the terminating party are true and correct in all respects; provided, that for purposes of this Section 11.1(d), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

                  (e) By Buyer in the event that any of the following shall occur: (i) as of the date that is one hundred twenty (120) days following the date hereof, the Limited Partners holding forty percent (40%) or more of the Interests of any Limited Partnership or any General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement (unless the Limited Partners holding fifty percent (50%) or more of the Interests of such Limited Partnership or General Partner shall have approved the transactions contemplated hereby); (ii) as of any date, the Limited Partners holding fifty percent (50%) or more of the Interests of any Limited Partnership or General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement or approved any Acquisition Proposal; or (iii) as of the termination of the Voting Period applicable to any Limited Partnership or General Partner, the Limited Partner Consents of such Limited Partnership or General Partner shall not have been obtained; provided, however, that for purposes of clauses (i) and (ii) the percentage of Interests disapproving the transactions contemplated by this Agreement or approving an Acquisition Proposal shall not include any disapprovals or approvals (as the case may be) that shall have been rescinded, revoked or otherwise withdrawn as of the date of such termination;

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         11.2 Breakup Fee; Acquisition Proposals.

                  (a) Each Seller shall pay to Buyer a Breakup Fee (as defined herein), in accordance with the terms of this Section 11.2, in the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination any Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have either disapproved the transactions contemplated by this Agreement or given their consent to an Acquisition Proposal submitted by a third party, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Limited Partnership or General Partner shall not have been obtained. Sellers shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds or by certified check (in accordance with Buyer’s written instructions) within five (5) Business Days following the date of termination pursuant to Section 11.1(e). For purposes hereof, the “Breakup Fee” with respect to any Seller means a pro rata portion of the aggregate amount of $1,500,000, which shall be determined by allocating the amount of $1,500,000 among Sellers based on the allocation of the aggregate Purchase Price among Sellers.

                  (b) In the event that the Closing does not occur and this Agreement is terminated with respect to a Seller solely as a result of the failure to satisfy the conditions to Closing set forth in Sections 7.9 and 8.6 with respect to such Seller, and within six (6) months following the termination of the applicable Voting Period, such Seller receives an Acquisition Proposal from a third party, which Acquisition Proposal such Seller intends to submit to its or its General Partner’s respective Limited Partners, as the case may be, for their approval, such Seller shall notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days of such notification, to submit a Buyer Acquisition Proposal.

         11.3 Reimbursement of Expenses. In the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination no Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have disapproved the transactions contemplated by this Agreement, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Seller shall not have been obtained, such Seller(s) or General Partner(s) for which the Limited Partner Consents shall not have been obtained will reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with the negotiation and performance of this Agreement.

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         11.4 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Sellers pursuant to this Section 11, prompt written notice thereof shall be given to the other party or parties; and this Agreement shall terminate without further action by any of the parties hereto, and all obligations of the parties hereunder with respect to which this Agreement is terminated shall terminate, except for the obligations set forth in Sections 11.2, 11.3, 11.5, 12 and 21.

         11.5 Attorney’s Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party’s remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

12. Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

13. Entire Agreement.

         Buyer and Sellers agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14. Parties Obligated and Benefited.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without Sellers’ prior consent, to assign this Agreement, in whole or in part to any Affiliate of Buyer, provided such assignment is not reasonably expected to cause a delay of the consummation of the transactions contemplated by this Agreement, and that in the event of any such assignment Buyer shall remain liable for payment of the full Purchase Price as provided in this Agreement.

15. Notices.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

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If to any Seller:	Enstar Communications Corporation 12405 Powerscourt Drive St. Louis, MO 63131 Telephone: (314) 965-0555 Telecopy: (314) 965-0571 Attention: Ralph G. Kelly, Senior Vice President — Treasurer

With a copy to:	Baer Marks & Upham LLP 805 Third Avenue New York, NY 10022 Telephone: (212) 702-5700 Telecopy: (212) 702-5941 Attention: Stanley E. Bloch, Esq.

and

If to Buyer:	Charter Communications 12405 Powerscourt Dr. St. Louis, Missouri 63131 Telephone: (314) 965-0555 Telecopy: (314) 965-6492 Attention: David Busker

With a copy to:	Marcy Lifton, Esq. 12405 Powerscourt Drive St. Louis, MO 63131 Telephone: (314) 543-2414 Telecopy: (314) 965-6640

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 15.

Notices and other communications provided in accordance with this Section 15 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

16. Amendments and Waivers.

         Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the

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written consent of Sellers and Buyer. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17. Severability.

         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted. In addition, nothing in this contract shall be construed as imposing joint and several liability upon the respective entities comprising Buyer.

18. Section Headings and Terms.

         The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

20. Governing Law; Consent in Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of New York.

21. Specific Performance.

         The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

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         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

BUYERS:

CHARTER COMMUNICATIONS ENTERTAINMENT I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

INTERLINK COMMUNICATIONS PARTNERS, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

RIFKIN ACQUISITION PARTNERS, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

SELLERS:

ENSTAR INCOME PROGRAM II-1, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME PROGRAM II-2, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME PROGRAM IV-3, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR CABLE OF MACOUPIN COUNTY

By:	Enstar Income Program IV-I, L.P., General Partner

	By:	Enstar Communications Corporation, its General Partner

		By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR IV/PBD-SYSTEMS VENTURES

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

EXHIBIT B

Enstar Communications Corporation

September 10, 2001

Charter Communications Entertainment I, LLC
Interlink Communications Partners, LLC
Rifkin Acquisition Partners, LLC
12444 Powerscourt Drive – Suite 100
St. Louis, Missouri 63131

Re:	Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001

Ladies and Gentlemen:

         Reference is hereby made to that certain Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers (collectively, “Sellers”), and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer (collectively, “Buyers”), dated as of August 29, 2001 (the “Purchase Agreement”). Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Purchase Agreement.

         For and in consideration of the mutual covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree that the Purchase Agreement is hereby amended and supplemented as follows:

B-1

1.	Clause (ii) of Section 3.3(a)(ii)(D) is hereby amended to read: “(ii) $2,258 (such product, the “Franchise Purchase Price”).”

2.	Clause (i) of Section 6.9 is hereby amended by inserting the term “SEC” between the word “the” and the parenthetical phrase “(if applicable)” appearing therein.

3.	The last sentences of Sections 9.3 and 9.4 are each hereby amended by replacing “Sections 7.6(d), (f), (g) and (h)” with “Sections 7.6(d), (e), (f) and (g).”

4.	Section 10 is hereby amended by adding thereto the following new Section 10.4:

“10.4 Survival of Representations and Warranties. None of the representations and warranties of the parties contained in this Agreement shall survive the Closing, other than the representations and warranties of Sellers set forth in the first three sentences of Section 4.2 and the representations and warranties of Buyers set forth in the first two sentences of Section 5.2

5.	Clause (ii) of Section 11.1(e) is hereby amended to read: “(ii) as of any date prior to the date of termination of the Voting Period of any Limited Partnership or General Partner, the Limited Partners holding fifty percent (50%) or more of the interests of such Limited Partnership or General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement or approved any Acquisition Proposal;”

6.	The following subsection (f) is hereby added to Section 11.1:

"(f) By Sellers or Enstar, at any time prior to the Closing, if any Seller or Enstar receives a proposal for an Acquisition Proposal (i) that Enstar determines in its good faith judgment is more favorable to the Limited Partners than is this Agreement, and (ii) as a result of which Enstar determines in good faith, based upon the advice of its counsel, that it is obligated by its fiduciary obligations under applicable law to terminate this Agreement.”

7.	Section 11.2(a) is hereby amended to read, in its entirety, as follows:

"(a) Each Seller shall pay to the applicable Buyer a Breakup Fee (as defined herein), in accordance with the terms of this Section 11.2, in the event that either (i) this Agreement is terminated pursuant to Section 11.1(f), or (ii) (A) this Agreement is terminated by Buyers pursuant to Section 11.1(e), and (B) as of the date of such termination, any Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and, in the case of termination pursuant to either clause (i) or (ii) hereof, Buyers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement during the period prior to the first to occur of (x) the termination of this Agreement pursuant to Section 11.1(f), (y) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have either disapproved the transactions contemplated by this Agreement or given their consent to an Acquisition Proposal submitted by a third party, or (z) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Limited Partnership or General Partner shall not have been obtained. Sellers shall pay the Breakup Fee to Buyers by wire transfer of immediately available funds or by certified check (in accordance with Buyers’ written instructions) within five (5) business days following the date of termination pursuant to Section 11.1(e) or (f). For purposes hereof, the “Breakup Fee” with respect to any Seller means a pro rata portion of the aggregate amount of $1,500,000, which shall be determined by allocating the amount of $1,500,000 among Sellers based on the allocation of the aggregate Purchase Price among Sellers.

8.	Schedule 1.1 is hereby amended by deleting the column bearing the heading “Indemnity Fund.”

9.	It is hereby agreed that (i) where the Purchase Agreement contains capitalized terms that are not defined therein (including without limitation the terms “Business Day,” “Franchise,” “Franchise Area” and “Interest”), any such term shall have the same meaning as if used with initial lowercase letters, unless otherwise dictated by the context; (ii) where the context so requires, the term “Buyer” or “Seller” shall refer to the plural of such term; (iii) references to “Buyer” or “Seller” are intended to refer to the applicable Buyer or Seller, as required by the context; and (iv) “General Partnership” means each of the Sellers that is identified in the preamble hereto as a general partnership.

Please indicate your acceptance of the foregoing terms by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

ENSTAR COMMUNICATIONS CORPORATION

By:	/s/ Ralph G. Kelly Ralph G. Kelly Senior Vice President — Treasurer

As general partner of and on behalf of:
Enstar Income Program II-1, L.P.,
Enstar Income Program II-2, L.P.,
Enstar Income Program IV-3, L.P., itself and as general partner of Enstar
IV/PBD Systems Venture,
Enstar Income/Growth Program Six-A, L.P.,
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture and
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture

ACCEPTED AND AGREED TO:

Charter Communications Entertainment I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

Interlink Communications Partners, LLC		Rifkin Acquisition Partners, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President	By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

cc:	Kent D. Kalkwarf Marcy A. Lifton, Esq. Mike Talamantes Randy Wells

EXHIBIT C

ENSTAR COMMUNICATIONS CORPORATION

November 30, 2001

Charter Communications Entertainment I, LLC
Interlink Communications Partners, LLC
Rifkin Acquisition Partners, LLC
12405 Powerscourt Drive – Suite 100
St. Louis, Missouri 63131

Re:	Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001

         Reference is hereby made to that certain Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers (collectively, “Sellers”), and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer (collectively, “Buyers”), dated as of August 29, 2001 (the “Purchase Agreement”) and the Side Letter to such Agreement dated September 10, 2001. Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Purchase Agreement.

         For and in consideration of the mutual covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree that the Purchase Agreement is hereby amended and supplemented as follows:

1.	Section 9 of the Agreement shall de deleted in its entirety.

C-1

2.	The first sentence of Section 3.1 is hereby amended to read: “The aggregate purchase price payable for the Assets shall be Sixty-Three Million Dollars ($63,000,000), subject to Section 11.1, and as adjusted...”

3.	The two parentheticals in Section 7.3 and 8.3 which read "(other than those that pertain solely to non-Transferable Franchise Areas or Retained Franchises)” are hereby deleted.

4.	Section 3 of the Side Letter is hereby deleted in its entirety:

         Please indicate your acceptance of the foregoing terms by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

ENSTAR COMMUNICATIONS CORPORATION

By:	/s/ Ralph G. Kelly Ralph G. Kelly Senior Vice President — Treasurer

As general partner of and on behalf of:
Enstar Income Program II-1, L.P.,
Enstar Income Program II-2, L.P.,
Enstar Income Program IV-3, L.P., itself and as general partner of Enstar
IV/PBD Systems Venture,
Enstar Income/Growth Program Six-A, L.P.,
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture and
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture

ACCEPTED AND AGREED TO:

Charter Communications Entertainment I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

Interlink Communications Partners, LLC		Rifkin Acquisition Partners, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President	By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

EXHIBIT D

ASSET PURCHASE AGREEMENT

By and Between

ENSTAR IV/PBD SYSTEMS VENTURE,

as Seller,

and

CITY OF POPLAR BLUFF, MISSOURI

as Buyer

Dated as of September 4, 2001

D-1

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Form of Deposit Escrow Agreement

B	Form of Indemnity Escrow Agreement

C	Form of Bill of Sale and Assignment and Assumption Agreement

D	Form of Opinion of Seller’s Counsel

F	Form of Opinion of Buyer’s Counsel

Schedules

1.1	Permitted Encumbrances

2.1(b)(i)	Programming and Retransmission Consent Agreements Being Assigned

2.1(b)(viii)	Excluded Assets

4.3	Required Consents

4.4	Financial Statements

4.6(a)	Owned Real Property

4.6(b)	Leased Real Property

4.7(b)	Personal Property Leases

4.8	Governmental Authorizations

4.9	Agreements

4.10	Pole Attachment Agreements; Related Agreements

4.10A	Agreements Not Delivered

4.11	Retransmission Consent and Must-Carry; Rate Regulation

4.14(a)	System Plans

4.16	Environmental Matters

4.17	Bonds; Guaranties; Letters of Credit

4.18	Information on the System and Subscribers

6.16	Rebuild Specifications and Budget

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ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT, made as of the 4th day of September, 2001, is by and between the City of Poplar Bluff, Missouri, a Missouri municipality (“Buyer”), and Enstar IV/PBD Systems Venture, a Georgia general partnership (“Seller”).

W I T N E S S E T H:

                  WHEREAS, Seller owns and operates a cable television System (as hereinafter defined) serving areas in and around Poplar Bluff, Missouri, as more particularly described in Schedule 4.18 hereto;

                  WHEREAS, Seller has agreed to convey to Buyer substantially all of its assets comprising or used or usable in connection with its operation of the System, excepting those Excluded Assets specifically set forth in Section 2.1(b) upon the terms and conditions set forth herein;

                  WHEREAS, Buyer has agreed to assume certain specified liabilities of Seller, upon the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:

1. Definitions.

         1.1 Terms Defined in this Section. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

                  “Accounts Receivable” means the sum of 99% of the book value of all subscriber accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates); plus 95% of the book value of all advertising and other accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than ninety (90) days from the invoice date.

                  “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  “Basic Cable Service” means the tier of cable television service that includes the retransmission of local broadcast signals as defined by the Cable Act.

                  “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in St. Louis, Missouri are required or authorized to be closed.

                  “Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., all other provisions of the Cable Communications Policy Act of 1984 and the provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, in each case as amended and in effect from time to time.

                  “City” means the City of Poplar Bluff, Missouri.

                  “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect from time to time.

                  “Communications Act” means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the rules and regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

                  “Compensation Arrangement” means any plan or compensation arrangement, other than an Employee Plan or a Multi-employer Plan, whether written or unwritten, which provides to employees or former employees of Seller or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, and including, but not limited to, any bonus (including any bonus given to motivate employees to work for Seller through the Closing), incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employees fringe benefit plans.

                  “Deposit Amount” means the amount of $3,000,000, being deposited by Buyer with the Escrow Agent pursuant to the Deposit Escrow Agreement to secure Buyer’s performance of its covenants and obligations hereunder.

                  “Deposit Escrow Agreement” means the Deposit Escrow Agreement among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit A.

                  “Employee” means any person employed by Seller.

                  “Employee Plan” means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multi-employer Plan) to which Seller or any of its ERISA Affiliates contributes or has any obligation to contribute or to which Seller or any of its ERISA Affiliates sponsors, maintains or otherwise has liability.

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                  “Encumbrance” means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, charge, assessment, restriction, encumbrance, adverse interest, adverse claim, voting agreement, restriction on transfer or any exception to or defect in title.

                  “Enstar” means Enstar Communications Corporation, a Georgia corporation.

                  “Environmental Claim” means any claim or charge of a violation of or noncompliance with any Environmental Law.

                  “Environmental Laws” means any and all federal, state or local laws, statutes, rules, regulations, ordinances, orders, decrees and other binding obligations: (i) related to releases or threatened releases of any Hazardous Substance to soil, surface water, groundwater, air or any other environmental media; (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the protection of the environment and human health. Such Environmental Laws shall include, but are not limited to, RCRA, CERCLA, EPCRA, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Endangered Species Act and any other federal, state or local laws, statutes, ordinances, rules, orders, permit conditions, licenses or any terms or provisions thereof related to clauses (i), (ii) or (iii) above.

                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

                  “ERISA Affiliate” means, with respect to Seller, (i) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller; (ii) any partnership, trade or business (whether or not incorporated) which, at or any time before, the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Seller; (iii) any entity, which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii); and (iv) any entity which at any time before the Closing Date is or was required to be aggregated with Seller under Section 414(o) of the Code.

                  “Escrow Agent” means Firstar, or any other bank reasonably acceptable to Seller and Buyer.

                  “Expanded Basic Service” means the tier of cable television service offered separately from Basic Cable Service and for a charge in addition to that charged for Basic Cable Service, and that can only be purchased by subscribers that also receive Basic Cable Service, but not including any a la carte programming tier or other programming offered on a per channel or per program basis.

                  “FAA” means the Federal Aviation Administration.

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                  “FCC” means the Federal Communications Commission.

                  “Franchise” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related statutes and ordinances that are necessary or required in order to operate the System and to provide cable television services in the System.

                  “Franchise Area” means, with respect to any Franchise, the geographic area in which Seller is authorized to operate the System pursuant to such Franchise.

                  “Franchise Renewal” means an extension or renewal of the Poplar Bluff Franchise on terms and conditions satisfactory to Buyer in its reasonably exercised discretion.

                  “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

                  “General Partner” means each of Enstar Income Program IV-1, L.P. and Enstar Income Program IV-2, L.P.

                  “Governmental Authority” means (i) the United States of America or (ii) any state of the United States of America and any political subdivision thereof, including counties, municipalities and the like.

                  “Governmental Authorizations” means, collectively, all Franchises and other authorizations, agreements, Licenses and permits for and with respect to the construction and operation of the System obtained from any Governmental Authority.

                  “Hazardous Substance” means any substance, hazardous material or other substance or compound regulated under Environmental Laws, including, without limitation, petroleum or any refined product or fraction or derivative thereof.

                  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, as in effect from time to time.

                  “Indemnity Escrow Agreement” means the Indemnity Escrow Agreement among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit B.

                  “Indemnity Fund” means the aggregate amount of $3,000,000, being deposited by Buyer with the Escrow Agent pursuant to the Indemnity Escrow Agreement in accordance with Section 9.6 and the terms of the Indemnity Escrow Agreement, to provide funds for the payment of any indemnification to which any Buyer Indemnitee shall be entitled under Section 9 hereof.

                  “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the chief financial officer of Enstar or the general manager of the System.

                  “Leases” means the Personal Property Leases and the Real Property Leases.

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                  “Legal Requirement” means any statute, ordinance, code, law, rule, regulation, permit or permit condition, administrative or judicial decree, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                  “License” means any license, permit or other authorization (other than a Franchise) issued by a Governmental Authority, including, but not limited to, the FCC, used or useful in the operation of the System (including but not limited to TV translator station licenses, microwave licenses (including but not limited to Cable Television Relay Services “CARS”) and TVRO earth station registrations).

                  “Limited Partner” means each of the limited partners of each General Partner.

                  “Limited Partner Consents” means the written consents of the Limited Partners of Enstar Income Program IV-1, L.P. and Enstar Income Program IV-2, L.P. that are necessary for the consummation of the transactions contemplated by this Agreement by Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to Seller.

                  “Material Adverse Effect” means a material adverse effect on any of the business, financial condition, results of operations, assets or liabilities of Seller or the System.

                  “Material Consents” means the Required Consents designated as Material Consents in Schedule 4.3.

                  “Multi-employer Plan” means a plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, to which Seller or any trade or business that would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributed, contributes or is required to contribute.

                  “Outside Closing Date” means April 30, 2002.

                  “Partner Consents” means, collectively, the Limited Partner Consents and the written consents of the General Partners that are necessary for the consummation of the transactions contemplated by this Agreement by Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to Seller.

                  “Past Practices” means the practices used since November 12, 1999, in the System and in any cable system directly or indirectly controlled by Charter that is of comparable size to the System and is located in a geographic area comparable to that in which the System is located.

                  “Permitted Encumbrances” means the following: (i) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar Legal Requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property; (iv) as to interests in Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do

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not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized; and (v) Encumbrances set forth in Schedule 1.1, provided that such Encumbrances set forth in Schedule 1.1 do not individually or in the aggregate materially interfere with Buyer’s right to own, use, lease or operate the Assets subject to such Encumbrances.

                  “Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  “Poplar Bluff Franchise” means the Franchise issued by the City of Poplar Bluff, Missouri.

                  “Real Property” means all of the fee and leasehold estates and, to the extent of the interest, title, and rights of Seller therein, the following: buildings and other improvements thereon, easements, licenses, rights to access, rights-of-way and other real property interests that are owned or held by Seller and used or held for use in the business or operations of the System, plus such additions thereto (including the new headend site being acquired by Seller with respect to the Rebuild) and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with this Agreement.

                  “Related Agreements” means all written agreements, instruments, affidavits, certificates and other documents, other than this Agreement, that are executed and delivered by Buyer or Seller pursuant to this Agreement or in connection with Buyer’s purchase of the Assets or any other transactions contemplated by this Agreement, regardless of whether such agreements, instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

                  “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Real Property (owned, leased or used by easement), including the movement of contaminants through or in the air, soil, surface water or groundwater above, in or below any parcel of Real Property.

                  “Remedial Action” means any and all actions required to (i) clean up, remove, treat or in any other way address contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of contaminants so they do not migrate or endanger public health or welfare of the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                  “Required Consents” means any consent of any Governmental Authority or other Person under any License, Franchise, Agreement or other instrument which is necessary as a condition to the transfer or assignment of any such License, Franchise, Agreement or other instrument or as a condition to the consummation of the transaction contemplated by this Agreement and the Related Agreements.

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                  “SEC” means the United States Securities and Exchange Commission.

                  “System” means the cable television system serving the community of Poplar Bluff, Missouri.

                  “Taxes” or “Tax” means and includes, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding and other taxes, assessments, levies, fees, duties, tariffs and other charges of any kind imposed upon Seller or any of the Assets, as applicable, by federal, foreign, state or local law, together with any interest and any penalties, or additions to tax and additional amounts, validly imposed with respect to such taxes.

                  “Transferable Franchise Area” means any Franchise Area with respect to which (A) any Required Consent necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act, or (B) no Required Consent is necessary under a Franchise in connection with the consummation of the transactions contemplated by this Agreement.

                  “Voting Period” means the period during which the Limited Partners are entitled to vote to approve or disapprove the transactions contemplated by this Agreement, pursuant to Section 6.13.

                  “WARN Act” means the Worker Adjustment Retraining and Notification Act.

2. Sale of Assets; Assumption of Certain Liabilities.

         2.1 Sales of Assets.

                  (a) Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all right, title and interest of Seller in the Assets (as defined herein), free and clear of all Encumbrances other than Permitted Encumbrances. The “Assets” shall mean all of the assets (tangible and intangible, real and personal), owned, leased or otherwise held by Seller and used or usable in connection with the operation of the System; provided, that the Assets shall not include any of the “Excluded Assets,” as defined in Section 2.1(b). Except as expressly set forth in this Agreement, the Assets will be conveyed to Buyer on an “AS IS, WHERE IS” basis without representations or warranties of any kind or manner whatsoever. The Assets shall include, without limitation, the following:

                           (i) all of Seller’s rights under the Agreements, Franchises, Licenses and other Governmental Authorizations and any other instruments relating to operation of the System, and all intangibles relating to operation of the System, including, but not limited to, all claims and goodwill, if any, with respect to the operation of the System;

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                           (ii) all tangible property, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including, without limitation, converters, traps, decoders, switches, and fittings), “headend” (origination, signal processing and transmission) equipment, facilities, vehicles, inventories, supplies and other personal property used or usable in the operation of the System;

                           (iii) all realty, towers, fixtures, leasehold and other interests in Real Property including the microwave link from St. Louis to Poplar Bluff (subject to the conditions set forth in Section 5.7;

                           (iv) all accounts receivable of Seller relating to its operation of the System; and

                           (v) all business, operational, maintenance, tax and financial (relating primarily to the System or the Assets) and engineering records, files, data, drawings, blueprints, schematics and maps, if any, of the System and reports and records concerning suppliers, customers, subscribers and others customary to the management and operation of the System including, but not limited to all FCC public document files.

                  (b) Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the “Excluded Assets”):

                           (i) programming and retransmission consent agreements of Seller;

                           (ii) insurance policies of Seller and rights and claims thereunder;

                           (iii) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Seller;

                           (iv) cash and cash equivalents and notes receivable of Seller;

                           (v) Seller’s trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 6.8;

                           (vi) Seller’s minute books and other books and records related to internal matters and financial relationships with Seller’s lenders and affiliates;

                           (vii) all Employee Plans, Multi-employer Plans and Compensation Arrangements;

                           (viii) the headend equipment purchased by Seller as part of the system rebuild and the assets and properties set forth in Schedule 2.1(b)(viii),

                           (ix) installment sale agreements and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such

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agreements that are listed in Schedule 4.9 hereto and except any such agreements permitted to be entered into by Seller pursuant to Section 6.1(b)(viii).

                           (x) software licenses, including Master Software Licenses; and

                           (xi) vehicles used primarily by system employees which are not being transferred pursuant to Buyer pursuant to this Agreement

         2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth on the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the “Assumed Liabilities”):

                           (i) liabilities and obligations under any Agreements, Governmental Authorizations, Licenses and other instruments included within the Assets and accruing and relating to the period from and after the Closing Date;

                           (ii) liabilities and obligations of Seller to the extent there is a reduction in the Purchase Price pursuant to Section 3.3(a)(ii) with respect thereto; and

                           (iii) liabilities and obligations arising out of Buyer’s ownership or operation of the System from and after the Closing Date, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

All other obligations and liabilities of Seller, including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Agreements assumed by Buyer relating to the time period prior to or on the Closing Date and (c) any claims or pending litigation or proceedings relating to the operation of the System prior to or on the Closing Date shall remain the obligations and liabilities of Seller.

3. Closing.

         3.1 Purchase Price. The aggregate purchase price payable for the Assets shall be Eight Million Dollars ($8,000,000), as adjusted at the Closing pursuant to Section 3.3(a) (the “Purchase Price”), and as further adjusted post-Closing pursuant to Sections 3.3(b), 3.6, (as so adjusted, the “Adjusted Purchase Price”).

         3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the “Closing”) shall take place at 9:00 a.m. at the offices of Charter Communications, 12405 Powerscourt Drive St. Louis, Missouri 63131 on the last Business Day of the calendar month that is at least five (5) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7.3, 7.4, 7.9, 8.3, 8.4 and 8.6 hereof, but, subject to Section 11.1(b) hereof, no later than the Outside Closing Date (such date on which the Closing actually occurs, the “Closing Date”). At Closing, (a) Buyer shall deliver to Seller the Purchase Price (as adjusted pursuant to Section 3.3(a)), less (i) the amount of the Deposit Amount and all interest and other earnings accrued thereon and (ii) the amount of the Indemnity Fund, in immediately

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available funds by wire, inter-bank or intra-bank transfer, in accordance with Seller’s written instructions, to be delivered to Buyer at least three (3) Business Days prior to Closing; (b) Buyer and Seller shall cause the Escrow Agent to deliver to Seller the Deposit Amount and all interest and other earnings accrued thereon, in accordance with the terms of the Deposit Escrow Agreement, which amount shall be credited against the Purchase Price; and (c) Buyer shall deliver the Indemnity Fund to the Escrow Agent, in accordance with the terms of the Indemnity Escrow Agreement and the Escrow Agent’s instructions.

         3.3 Adjustment of Purchase Price.

                  (a) The Purchase Price shall be subject to adjustment, as of 11:59 p.m. (St. Louis, central time) on the Closing Date, to, among other things, reflect, in accordance with GAAP, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of the System for any period prior to such time on the Closing Date are for the account of Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of Seller that Buyer does not assume) attributable to the operation of the System from and after such time on the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price pursuant to this Section 3.3(a) shall consist of the following:

                           (i) an increase in the Purchase Price by an amount equal to the sum of:

                                    (A) all prepaid items relating to the ownership or operation of the Assets or the System and for which Buyer will receive a benefit after the Closing, which prepaid items shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include, without limitation, all such prepaid items attributable to: real and personal property taxes and assessments levied against the Assets; real and personal property rentals; pole rentals; and power and utility charges;

                                    (B) the amount of the Accounts Receivable; and

                           (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                                    (A) the amount of all subscriber prepayments, credit balances and deposits held by Seller as of the Closing Date with respect to the System;

all accrued and unpaid expenses relating to the ownership or operation of the Assets and the System, including accrued and unpaid franchise fees and copyright fees (which accrued and unpaid expenses shall be prorated between Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 3.3(a)(i)(A) above);

Seller shall deliver to Buyer, not less than seven (7) Business Days prior to the Closing Date, a certificate signed by Seller (the “Pre-Closing Certificate”), which shall specify Seller’s good faith best estimate of the adjustments to the Purchase Price required under this Section 3.3(a)

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above, calculated as of the Closing Date and prepared consistent with GAAP. The Pre-Closing Certificate shall be accompanied by reasonably detailed documentation supporting the calculations set forth therein. Buyer shall have the right to challenge the content of the Pre-Closing Certificate within four (4) Business Days following delivery if Buyer believes, in good faith, that it is in error. Buyer and Seller shall use good faith efforts to resolve any disputes with respect to the Pre-Closing Certificate prior to the Closing Date. If any such dispute is not resolved prior to the Closing, the amount of the Purchase Price paid to Seller at Closing shall be based on the adjustments to the Purchase Price set forth in the Pre-Closing Certificate.

                  (b) Within 120 days after the Closing Date, Buyer shall deliver to Seller a certificate signed by Buyer (the “Post-Closing Certificate”), which shall set forth Buyer’s final adjustments to the Purchase Price to be made pursuant to Sections 3.3(a) and any additional adjustments to be made pursuant to Sections 3.6, 6.16(b) and 6.17, together with such documentation as may be necessary to support Buyer’s determination thereof; and, thereafter, Buyer shall provide Seller with such other documentation relating to the Post-Closing Certificate as Seller may reasonably request. If Seller wishes to dispute the final adjustments to the Purchase Price to be made pursuant to Sections 3.3(a), 3.6, 6.16(b) and 6.17, as reflected in the Post-Closing Certificate, Seller shall, within thirty (30) days after its receipt of the Post-Closing Certificate, serve Buyer with a written description of the disputed items together with such documentation as Buyer may reasonably request. If Seller notifies Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if Seller fails to deliver its report of any proposed adjustments within the thirty (30)-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate shall be conclusive, final and binding on Buyer and Seller as of the last day of such thirty (30)–day period. If Buyer and Seller cannot resolve any dispute within thirty (30) days after Buyer’s receipt of Seller’s written objection, Buyer and Seller, shall, within the ten (10) days following expiration of such thirty (30)–day period, appoint KPMG or such other independent public accounting firm of national reputation as is agreed upon by the parties to resolve the dispute, provided such firm is not the auditor for either Buyer or Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by Seller. Such firm shall report its determination in writing to Buyer and Seller, and such determination shall be conclusive and binding on Buyer and Seller and shall not be subject to further dispute or review.

                  (c) If, as a result of any resolution reached by Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to Section 3.3(b), Buyer is finally determined to owe any amount to Seller, or Seller is finally determined to owe any amount to Buyer, the obligor shall pay such amount to the other party hereto within three (3) Business Days of such determination. Notwithstanding the foregoing, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount due such other party with respect to any item that is not in dispute within three (3) Business Days of the date on which a dispute no longer exists, in immediately available funds to an account or accounts specified in writing by the obligee. Seller acknowledges and agrees that any amount determined to be payable to Buyer pursuant to Section 3.3(b) shall be paid by Seller and shall not be limited by nor disbursed from the Indemnity Fund.

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         3.4 Instrument of Assignment and Assumption. At the Closing, Buyer and Seller will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, in the form of Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”).

         3.5 Deposit Escrow Agreement. Concurrent with the execution hereof Buyer and Seller shall execute and deliver the Deposit Escrow Agreement, and Buyer shall deposit the Deposit Amount with the Escrow Agent in accordance with the terms thereof.

         3.6 Purchase Price Allocation. Buyer and Seller will use good faith efforts to agree on the allocation of the Purchase Price payable to Seller among the Assets. As soon as practicable following the date hereof, Buyer shall deliver to Seller a proposed allocation. Buyer and Seller shall file the form required to be filed under Section 1060 of the Code consistent with such agreed upon allocation.

4. Representations and Warranties of Seller.

         Seller hereby represents and warrants to Buyer that the following statements are true and correct.

         4.1 Organization, Qualification and Power.

                  (a) Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on.

                  (b) Enstar is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on the business in which it is engaged in the manner in which such business is now carried on. Enstar is the sole general partner of each of the General Partners.

         4.2 Capacity; Due Authorization; Enforceability. Subject to obtaining the Partner Consents all requisite general partnership action required to be taken by Seller for the execution, delivery and performance by Seller of this Agreement and all Related Agreements to which it is a party have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. Enstar has the full legal capacity and legal right, power and authority to execute this Agreement and any of the Related Agreements to which Seller is a party on behalf of each General Partner. Subject to obtaining the Partner Consents, this Agreement has been duly executed and delivered by Seller, and this Agreement and each of the Related Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies

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including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         4.3 Absence of Conflicting Agreements.

                  (a) The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby (provided that all of the Required Consents and the Limited Partner Consents and General Partner Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate Seller’s general partnership agreement; (b) violate any Legal Requirement applicable to Seller, the Assets or the System; (c) conflict with or result in any breach of or default under any contract, note, mortgage or agreement to which Seller is a party or by which Seller is bound.

                  (b) Except for the Required Consents listed in Schedule 4.3, the Partner Consents and the expiration or termination of the applicable waiting period(s) under the HSR Act, no approval, consent, authorization or act of or any declaration, filing, application, registration or other action with any Person or any foreign, federal, state or local court or Governmental Authority is necessary for the consummation of the transactions contemplated in this Agreement and the Related Agreements in accordance with the terms hereof and thereof.

         4.4 Financial Statements; Absence of Undisclosed Liabilities; Accounts Receivable. Seller has delivered to Buyer true and correct copies of the financial statements identified in Schedule 4.4 (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Seller and have been prepared in accordance with GAAP. The Financial Statements present fairly the financial condition and results of operations of Seller at the respective dates thereof and throughout the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end accruals and audit adjustments and to the absence of footnotes thereto.

         4.5 Absence of Certain Changes. Since December 31, 1999, Seller has operated the System in the ordinary course of business and has not:

                  (a) made any sale, assignment, lease or other transfer of assets used or usable in connection with the System other than in the ordinary course of business (unless such assets were unnecessary or obsolete);

                  (b) made or promised any material increase in the salary or other compensation payable or to become payable to any Employee of Seller other than in the ordinary course of business or as contemplated under any employment arrangement currently in effect; or

                  (c) experienced any occurrence or been involved in any transaction which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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         4.6 Real Property; Leases; Condemnation.

                  (a) Schedule 4.6(a) contains a list of the parcels of Real Property owned by Seller and included in the Assets, or being acquired by Seller as the new headend site with respect to the Rebuild, which site shall be included in the Assets. Seller has good title to each such parcel of Real Property and all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

                  (b) Schedule 4.6(b) contains a list of the leases under which Seller is lessee of any Real Property owned by any third party (“Real Property Leases”). Copies of all written Real Property Leases listed in Schedule 4.6(b) have been delivered to Buyer. Such Real Property Leases are in full force and effect.

         4.7 Personal Property.

                  (a) Seller owns and has good title to all of the tangible personal properties and intangible properties included within the Assets.

                  (b) Schedule 4.7(b) contains a list, as of the date hereof, of each lease or other agreement or right, under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party (“Personal Property Leases”) other than any such Personal Property Lease involving, individually, payments of $25,000 or less or that is terminable on sixty (60) days’ notice or less.

         4.8 Governmental Authorizations.

                  (a) Identified in Schedule 4.8 are all of the Governmental Authorizations held by Seller and issued in connection with the System or the operation thereof or held by Seller or issued by any Governmental Authority with respect to the System authorizing Seller to install, construct, own or operate a cable television system within the jurisdiction of the issuing body or authority thereof. Copies of all the Governmental Authorizations listed in Schedule 4.8 have been delivered to Buyer. Except as set forth in Schedule 4.8 or as may otherwise be disclosed pursuant to Section 4.8(b), each such Governmental Authorization is in full force and effect. Except as set forth in Schedule 4.8, to Seller’s Knowledge, a written request for renewal has been timely filed pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority with respect to any Franchise expiring within thirty (30) months after the date of this representation.

                  (b) Not more than thirty (30) days following the date of this Agreement, Seller shall have delivered to Buyer a true and complete description of any material noncompliance with the terms of, or material default under, any Governmental Authorization by Seller of which Seller has Knowledge as of the date of such delivery.

                  (c) On the Closing Date, Seller shall be in compliance in all material respects with the terms of all Governmental Authorizations to which it is a party or by which it is bound or affected, and there shall be no material uncured defaults thereunder; provided, that the

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foregoing representation and warranty shall not apply to the Poplar Bluff Franchise in the event that the Franchise Renewal shall have been obtained.

         4.9 Agreements.

                  (a) Except as set forth in Schedule 4.9, as of the date as of this Agreement, with respect to the Assets or operation of the System, Seller is not a party to or bound by:

                           (i) any contract for the purchase, sale or lease of real property or any option to purchase or sell real property;

                           (ii) any installment sale agreement or liability for the deferred purchase price of property with respect to any of the Assets involving payments exceeding $25,000 individually;

                           (iii) any multiple dwelling unit agreement (covering fifty (50) or more units), written agreement with subscribers for cable television service or written hotel and motel agreement, except for such agreements as have been entered into in the ordinary course of business; or

                           (iv) any other contract, agreement, commitment, understanding or instrument, including any retransmission consent agreement, that is material to Seller, the System or the Assets, other than those instruments referred to in Sections 4.6(b), 4.7(b) and 4.10 and other than agreements and instruments involving payments, individually, of $25,000 or less or that are terminable on sixty (60) days’ notice or less (collectively, with such other agreements described in clauses (a)(i) through (iii), and the Pole Attachment Agreements and other agreements and instruments referred to in Sections 4.6(b), 4.7(b) and 4.10, as well as such Agreements as are not required to be listed in any Schedule hereto, the “Agreements”). Seller has delivered to Buyer copies of all Agreements that are identified in Schedule 4.9. All of the Agreements are in full force and effect.

                  (b) Seller is in compliance in all material respects with the terms of all Agreements to which it is a party or by which it is bound or affected, and there are no material uncured defaults thereunder.

         4.10 Pole Attachment Agreements; Related Agreements. Schedule 4.10 contains a list, as of the date hereof, of all contracts, agreements and understandings (other than the Governmental Authorizations listed in Schedule 4.8 and the Agreements described in Section 4.9) with respect to the Assets or System to which Seller is a party or by which it is bound relating to: (i) the use of any public utility facilities including, without limitation, all pole line, joint pole or master contracts for pole attachment rights and the use of conduits (herein called “Pole Attachment Agreements”), (ii) the use of any microwave or satellite transmission facilities or (iii) the sale of cablecast time to third parties for advertising or other purposes. Except as set forth in Schedule 4.10A, Seller has delivered to Buyer copies of all Pole Attachment Agreements and other agreements and instruments referred to in Schedule 4.10.

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         4.11 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

                  (a) Set forth in Schedule 4.11 is a list of the stations within the System that have elected “must-carry” or retransmission consent status pursuant to the Cable Act. Seller has delivered to Buyer copies of all retransmission consent agreements and copies of all must-carry election notices that are in Seller’s possession. To Seller’s Knowledge, each station carried by the System is carried pursuant to a retransmission consent agreement, “must-carry” election or other programming agreement.

                  (b) Seller has filed with the Copyright Office all required statements of account with respect to the System that were required to have been filed since July 1, 1999 in accordance with the Copyright Act of 1976 and regulations promulgated pursuant thereto (collectively referred to herein as the “Copyright Act”), and Seller has paid all royalty fees payable with respect to the System since July 1, 1999. Seller has delivered to Buyer copies of all Statements of Account referred to in this Section 4.11(b).

                  (c) Seller has not, since November 12, 1999, received any written notice that, and Seller has no Knowledge that since January 1, 1999, it or the System: (i) is not or has not been in compliance in all material respects with the Communications Act and all applicable rules of the FCC, except for such compliance which would not be reasonably expected to have a Material Adverse Effect; or (ii) has not made all material filings required to be made by it with the FCC in connection with the System or provided all material notices to customers of the System required under the Communications Act and the FCC’s rules and regulations, other than such filings and notices, the failure of which to be made or provided would not be reasonably expected to have a Material Adverse Effect. Schedule 4.11 sets forth the cable television service rates charged in the System. Seller has not, since November 12, 1999, received any notice that any of such rates are not permitted rates under the rules and regulations of the FCC. Schedule 4.11 also sets forth a list, as of the date hereof, of all pending rate complaints on file at the FCC with respect to the System.

         4.12 Litigation. Except as set forth in Schedule 4.12, and except as may be disclosed pursuant to Section 4.8(b), there is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment pending, or to Seller’s Knowledge threatened, against or relating to Seller or the System other than (i) FCC and other proceedings generally affecting the cable television industry and not specific to Seller; and (ii) routine collection actions with respect to the payment by subscribers for services rendered by Seller and other proceedings and actions arising in the ordinary course of business that are covered by Seller’s insurance policies.

         4.13 Compliance with Laws. Except as may be disclosed pursuant to Section 4.8(b) or Section 4.12, Seller has not, since November 12, 1999, received any notice of any claim by any Governmental Authority, and Seller has no Knowledge that it has not been or is not in compliance with any Legal Requirement applicable to it, the System or the Assets.

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         4.14 Employee Benefit Plans.

                  (a) Except as disclosed in Schedule 4.14(a), there is no new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement that will affect the benefits of Employees or former Employees of the System and that is to become effective after the date of this Agreement.

                  (b) Each Employee Plan and Compensation Arrangement has been established, maintained, operated and administered in accordance with its own terms and, where applicable, ERISA, the Code, and any other applicable Legal Requirement.

                  (c) To Seller’s Knowledge no lien has arisen under Section 412 of the Code or Section 302 of ERISA in favor of any System Plan.

         4.15 Labor Relations; Employees.

                  (a) Seller is not a party to any collective bargaining agreement or other contract with any labor organization regarding any of the Employees of the System; Seller has not recognized any union or other collective bargaining representative of any group of Employees of the System; and no union or other collective bargaining representative has been certified as representing any of the Employees of the System.

                  (b) There currently is no (i) unfair labor practice charge or complaint against Seller involving any Employee of the System pending before the National Labor Relations Board, any state labor relations board or any court or tribunal, (ii) grievance or other claim involving any Employee of the System pending before any Governmental Authority against Seller, or (iii) arbitration proceeding arising out of or under any collective bargaining agreement pending before any Governmental Authority against Seller involving any Employee of the System;

                  (c) Except with respect to ongoing disputes of a routine nature or involving immaterial amounts, Seller has paid in full to all of its Employees providing services to the System all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees.

         4.16 Environmental Matters. Except as set forth in Schedule 4.16, and except for any such noncompliance of an insubstantial nature that has been remedied as required by applicable Environmental Laws: (a) Seller’s operations with respect to the System have complied and comply in all material respects with all applicable Environmental Laws; (b) Seller has not used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for gasoline and diesel fuel and such use of Hazardous Substances (in cleaning fluids, solvents and other similar substances) customary in the construction, maintenance and operation of a cable television system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for Remedial Action, and (c) to Seller’s Knowledge, the Real Property complies and has complied in all material respects

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with all applicable Environmental Laws. Except as set forth in Schedule 4.16, to Seller’s Knowledge, no underground storage tank is located under any of the Real Property, and to Seller’s Knowledge, none of the Real Property has been used as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes. Seller has delivered to Buyer copies of all assessments, studies, reports and surveys relating to the environmental condition of the Real Property, including but not limited to the presence or alleged presence of Hazardous Substances at or on the Real Property, that are in the possession or under the control of Seller. To Seller’s Knowledge, no ambient asbestos is present at the Real Property.

         4.17 Bonds; Letters of Credit. Schedule 4.17 sets forth a list of all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Seller in connection with its operation of the System.

         4.18 Information on the System and Subscribers.

                  (a) Schedule 4.18 sets forth a materially accurate statement, as of the date(s) set forth in said Schedule, of the following information with respect to the System:

                           (i) the total number of Subscribers served;

                           (ii) the bandwidth capacity specified in MHz; and

                           (iii) the channel line-up and rate card.

                  (b) Seller has made available to Buyer all existing system engineering drawings and “as built” maps with respect to the System that are in the possession of Seller and that have been requested by Buyer or its representatives for review.

         4.19 Broker; Brokers’ Fees. Except for Daniels & Associates, Inc., which has been retained by and whose fee shall be paid by Seller, neither Seller nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by Seller.

5. Representations and Warranties of Buyer.

         Buyer represents and warrants to Seller that the following statements are true and correct:

         5.1 Organization, Qualification and Power. Buyer is a municipality validly existing and in good standing under the laws of the State of Missouri, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. On the Closing Date, Buyer will be

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duly qualified to do business in all jurisdictions where the ownership and operation of the Assets and System requires such qualification.

         5.2 Capacity; Due Authorization; Enforceability. All requisite corporate action required to be taken by Buyer for the execution, delivery and performance by Buyer of this Agreement and all Related Agreements to which Buyer is a party have been duly performed. Buyer has the full legal capacity and legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and this Agreement and each of the Related Agreements to which Buyer is a party, upon execution and delivery, will be, a legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         5.3 Absence of Conflicting Agreements. The execution and delivery of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby (provided all of the Required Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate any Legal Requirement applicable to Buyer, the Assets on the System; (b) conflict with or result in a breach of or default under any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer’s knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer’s or Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Financial Capability. Buyer has the financial capability, including to obtain financing, necessary to consummate the transactions contemplated in this Agreement, in accordance with the terms hereof, including payment of the Purchase Price.

         5.6 Brokers. Buyer acknowledges that Allen Davis of United Telesystems, Inc. has been acting on its behalf in connection with the transactions contemplated by this Agreement and that Buyer shall be responsible for all costs incurred and liabilities for any finders’ or brokers’ fees or commissions by Allen Davis of United Telesystems, Inc. in connection with the transactions contemplated by this Agreement.

         5.7 Microwave Link Access As a condition for including the microwave links fromSt. Louis to Poplar Bluff in the Sale Assets Buyer agrees to enter into a long term agreement on the Closing Date to provide access to the microwave links to the owner of Enstar system

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assets in Dexter, Missouri and Malden, Missouri on terms mutually acceptable to both parties and typical to the industry.

6. Covenants of Seller and Buyer.

         6.1 Continuity and Maintenance of Operations.

                  (a) Except as Buyer may otherwise agree in writing, until the Closing Seller shall operate the System in the ordinary course of business consistent with Past Practices and shall:

                  (b) (i) maintain and repair the Assets in the ordinary course of business consistent with its year 2001 budgets, and at Closing the Assets will be in substantially the same condition as they are in as of the date hereof, subject to ordinary wear and tear;

                           (ii) use commercially reasonable efforts to comply with Legal Requirements applicable to the System;

                           (iii) not conduct promotional activities inconsistent with Past Practices;

                           (iv) continue its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent, in accordance with Past Practices; and

                           (v) not enter into installment sale agreements and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, which agreements collectively will involve aggregate payments in excess of $25,000 following the Closing Date.

                  (c) Except as required by law and except as budgeted by Seller, after the date of this Agreement, Seller will not, without giving prior written notice to Buyer, change customer rates for any tier of service or charges for remote or installation, make channel additions, channel substitutions, change the channel lineups or implement any retiering or repackaging of cable television programming offered by the System, or change billing, collection or installation practices.

         6.2 Access to Seller; Confidentiality.

                  (a) Upon reasonable advance notice, Seller shall afford to the officers, employees and authorized representatives of Buyer and to the employees and authorized representatives of Buyer’s equity and financing sources reasonable access during normal business hours to the System and to its offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) that relate to the System and the operation thereof.

                  (b) Until Closing Buyer (i) shall use reasonable efforts to cause its officers, employees and representatives and the employees, representatives and agents of Buyer’s equity and financing sources to hold in strict confidence all information furnished to any of them by

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Seller in connection with the transactions contemplated by this Agreement that is not otherwise available to the public (the “Confidential Information”), and (ii) shall not, without the prior written consent of Seller, release or disclose any Confidential Information to any other person, except (A) to the extent required by applicable law, (B) as necessary in connection with filings, approvals and rulings to be obtained from any governmental agency, including, but not limited to, the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”), the SEC and the Internal Revenue Service (it being understood that any such filing may include the filing of a copy of this Agreement), (C) to Buyer’s equity and financing sources and its officers, employees or representatives who are informed by Buyer of the confidential nature of the Confidential Information, (D) as necessary to obtain consents to the transfer of any Franchise or otherwise necessary for the consummation of the transactions contemplated by this Agreement, and (E) as otherwise permitted by the remainder of this Section 6.2(b). In the event Buyer or any person to whom Buyer transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information, Buyer shall provide Seller with prompt notice so that Seller may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.2(b), or both. In the event that such protective order or other remedy is not obtained, or that Seller waives compliance with the provisions of this Section 6.2(b), Buyer shall furnish only that portion of the Confidential Information which is legally required.

                  (c) Following the Closing, upon reasonable notice by Buyer, Seller shall afford to Buyer’s officers, employees, accountants and other authorized representatives, reasonable access to Seller’s business and financial records and accountants that relate to the System to enable Buyer to obtain information and data reasonably required in connection with the preparation of Buyer’s financial statements and any regulatory filings relating to the System.

         6.3 Notification.

                  (a) Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

                  (b) If Buyer or Seller acquires actual knowledge before the Closing Date that a material breach of any of Seller’s or Buyer’s (as the case may be) representations or warranties has occurred, the party acquiring such actual knowledge shall provide prompt written notice to the other describing such breach. Notwithstanding the foregoing, no notice or information delivered by or to any party shall affect the other party’s right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         6.4 No Public Announcement. Prior to the Closing Date, neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

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         6.5 Regulatory Filings. As soon as may be reasonably practicable, but in no event later than thirty (30) days after the date hereof, Buyer and Seller shall file or cause to be filed with the FTC and DOJ such Notifications and Report Forms relating to the transactions contemplated hereby as are required by the pre-merger notification rules issued under the HSR Act. Buyer and Seller shall: (i) promptly supply each other with any information provided in response to any requests for additional information made by either of such agencies, and (ii) use all reasonable efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date. Buyer and Seller shall share equally all filing fees associated with any Notification and Report Form required to be filed in connection with this Agreement.

         6.6 Employees; Employee Benefits.

                  (a) Subject to the following sentence, effective as of and contingent upon the Closing, Buyer shall make offers of employment to such Employees who render services to the System as Buyer shall determine, in its sole and absolute discretion (each Employee who accepts Buyer’s offer of employment and who becomes an employee of Buyer effective as of the Closing hereinafter called a “Transferred Employee”). Not less than thirty (30) days prior to the Closing, Buyer shall notify Seller in writing of the Employees to whom Buyer intends to offer employment, and Buyer shall make offers of employment to such Employees in accordance with the preceding sentence. Prior to Closing Seller shall take all actions reasonably necessary to comply with the WARN Act, if applicable, and any applicable comparable state laws. Seller shall pay when required all compensation and shall provide all benefits to its respective Employees as are required, and, except as set forth in Section 6.6(b), Seller shall retain liability for all obligations and liabilities owed to its Employees that relate to periods prior to the Closing Date.

                  (b) Buyer shall offer group health plan coverage to all Transferred Employees and their spouses and eligible dependents who are covered on the Closing Date under a group health plan maintained or contributed to by Seller, and such coverage shall be the same, and shall be subject to the same terms and conditions, as Buyer provides to similarly situated employees, provided that such coverage shall be effective as of the Closing. Seller shall have full responsibility and liability for offering and providing “continuation coverage” to any “covered employee” who is an Employee, and to any “qualified beneficiary” of such Employee, and who is covered by a “group health plan” sponsored or contributed to by Seller (all such group health plans of Seller individually and collectively called “Seller’s Health Plans”) to the extent that such continuation coverage is required to be provided by Seller under Code Section 4980B, and the regulations promulgated thereunder, as a result of a “qualifying event” experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the Code and Section 601 et seq. of ERISA.

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         6.7 Required Consents.

                  (a) Following the execution hereof, until the Closing Date, Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Seller, to obtain all Required Consents, including Required Consents under the Franchises, Licenses and Agreements. Seller and Buyer shall prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including FCC Forms 394 or other appropriate forms, to the extent Seller determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer, in connection with the consummation of the transactions contemplated by this Agreement, of the Governmental Authorizations. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any Agreement. Notwithstanding subsection (c)(i) hereof, and subject to subsection (c)(ii) hereof, nothing in this Section 6.7 shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Seller, provided that Seller shall be liable for all obligations or liabilities under each Governmental Authorization or Agreement during the period prior to the Closing Date.

                  (b) Seller shall also use commercially reasonable efforts to cause each such Required Consent relating to a Franchise or Agreement to include provisions that permit (i) Buyer to grant a security interest in such Franchise or Agreement to its lender(s) providing financing to Buyer with respect to the transaction contemplated hereby, and (ii) Buyer to transfer such Franchise or Agreement to any Affiliate of Buyer that agrees in writing as a condition to such transfer to be bound by any and all obligations of Buyer in connection therewith; provided, that Seller shall have no additional obligation with respect to obtaining such provisions if the inclusion of such provisions would cause such Required Consent to be unreasonably withheld, delayed or otherwise conditioned.

                  (c) (i) Buyer agrees that if in connection with the process of obtaining any Required Consent, a Governmental Authority or other Person purports to require any condition or any change to a Franchise, License or Agreement to which such Required Consent relates that would be applicable to either Buyer or Seller as a requirement for granting such Required Consent, which condition or change involves a monetary payment or commitment to such Governmental Authority or other Person, either Buyer or Seller may elect, in its sole discretion, to satisfy such monetary payment or commitment, in which case, Buyer and Seller will accept any condition or change in the License or Agreement to which such Required Consent relates to the extent provided herein.

                           (ii) Subject to the terms of subsection (i) above, Seller shall not agree, without Buyer’s prior written consent, which consent Buyer shall grant or withhold in its reasonably exercised discretion, to any adverse change (other than immaterial, non-monetary changes) to the terms of any Governmental Authorization or Agreement as a condition to obtaining any Required Consent to the assignment of such Governmental Authorization or

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Agreement to Buyer. If in connection with the obtaining of any Required Consent, a Governmental Authority or other third party seeks to impose any condition or adverse change to any Governmental Authorization or Agreement to which such Required Consent relates that would be applicable to Buyer as a requirement for granting such Required Consent, Seller shall promptly notify Buyer of such fact and Seller shall not agree to such condition or adverse change unless Buyer shall, in its reasonably exercised discretion, consent to such condition or change in writing.

                  (d) Buyer shall promptly furnish to any Governmental Authority or other Person from which a Required Consent is requested such accurate and complete information regarding Buyer and its Affiliates, including financial information relating to the cable and other media operations of Buyer and its Affiliates, as a Governmental Authority or other Person may reasonably require in connection with obtaining any Required Consent.

                  (e) It is understood and agreed that nothing herein shall prevent Buyer or its Affiliates (or their employees, agents, representatives and any other Person acting on behalf of Buyer and its Affiliates) from making statements or inquiries to, attending meetings of, making presentations to, or from responding to requests initiated by, Governmental Authorities or other Persons from which a Required Consent is sought or from which Buyer is negotiating for a Franchise Renewal and Buyer shall use commercially reasonable efforts to apprise Seller of all such requests.

         6.8 Use of Transferor’s Name. For a period of 180 days after the Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the System using the name “Enstar” and all derivations and abbreviations of such name and related trade names and marks in use in the System on the Closing Date, such use to be in a manner consistent with the way in which Seller has used the marks. Within 180 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such name or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer.

         6.9 Delivery of Subscriber Information. Between the date of this Agreement and the Closing Date, promptly after the preparation thereof, Seller shall deliver to Buyer true, correct and complete copies of (i) quarterly financial information, including a balance sheet, a statement of income and expenses and a statement of cash flows (ii) quarterly statements of capital expenditures with respect to the System and (iii) monthly subscriber counts for the System prepared by Seller for its internal use.

         6.10 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by Seller shall be shared equally by Buyer and Seller. Buyer and Seller will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax

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information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.11 Further Assurances; Satisfaction of Covenants. Seller and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Seller and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         6.12 Limited Partner Consents. As soon as reasonably practicable following the execution hereof, the General Partners shall file with the SEC proposed proxy materials relating to the General Partners’ solicitation of the Limited Partner Consents. Each General Partner shall use reasonable efforts (i) to have such proxy materials cleared by the SEC (if applicable) so as to enable it to disseminate definitive proxy materials to its respective Limited Partners, (ii) to disseminate such materials, upon receipt of SEC clearance, to its respective Limited Partners and (iii) thereafter to obtain the Limited Partner Consents. Seller shall give Buyer prompt notice when the Limited Partner Consents have been obtained and when any material development has occurred that causes substantial doubt as to whether the Limited Partner Consents will be obtained.

         6.13 Noncompetition Agreement. Seller agrees, on behalf of itself and its direct and indirect subsidiaries, that prior to the fifth anniversary of the Closing Date it will not, without the written consent of Buyer, directly or indirectly, own, manage, operate or control, engage or participate in the ownership, management, operation or control of or be connected as a shareholder, partner, manager, agent or otherwise with any business or company any part of which operates hardwire cable television systems (or which obtains or holds any franchises therefor) within any of the Franchise Areas.

7. Conditions Precedent To Buyer’s Obligations.

         The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

         7.1 Representations and Warranties of Seller. As to the representations and warranties of Seller set forth in Section 4, (1) each of those representations and warranties set forth in Section 4 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and (2) each of the other representations and warranties of Seller set forth in Section 4 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein; provided, that for purposes of each of clauses (1) and (2) above, the representations and warranties shall be deemed

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true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect; and provided, further, that the representations and warranties referred to in this Section 7.1 shall not include the representations and warranties contained in Section 4.8(c) with respect to any Governmental Authorization with respect to which a Franchise Renewal shall have been obtained.

         7.2 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Material Consents. The Material Consents shall have been obtained.

         7.4 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided, that the Buyer shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         7.5 Delivery of Certificates and Documents. Seller shall have furnished to Buyer the following:

                  (a) a certificate of the Secretary or Assistant Secretary of Enstar as to (i) the general partnership agreement of Seller; (ii) all actions taken by and on behalf of Seller and the General Partners to authorize the execution, delivery and performance of this Agreement and the Related Agreements and (iii) the incumbency of officers signing this Agreement and any Related Agreement on behalf of Seller;

                  (b) a certificate of an executive officer of Enstar, certifying on behalf of Seller that the conditions set forth in Sections 7.1 and 7.2 have been met;

                  (c) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

                  (d) the Indemnity Escrow Agreement, duly executed by Seller;

                  (e) a deed, in form and substance reasonably satisfactory to Seller and Buyer, conveying title to each parcel of Real Property owned by Seller to Buyer;

                  (f) copies of all Material Consents obtained on or prior to Closing; and

                  (g) all other documents as are reasonably necessary to transfer title to the Assets to Buyer.

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         7.6 Opinion of Seller’s Counsel. Seller shall have furnished Buyer with an opinion letter, dated the Closing Date, of Curtis S. Shaw, counsel for Seller, in the form set forth in Exhibit D hereto.

         7.7 Partner Consents. The Partner Consents shall have been obtained.

8. Conditions Precedent to Seller’s Obligations.

         Seller’s obligation to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

         8.1 Representations and Warranties of Buyer. As to the representations and warranties of Buyer set forth in Section 5, (1) each of those representations and warranties set forth in Section 5 which is expressly stated to be made solely as of the date of this Agreement or another specified date shall be true and correct in all respects as of such date, without regard to the materiality or Material Adverse Effect qualifiers set forth therein, and (2) each of the other representations and warranties of Buyer set forth in Section 5 shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time, without regard to the materiality or Material Adverse Effect qualifiers set forth therein; provided that for purposes of each of clauses (1) and (2) above, the representations and warranties shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Material Consents. The Material Consents issued by Governmental Authorities shall have been obtained.

         8.4 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Seller shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         8.5 Partner Consents. The Partner Consents shall have been obtained.

         8.6 Delivery of Certificates and Documents. Buyer shall have furnished to Seller the following:

                  (a) a certificate of the [mayor] of Buyer as to (i) resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and (ii)

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the incumbency of officers signing this Agreement and the Related Agreements on behalf of Buyer;

                  (b) a certificate of an executive officer of Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 have been met;

                  (c) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer; and

                  (d) the Indemnity Escrow Agreement, duly executed by Buyer.

         8.7 Opinion of Buyer’s Counsel. Buyer shall have furnished Seller with an opinion letter, dated the Closing Date, of Duncan and Pierce, counsel for Buyer, in the form set forth in Exhibit F.

         8.8 Payment for Assets. Buyer shall have delivered the Purchase Price as provided in Section 3.2.

9. Survival of Representations and Warranties; Indemnification.

         9.1 Survival of Representations and Warranties. The representations and warranties of the parties provided for in this Agreement shall survive the Closing for a period of six (6) months, except representations and warranties relating to environmental matters and title to Real Property, and to Taxes, title to Assets other than Real Property and authority, which representations and warranties shall survive the Closing for the duration of the applicable statute of limitations (the “Indemnity Period”). No claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period; provided, that the written assertion of any claim by a party against the other hereunder with respect to the breach or alleged breach of any representation, warranty (or of a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved.

         9.2 Indemnification.

                  (a) Subject to the provisions of Sections 9.1 and 9.5, Buyer agrees to indemnify and hold harmless Seller, after the Closing, from and against any and all Claims (as defined herein) to the extent such Claims are based upon, arise out of or are related to (i) a breach of any representation or warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Buyer set forth in this Agreement or in any Related Agreement, or (ii) the assertion of any Claim or legal action against Seller by any Person or Governmental Authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing Date.

                  (b) Subject to the provisions of Sections 9.1 and 9.5, Seller agrees to indemnify and hold harmless Buyer, after the Closing, from and against any and all claims to the extent such claims are based upon, arise out of or relate to (i) a breach of any representation or

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warranty, or any failure to perform or comply with any of the covenants, conditions or agreements of Seller set forth in this Agreement or in any Related Agreement or (ii) any liability of Seller arising or accruing on or prior to, or existing on, the Closing Date, except any such liability for which an adjustment to the Purchase Price is made pursuant to Section 3.3(a)(ii); or (iii) any obligation or liability of Seller not assumed by Buyer pursuant to the terms of this Agreement.

         9.3 Assertion of Claims.

                  (a) If Buyer or Seller believes that it has a claim for indemnification, it shall notify the other promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

                  (b) As used in this Section 9 the word “Claim” shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, reasonable attorneys’ fees incurred in connection with the investigation or defense thereof or in asserting rights hereunder).

                  (c) Neither this Section 9 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

         9.4 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any Claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 9.2, the party seeking indemnification (the “Indemnitee”) shall give notice in writing to the party from whom indemnification is sought (the “Indemnitor”). The omission by such Indemnitee to so notify promptly such Indemnitor of any such Claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any Claim shall be asserted or any suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor’s written confirmation of its indemnity obligations hereunder with respect to such Claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee’s consent, which consent shall be not unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee’s control.

         9.5 Limitations of Liability.

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                  (a) For purposes of this Agreement, Claims for indemnification for breach of any representation, warranty, covenant or agreement shall not take into account, give effect to or be qualified by any considerations of materiality or knowledge which may be expressed in such representation or warranty.

                  (b) The amount of any Claim indemnifiable by an Indemnitor pursuant to Section 9.2 shall be reduced by the amount of any insurance proceeds and the amount of any tax benefit resulting from the subject matter of such claim received by the Indemnitee in respect of such claim.

                  (c) Seller shall not be required to indemnify Buyer under Section 9.2(b) with respect to Claims arising from breaches of Seller’s representations or warranties hereunder, and Buyer shall not be required to indemnify Seller under Section 9.2(a) with respect to Claims arising from Buyer’s representations or warranties hereunder, until the aggregate amount of all such Claims against Seller or Buyer, as the case may be, exceeds the aggregate amount of $75,000, in which case the indemnifying party shall be liable for the total amount of all of such Claims starting from the first dollar. Notwithstanding the foregoing, Buyer shall be indemnified by Seller, without limitation by the $75,000 threshold set forth in the preceding sentence, with respect to matters that are or should have been disclosed by Seller pursuant to Section 4.8(b) that remain uncured as of Closing.

                  (d) Seller’s aggregate liability to Buyer for Claims arising from breaches of Seller’s representations and warranties hereunder shall be limited to losses or damages not exceeding the amount of $750,000, except that such limit shall not apply to Claims arising out of representations and warranties relating to title to Assets other than Real Property, Taxes and authority. Buyer’s liability to Seller for Claims arising out of breaches of its representations and warranties hereunder shall be limited to losses or damages not exceeding the aggregate amount of $750,000.

         9.6 Indemnity Escrow Agreement. At the Closing, Buyer, Seller and the Escrow Agent shall execute the Indemnity Escrow Agreement, in accordance with which Buyer will deposit the Indemnity Fund with the Escrow Agent on the Closing Date in order to provide a fund for the payment of any indemnification to which any Buyer Indemnitee is entitled under this Section 9.

10. Termination.

         10.1 Termination. This Agreement may be terminated prior to the Closing only in accordance with the following:

                  (a) At any time by mutual consent of Seller and Buyer;

                  (b) By either Seller or Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party seeking to terminate;

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provided, that, either party may, at its sole option, extend such date for an additional three (3) months if as of such date the conditions to Closing set forth in Sections 7.3 and 8.3 shall have not been satisfied;

                  (c) By either Seller or Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within thirty (30) days after written notice thereof is delivered to the non-terminating party, provided that the terminating party is not also in material breach or material default hereunder;

                  (d) By either Seller or Buyer, if the representations and warranties of the other party (without regard to the materiality or Material Adverse Effect qualifiers set forth therein) are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured by the Outside Closing Date, provided that all of the representations and warranties of the terminating party are true and correct in all respects; provided, that for purposes of this Section 11.1(d), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

                  (e) By Buyer in the event that any of the following shall occur: (ii) as of any date, the Limited Partners holding fifty percent (50%) or more of the Interests of either General Partner shall have affirmatively disapproved the transactions contemplated by this Agreement or (iii) as of the termination of the Voting Period applicable to a General Partner, the Limited Partner Consents with respect to such General Partner shall not have been obtained; provided, however, that for purposes of clauses (i) and (ii) the percentage of Interests disapproving the transactions contemplated by this Agreement shall not include any disapprovals or approvals (as the case may be) that shall have been rescinded, revoked or otherwise withdrawn as of the date of such termination.

         10.2 Breakup Fee. Seller shall pay to Buyer a breakup fee in the amount of $250,000 (the “Breakup Fee”), in accordance with the terms of this Section 10.2, in the event that;

         (a)(i) this Agreement is terminated by Buyer pursuant to Section 10.1(e), and (ii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which the Limited Partners of either General Partner shall have either disapproved the transactions contemplated by this Agreement or (y) the first-occurring date of termination of the Voting Period applicable to a General Partner during which the Limited Partner Consents with respect to such General Partner shall not have been obtained. Seller shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds or by certified check (in accordance with Buyer’s written instructions) within five (5) Business Days following the date of termination pursuant to Section 10.1(e); and (b) the Closing does not occur and this Agreement is terminated solely as a result of the failure to satisfy the conditions to Closing set forth in Section 8.5.

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         10.2 Reimbursement of Expenses. In the event that (i) this Agreement is terminated by Buyer pursuant to Section 10.1(e), (ii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which the Limited Partners of either General Partner shall have disapproved the transactions contemplated by this Agreement, or (y) the first-occurring date of termination of the Voting Period applicable to a General Partner during which the Limited Partner Consents with respect to such General Partner shall not have been obtained, such General Partner(s) for which the Limited Partner Consents shall not have been obtained will reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with the negotiation and performance of this Agreement.

         10.3 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Seller pursuant to this Section 10, prompt written notice thereof shall be given to the other party; and this Agreement shall terminate without further action by any of the parties hereto, and all obligations of the parties hereunder with respect to which this Agreement is terminated shall terminate, except for the obligations set forth in Sections 4.19, 5.7, 6.4, 10.2, 10.3, 10.5, 11 and 20.

         10.4 Attorney’s Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party’s remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

11. Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

12. Entire Agreement.

         Buyer and Seller agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

13. Parties Obligated and Benefited.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its

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duties under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without Seller’s prior consent, to assign this Agreement to any Affiliate of Buyer, unless such assignment will delay the consummation of the transactions contemplated by this Agreement.

14. Notices.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to Seller:	Enstar Communications Corporation 12405 Powerscourt Drive St. Louis, MO 63131 Telephone: (314) 965-0555 Telecopy: (314) 965-0571 Attention: Ralph G. Kelly, Senior Vice President — Treasurer

With a copy to:	Curtis S. Shaw, Esq., Senior Vice President, General Counsel & Secretary

If to Buyer:	City of Poplar Bluff 101 Oak Street Poplar Bluff, Missouri 63801 Telephone: Telecopy: Attention:

With a copy to:	Duncan & Pierce 1900 Northwood Drive P.O. Box 1322 Poplar Bluff, Missouri 63902-1322 Telephone: (573) 785-0699 Telecopy: (573) 785-6510 Attention: Wallace L. Duncan, City Attorney

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 14.

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Notices and other communications provided in accordance with this Section 14 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

15. Amendments and Waivers.

         Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

16. Severability.

         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

17. Section Headings and Terms.

         The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18. Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

19. Governing Law; Consent in Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of Missouri. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in any such court or courts located within the State of Missouri as is prohibited by law, and the parties consent to the jurisdiction of said court

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or courts located within the State of Missouri and to service of process by registered mail, return receipt requested, or by any other manner provided by law. Each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or any other agreement or transaction related hereto or the subject matter thereof or thereof may not be enforced in or by such court.

20. Specific Performance.

         The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

[Balance of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

BUYER:

CITY OF POPLAR BLUFF, MISSOURI

By:	/s/ Betty Absheer

Name: Betty Absheer Title: Mayor

SELLER:

ENSTAR IV/PBD SYSTEMS VENTURE

By:	Enstar Income Program IV-I, L.P., General Partner

By:	Enstar Communications Corporation, its General Partner

By:	/s/ Ralph G. Kelly

Name: Ralph G. Kelly Title: SVP — Treasurer

By:	Enstar Income Program IV-2, L.P., General Partner

By:	Enstar Communications Corporation, its General Partner

By:	/s/ Ralph G. Kelly

Name: Ralph G. Kelly Title: SVP — Treasurer

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PRELIMINARY COPY

Consent Solicitation by the General Partner of
Enstar Income Program IV-1, L.P.
Consent Card

         The undersigned record owner (the “Unitholder”) of limited partnership units (the “Units”) of Enstar Income Program IV-1, L.P. (the “Partnership”) hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IN ITS SOLE DISCRETION DETERMINE.

A.  The Charter Sales Proposal

         If no specification is made with respect to the voting on the Charter Sales Proposal, this consent card will be treated as voting to APPROVE the Charter Sales Proposal.

         To carry out and complete the Charter Sales Proposal, as set forth in the Partnership’s consent solicitation statement dated January _____, 2002 (the “Consent Statement”) by:

(I)	Selling all of the Partnership’s 33 1/3% general partner interest in the cable television systems of Enstar Cable of Macoupin County to Charter Communications Entertainment I, LLC pursuant to the Asset Purchase Agreement between Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001, as amended by the Letter Agreements between such parties dated as of September 10, 2001 and November 30, 2001; and

(II)	Selling all of the Partnership’s 50% general partner interest in the Mt. Carmel, Illinois, cable television system of Enstar IV/PBD Systems Venture to Interlink Communications Partners, LLC, pursuant to the Asset Purchase Agreement between Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001, as amended by the Letter Agreements between such parties dated as of September 10, 2001 and November 30, 2001; and

(III)	Amending Section 9.9 of the Partnership’s partnership agreement to read as follows:

“Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm’s length. An affiliate of the Corporate General Partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises.”

APPROVE	DISAPPROVE	ABSTAIN

(please date and sign on the other side)

B. The Poplar Bluff Proposal

     If no specification is made with respect to the voting on the Poplar Bluff Proposal, this consent card will be treated as voting to APPROVE the Poplar Bluff Proposal.

      To carry out and complete the Poplar Bluff Proposal, as set forth in the Partnership's consent solicitation statement dated January __, 2002 (the “Consent Statement”) by:

      Selling all of the Partnership's 50% general partner interest in the Poplar Bluff, Missouri, cable television system of Enstar IV/PBD Systems Venture to the City of Poplar Bluff, Missouri, pursuant to the Asset Purchase Agreement by and between Enstar IV/PBD Systems Venture, as Seller, and City of Poplar Bluff, Missouri, as Buyer, dated as of September 4, 2001.

APPROVE	DISAPPROVE	ABSTAIN
☐	☐	☐

         The undersigned hereby acknowledges receipt of the Consent Statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated ___________________________________________, 2002

(Unitholder’s Signature)

(Unitholder’s Signature)

Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.

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